EXECUTION VERSION
Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GENEDX HOLDINGS CORP.,
a Delaware corporation,
PROJECT FLARE MERGER SUB, INC.,
a Delaware corporation,
FABRIC GENOMICS, INC.,
a Delaware corporation,
AND

MARTIN REESE,
as the Agent,

Dated as of April 15, 2025
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Page
1.1    Defined Terms    2
1.2    Interpretation    22
ARTICLE 2 THE MERGER    23
2.1    The Merger.    23
2.2    Closing    23
2.3    Closing Deliveries.    24
2.4    Effect on Company Securities.    25
2.5    Payment Procedures.    28
2.6    Post-Closing Adjustment.    30
2.7    Milestone Payments.    32
2.8    Withholding Rights    35
2.9    Dispute Resolution.    36
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY    36
3.1    Organization of the Company    37
3.2    Authorization.    37
3.3    Capitalization.    38
3.4    Title to and Sufficiency of Properties and Assets.    40
3.5    Environmental Law and Regulations    40
3.6    Absence of Certain Activities or Changes    41
3.7    Company Contracts.    41
3.8    Noncontravention.    45
3.9    Financial Statements and Operating Budget.    45
3.10    Liabilities    46
3.11    Taxes.    47
3.12    Compliance with Law.    49
3.13    Permits    50
3.14    Regulatory Matters.    50
3.15    Litigation    51
3.16    Employment Matters.    51
3.17    Employee Benefit Plans.    54
3.18    Intellectual Property.    56
3.19    Privacy, Data and Data Security.    63
3.20    Transactions with Certain Persons    64
3.21    Insurance    65
3.22    No Brokers    65
3.23    Books and Records    65
3.24    Bank Accounts    65
i
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Page
3.25    Customers and Suppliers.    65
3.26    No Additional Representations    66
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES    66
4.1    Organization of the Acquirer Parties    66
4.2    Authorization    66
4.3    Capitalization    66
4.4    Noncontravention.    67
4.5    No Brokers    67
4.6    Merger Sub Activities    67
4.7    No Additional Representations    68
ARTICLE 5 COVENANTS AND OTHER AGREEMENTS    68
5.1    Conduct of Business of the Company    68
5.2    Acquisition Proposals.    71
5.3    Confidentiality; Public Disclosure    72
5.4    Access    72
5.5    Reasonable Efforts    73
5.6    Company Officer Certificate and Spreadsheet    74
5.7    Notice of Developments.    74
5.8    Tax Matters.    75
5.9    Director and Officers Indemnification and Insurance.    77
5.10    Employee Matters.    77
5.11    Parachute Payment Waiver    79
5.12    280G Stockholder Approval    79
5.13    Stockholder Approval    79
ARTICLE 6 CONDITIONS TO THE MERGER    80
6.1    Conditions to Obligations of Each Party to Effect the Merger    80
6.2    Additional Conditions to Obligations of the Company    80
6.3    Additional Conditions to the Obligations of Acquirer    81
ARTICLE 7 TERMINATION    82
7.1    Termination    82
7.2    Effect of Termination    83
ARTICLE 8 INDEMNIFICATION    83
8.1    Survival of Representations; Claims Period.    83
8.2    Indemnification.    84

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Page
8.3    Notice of Claims.    85
8.4    Third Party Claims    86
8.5    Limitations on Indemnity.    87
8.6    Payment of Indemnification Claims; Release of Indemnity Escrow Amount; Set-off.    88
8.7    Remedies    89
8.8    Appointment of Agent.    89
ARTICLE 9 MISCELLANEOUS    91
9.1    Assignment; Binding Effect    91
9.2    Notices    91
9.3    Governing Law    92
9.4    Jurisdiction; Venue    92
9.5    WAIVER OF JURY TRIAL    93
9.6    Amendments and Waivers    93
9.7    Counterpart    93
9.8    Severability    93
9.9    Schedules; Exhibits    93
9.10    No Third Party Beneficiaries    93
9.11    Expenses    94
9.12    No Strict Construction    94
9.13    Injunctive Relief; Specific Performance    94
9.14    Further Assurances    94
9.15    Entire Agreement    94
9.16    Post-Closing Representation, Protected Communications    94

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EXHIBITS
Exhibit A        Form of Joinder Agreement
Exhibit B        Form of Written Consent
Exhibit C        Form of Paying Agent Agreement
Exhibit D        Form of Certificate of Merger
Exhibit E        Form of Parachute Payment Waiver
Exhibit F-1        Form of FIRPTA Notice
Exhibit F-2        Form of FIRPTA Notification Letter
Exhibit G        Form of Carve-Out Release Agreement
Exhibit H        Form of Warrant Termination and Joinder Agreement
Exhibit I        Form of Note Termination and Joinder Agreement
Exhibit J        Form of Escrow Agreement

SCHEDULES
Schedule A        Consenting Stockholders
Schedule B        Example Company Net Working Capital Calculation
Schedule C        Designated Employee(s)
Schedule D        Company Knowledge Persons
Schedule E        Spreadsheet
Schedule 2.3(a)(xvi)    IP Assignments
Schedule 2.7(e)        Milestone Obligations
Schedule 5.5(c)        Other IP Assignments
Schedule 6.3(g)        Specified Contractors

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Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”), dated as of April 15, 2025 (the “Agreement Date”), is entered into by and among GeneDx Holdings Corp., a Delaware corporation (“Acquirer”), Project Flare Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Fabric Genomics, Inc., a Delaware corporation (the “Company”) and Martin Reese, solely in his capacity as the representative of the Indemnifying Parties (the “Agent”). Acquirer, Merger Sub, the Company and the Agent are sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Acquirer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Acquirer (the “Merger”) in accordance with this Agreement and the DGCL;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted the Company Board Approval;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, Martin Reese (the “Key Employee”) has executed and delivered to Acquirer an Offer Letter to become effective as of the Closing (the “Key Employee Offer Letter”);
WHEREAS, as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, each of the Company Stockholders set forth on Schedule A (each, a “Consenting Stockholder”) has delivered to Acquirer a joinder agreement in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”); and
WHEREAS, immediately following the execution and delivery of this Agreement, each Consenting Stockholder shall execute and deliver to the Company a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) that, among other things, (a) evidences that the Company Stockholder Approval and the Drag-Along Approval have been obtained and (b) waives any appraisal rights under Section 262 of the DGCL and, if applicable, dissenter rights under Chapter 13 of the CCC, in connection with the Transactions.
AGREEMENT
NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Article 1
DEFINITIONS
1.1Defined Terms. As used herein, the terms below shall have the following meanings. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
“Accounting Standards” means accounting principles generally accepted in the United States, consistently applied.

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“Acquirer Party” means Acquirer and Merger Sub.
“Acquirer Stock” means shares of Class A common stock, par value $0.0001 per share, of Acquirer.
“Acquisition Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a material portion of the assets, net revenues or net income of the Company, or 50% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the aggregate equity interests of the Company, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 50% or more of the aggregate equity interests or assets of the Company, in each case, other than the Transactions, any joint venture or other strategic investment in or involving the Company, including any third party financing, investment in or recapitalization of the Company or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger.
“Adjustment Escrow Account” means the escrow account established by the Escrow Agent to hold the Adjustment Escrow Amount in trust.
“Adjustment Escrow Amount” means $200,000 in cash.
“Adjustment Escrow Fund” means the funds held in the Adjustment Escrow Account.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person. As used in this definition, “control” means (a) the ownership of more than 50% of the voting securities or other voting interest of any Person (including attribution from Related Parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as a general partner, as a manager or otherwise.
“Aggregate Consideration” means (a) the Merger Consideration plus (b) the Company Note Payoff Amount plus (c) all Incentive Bonuses (as defined in the Carve-Out Plan) payable by the Company or Surviving Corporation pursuant to the terms and conditions of the Carve-Out Plan in connection with the Transactions as of and after the Closing.
“Aggregate Closing Consideration” means (a) the Closing Consideration plus (b) the Company Note Payoff Amount plus (c) all Incentive Bonuses (as defined in the Carve-Out Plan) payable by the Company or Surviving Corporation as of the Closing pursuant to the terms and conditions of the Carve-Out Plan.
“AI Data” means any data Processed by or on behalf of the Company in connection with the development, training, operation, provision, deployment or use of Company AI Products, including all Training Data and data inputs and data outputs generated or produced by the Company AI Products.
“AI Commitments” means the Company’s obligations under (a) Company AI Policies, (b) applicable obligations under licenses, consents, agreements, terms, conditions, and permissions relating to AI Technology to which the Company is subject or bound, (c) applicable Law relating to AI Technology, (d) applicable AI Industry Standards, and (e) public representations (including

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representations on Company Websites) made by the Company with regard to the Company’s use of AI Technology.
“AI Industry Standards” means industry standards applicable to validation, bias detection and correction, risk management, and other quality control processes for AI Technology, including (a) the National Institute of Standards and Technology’s (NIST), Artificial Intelligence Risk Management Framework (AI RMF 1.0), (b) the Institute of Electrical and Electronics Engineers’ (IEEE) 7000-2021 - IEEE Standard Model Process for Addressing Ethical Concerns During System Design, (c) the Association for Computing Machinery’s (ACM) Principles for Responsible Algorithmic Systems, and (d) the Food and Drug Administration Draft Guidance for Industry titled Artificial Intelligence-Enabled Device Software Functions: Lifecycle Management and Marketing Submission Recommendations.
“AI Technology” means deep learning, machine learning or other artificial intelligence technologies.
“Ancillary Agreements” means the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Joinder Agreement, the Note Termination and Joinder Agreement, the Warrant Termination and Joinder Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement and executed or to be executed in connection with the Transactions.
“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. sections 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.
“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company as of the Agreement Date.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Stamford, Connecticut are authorized or required by applicable Law to remain closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. No. 116-136, 131 Stat. 281.
“Carve-Out Plan” means the 2019 Retention Plan of the Company, as amended on May 12, 2021.
“Carve-Out Plan Participants” means the individuals set forth on Section 1.1(a) of the Company Disclosure Schedules (the “Carve-Out Schedule”).
“CCC” means the California Corporations Code.
“Closing Cash” means the aggregate amount of all Company Cash as of immediately prior to the Effective Time.
“Closing Consideration” means an amount payable in cash equal to (a) $33,000,000, plus (b) the amount of Closing Cash, plus (c) the Closing Net Working Capital Surplus, if any, minus (d) the Closing Net Working Capital Shortfall, if any, minus (e) the amount of Closing Indebtedness, if any,

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minus (f) the aggregate amount of Transaction Expenses that have not been paid as of immediately prior to the Effective Time.
“Closing Indebtedness” means the aggregate amount of all Company Indebtedness outstanding as of immediately prior to the Effective Time (other than Taxes included in Company Indebtedness, which shall be calculated as of the end of the day on the Closing Date after giving effect to the Transactions).
“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital.
“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital exceeds the Closing Net Working Capital Target.
“Closing Net Working Capital Target” means ($11,731).
“Code” means the U.S. Internal Revenue Code of 1986.
“Commercial Software” means any Software that is commercially available off-the-shelf Software that is commercially available under non-discriminatory pricing terms on a retail basis and (a) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive Software license agreement for a one-time or annual fee of $20,000 or less, (b) is not material to the Company or the Business and (c) has not been modified or customized for the Company.
“Company AI Policies” means the Company’s policies and procedures regarding the Company’s use of AI Technology, whether applicable internally or published on Company Websites or otherwise made available by the Company to any Person.
“Company AI Products” means all Company Products that constitute, employ, deploy, leverage, or make use of AI Technology.
“Company Benefit Plan” means each benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, indemnification, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund, agreement or arrangement that provides benefits to current or former employees, independent contractors, consultants or other non-employee service providers (or beneficiaries thereof).
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Cash” means the cash and cash equivalents of the Company; provided that Company Cash shall (a) exclude (i) all Restricted Cash, (ii) any outstanding checks, draws, ACH debits and wire transfers and (iii) any cash overdrafts (which, for the avoidance of doubt, shall be treated as Company Indebtedness) and (b) include any inbound checks, ACH credits and wire transfers and drafts deposited for the account of the Company.

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“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of the Company.
“Company Controlled IP” means any Company Owned IP and any other rights in, to or under Intellectual Property that are not owned by the Company (solely or jointly with another Person) but which the Company holds or purports to hold to the exclusion of all other Persons.
“Company Data” means all data and information Processed by or for the Company, including Company-Licensed Data, Company-Owned Data and Personal Data.
“Company Data Agreement” means any Contract relating to or otherwise addressing the Company’s Processing of Company Data (including Contracts with third parties relating to the Processing of Company Data) to which the Company is a party or by which it is bound, including the standard terms of service entered into by users of the Company Products (copies of which have been Delivered to Acquirer).
“Company Databases” means each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company at any time.
“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Acquirer in connection with the execution of this Agreement.
“Company Employee” means each current and former officer or employee of the Company.
“Company Equity Plans” means the 2002 Stock Plan, the 2012 Stock Plan and 2023 Stock Plan of the Company, each as amended from time to time.
“Company Equityholders” means, collectively, the Company Stockholders and Company Warrantholders.
“Company Indebtedness” means (without duplication), as to the Company: (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including the Company Notes), incurred or assumed, (b) all obligations for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation (other than current trade payables incurred in the Ordinary Course of Business), (c) any accounts payable of the Company that are overdue in excess of 90 days, (d) any obligations for amounts drawn under any letter of credit, surety bond, debenture, promissory note, performance bond or other similar instrument, (e) all obligations as lessee under leases that are required to be recorded as capital or finance leases under the Accounting Standards (including leases excluded from the balance sheet due to duration of term), (f) all indebtedness of Third Parties secured by an Encumbrance on any asset or property owned or acquired by the Company, (g) any obligation required to be reflected as debt on a balance sheet prepared under the Accounting Standards, (h) all obligations in respect of interest rate and currency swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (i) all unpaid Special Wages Amounts, (j) all unpaid Pre-Closing Taxes (other than Liabilities for Taxes described in clauses (g) and (h) of the definition of “Pre-Closing Taxes”), calculated in accordance with Section 6.1 (whether or not such Liabilities for Taxes would be due and payable as of the time of measurement) and by taking into account any Transaction Tax Deductions to the extent deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of comfort under applicable Tax Law, and (k) all indebtedness of others referred to in clauses (a) through (j) above

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guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company through an agreement to pay or purchase such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.
“Company IP” means any Company Owned IP and any Company Licensed IP, including any Company Controlled IP.
“Company IP Contracts” means any and all Contracts concerning Intellectual Property or IT Assets to which the Company is a party or beneficiary or by which the Company, or any of its properties or assets, may be bound, including all (a) licenses of Intellectual Property by the Company to any Third Party, (b) licenses of Intellectual Property by any Third Party to the Company, (c) other Contracts between the Company and any Third Party relating to the transfer, development, maintenance or use of Intellectual Property, including data, or IT Assets and (d) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets.
“Company IT Assets” means any and all IT Assets currently used or held for use by the Company in connection with the Company’s operation of the Business, Company Products or Company Software.
“Company-Licensed Data” means all data owned by third parties that are Processed by the Company.
“Company Licensed IP” means any Intellectual Property that is licensed to the Company from another Person.
“Company Net Working Capital” means, as of the Measurement Time: (a) the Company’s total current assets (as defined by and determined in accordance with the Accounting Standards) less (b) the Company’s total current liabilities (as defined by and determined in accordance with the Accounting Standards). For purposes of calculating Company Net Working Capital, (i) the Company’s current assets shall exclude (A) Company Cash, (B) any current or deferred Tax assets, (C) any loans or indebtedness of the Company’s officers in favor of the Company and (ii) the Company’s current liabilities shall exclude (A) any current or deferred Tax liabilities, (B) any Transaction Expenses, (C) any Company Indebtedness and (D) 70% of the deferred revenue of the Company. An example calculation of Closing Working Capital as of March 31, 2025 is included in Schedule B, attached hereto for illustrative purposes only.
“Company Note” means any convertible promissory note issued by the Company that is outstanding as of immediately prior to the Effective Time.
“Company Noteholders” means holders of any Company Notes.
“Company Officer Certificate” means a certificate executed by the Chief Executive Officer of the Company and dated as of the Closing Date, certifying, on behalf of the Company:
(a)to (i) the Company’s good faith estimates of the following: (A) Closing Cash; (B) Closing Indebtedness, with a description of the nature of such Company Indebtedness and the Person(s) to whom such Company Indebtedness is owed; (C) Transaction Expenses that are unpaid as of immediately prior to the Effective Time and the Person(s) to whom such Transaction Expenses are owed; (D) the Company Net Working Capital (including an itemized list of each element thereof), the Closing Net Working Capital Surplus (if any) and the Closing Net Working Capital Shortfall (if any); (ii) the

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Company’s balance sheet as of the Closing, prepared in accordance with the Accounting Standards; and (iii) based on the foregoing estimates, the Closing Consideration;
(b)that each of the conditions set forth in Section 6.3(a) and Section 6.3(e) have been satisfied;
(c)(i) the certificate of incorporation of the Company in effect as of the Closing; (ii) the bylaws of the Company in effect as of the Closing; and (iii) the resolutions of the Company Board reflecting the Company Board Approval, all of which shall be attached as exhibits to the Company Officer Certificate;
(d)that the Spreadsheet is true, correct and complete; and
(e)the number of shares of Company Capital Stock which, as of the Closing, have become Dissenting Shares or remain eligible to become Dissenting Shares under the DGCL or CCC.
“Company Option” means any option to purchase Company Common Stock or portion thereof that is outstanding as of immediately prior to the Effective Time, whether vested or unvested.
“Company Optionholders” means the holders of outstanding Company Options.
“Company-Owned Data” means each element of data collected, generated, or received that (a) is used or held for use in the Business that is not Personal Data or Company-Licensed Data and (b) the Company owns or purports to own.
“Company Owned IP” means any Intellectual Property in which the Company has or purports to have an ownership interest (whether solely or jointly with one or more other persons).
“Company Preferred Stock” means the Company Series Seed-1 Preferred Stock, the Company Series Seed-2 Preferred Stock, the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.
“Company Privacy Commitments” means, collectively: (A) the Company’s obligations under the Company Privacy Policies, Privacy Law and Company Data Agreements, (B) providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable, as required for the Processing of Personal Data as conducted by or for the Company, (C) any notices, consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to Personal Data and (D) Law and legally binding industry standards applicable to the protection or Processing of Personal Data, biometrics, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications.
“Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, and (B) public representations (including representations on Company Websites), made by or on behalf of the Company with regard to Personal Data.
“Company Product” means any product or service produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company at any time and any product or service currently under development by the Company, including Fabric Enterprise software-as-a-service bioinformatics solutions (including Fabric GEM and Fabric ACE) and associated software services, software tools and databases, any professional, clinical support, consulting and other services and the Opal platform.

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“Company Series A-1 Preferred Stock” means Series A-1 Preferred Stock of the Company, par value of $0.0001 per share.
“Company Series A-2 Preferred Stock” means Series A-2 Preferred Stock of the Company, par value of $0.0001 per share.
“Company Series Seed-1 Preferred Stock” means Series Seed-1 Preferred Stock of the Company, par value of $0.0001 per share.
“Company Series Seed-2 Preferred Stock” means Series Seed-2 Preferred Stock of the Company, par value of $0.0001 per share.
“Company Software” means all Software owned or purported to be owned by the Company that is incorporated or embedded in the Company Products.
“Company Stockholders” means holders of outstanding Company Capital Stock.
“Company Voting Agreement” means that certain Third Amended and Restated Voting Agreement, dated as of May 14, 2021, by and among the Company and the Company Stockholders set forth on Exhibit A and Exhibit B attached thereto.
“Company Warrantholders” means the holders of Company Warrants.
“Company Warrants” means warrants to purchase shares of Company Capital Stock that are outstanding as of immediately prior to the Effective Time.
“Company Websites” means all websites owned, operated or hosted by the Company through which the Company conducts the Business.
“Confidentiality Agreement” means the mutual non-disclosure agreement between the Company and Acquirer, dated as of November 7, 2024.
“Consent” means any required consent, waiver or approval of a Third Party for the consummation of the Transactions or to the Transfer or amendment of a Contract in connection with the consummation of the Transactions, if applicable.
“Continuing Contractors” means all Specified Contractors who, at the Effective Time, continue their engagement with Acquirer or any of its Subsidiaries, including the Surviving Corporation or the Company.
“Continuing Employees” means all employees of the Company who, at the Effective Time, continue their employment with Acquirer or any of its Subsidiaries, including the Surviving Corporation or the Company.
“Contract” means any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, grant, subsidy, promise, undertaking or other legally binding arrangement, whether written or oral.
“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, Software, web site content; rights to

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compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.
“Default” means (a) any actual breach, violation or default, (b) the existence of circumstances or the occurrence of an event that, with the passage of time or the giving of notice or both, would constitute a breach, violation or default or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of cancellation, termination, modification renegotiation or acceleration.
“Deliver” means (a) providing to Acquirer a copy of any item required to be delivered to Acquirer directly or (b) including any such item in the virtual data room for the Transactions to which Acquirer and its Representatives have access, in each case (clauses (a) and (b)), not less than three Business Days prior to the Agreement Date.
“Designated Employees” means (a) those Company Employees who have received but not accepted an offer of continued employment with Acquirer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates and (b) the Company Employee(s) set forth in Schedule C.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights will have been perfected in accordance with the DGCL and/or, if applicable, the CCC, and not waived, withdrawn or lost, in connection with the Merger.
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Drag-Along Approval” means the approval required under the terms of the Company Voting Agreement to make the drag-along right provided for in Section 4 of the Company Voting Agreement applicable to the Transactions.
“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.
“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, community property interest, mortgage, conditional sales agreement, preference, right of possession, lease, tenancy, license, encroachment, encumbrance, preemptive right, right of first refusal, restriction or promise regarding the use, possession, exercise or transfer of an asset (or any interest therein, including the receipt of any income derived therefrom) to a Third Party, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.
“Environmental Law” means all applicable Law which relate to pollution, the environment, natural resources or human health and safety, including any Law which relates to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other

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natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Accounts” means the Adjustment Escrow Account and the Indemnity Escrow Account.
“Escrow Agent” means PNC Bank, National Association.
“Escrow Amounts” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Escrow Funds” means the Adjustment Escrow Fund and the Indemnity Escrow Fund.
“Escrow Participants” means collectively, (a) the holders of Company Series A-1 Preferred Stock, (b) the Company Noteholders, and (c) the Carve-Out Plan Participants.
“Escrow Pro Rata Share” means, as to a particular Escrow Participant, the quotient equal to (a) the portion of the Aggregate Closing Consideration payable to such Escrow Participant in respect of Company Capital Stock pursuant to Sections 2.4(a), the termination of Company Notes as contemplated by Section 2.4(c), and as an Incentive Bonus (as defined in the Carve-Out Plan) pursuant to the Carve-Out Plan, in each case assuming full release of the Escrow Amounts and Expense Fund, divided by (b) the Aggregate Closing Consideration. The aggregate Escrow Pro Rata Shares of all Escrow Participants shall equal 100%.
“Estimated Closing Consideration” means the Company’s good faith estimate of the Closing Consideration set forth in the Company Officer Certificate.
“European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Agreement Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, manufacture, have manufactured, modify, improve, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of and “Exploitation” means the act of Exploiting.
“FCPA” means the United States Foreign Corrupt Practices Act.

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“FDA” means the United States Food and Drug Administration and any successor agency thereto.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.
“Fraud” means common law fraud with the element of scienter, as interpreted under the Law of the State of Delaware.
“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization of the Company), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.8(a)(i)-(ii) (Non-Contravention), Section 3.11 (Taxes), and Section 3.22 (No Brokers).
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of a limited liability company are its operating or limited liability company agreement and certificate of formation.
“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, supra-national, federal, state, local, municipal, foreign or other government, agency or authority; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal); or (d) any agent or contractor of the foregoing, or bureau, instrumentality or commission or any court, tribunal, judicial or arbitral body, industry or trade or private body exercising any regulatory or quasi regulatory power or authority, including the FDA, European Commission and EMA, and any Institutional Review Board or Ethics Committee.
“Governmental Program” means all “federal health care programs” (as defined by 42 U.S.C. § 1320a–7b(f)), including Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, and any other similar or successor federal, state or local healthcare payment programs with, or sponsored in whole or in part by, any Governmental Authority.
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.
“Health Care Law” means any applicable healthcare Law applicable to the Company or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of such products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and

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relating to promotion and sales of health care products to providers and facilities that bill or submit claims under government healthcare programs, including (a) the FDCA, the PHSA, (b) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. §1395nn et seq); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Law and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a); the Medicare statute (Title XVIII of the Social Security Act); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); and any other similar applicable Law, whether of the United States or any other applicable jurisdiction, (c) the Clinical Laboratory Improvement Amendments of 1988, (d) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (e) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (f) HIPAA and all applicable state privacy and confidentiality Law; (g) state Law relating to fee splitting, professional conduct, licensure, conflicts of interest, patient consent, scope of practice requirements, including the practice of telehealth and healthcare professional supervision, and the corporate practice of medicine, and the management, employment or contracting of licensed professionals; and (h) Law relating to the billing, coding, submission, collection of payments for health care products or services.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.).
“Indemnity Escrow Account” means the escrow account established by the Escrow Agent to hold the Indemnity Escrow Amount in trust.
“Indemnity Escrow Amount” means $3,300,000 in cash.
“Indemnity Escrow Expiration Date” means the 12-month anniversary of the Closing Date.
“Indemnity Escrow Fund” means the funds held in the Indemnity Escrow Account.
“Intellectual Property” means all worldwide intellectual property or industrial property rights protected, created, arising under or recognized by any Law or Governmental Authority, including (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) Domain Names; (f) social media tags, handles and other identifiers and all accounts therefor; (g) other proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results, data (including pre-clinical data), databases, collections and compilations of data, analyses, development tools, information (including scientific, technical, or regulatory information), compilations, processes, methods, algorithms, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques, and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); (h) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing; (i) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and similar payments; and (j) all other rights similar or pertaining to any of the foregoing anywhere in the world.
“IRS” means the Internal Revenue Service of the United States.
“IT Assets” means Software, databases, systems, servers, computers, hardware, firmware, middleware, storage media (e.g., backup tapes), networks, data communications lines, routers, hubs,

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switches, network devices and all other information technology equipment, and all associated documentation.
“Knowledge” means, with respect to the Company, the knowledge of those individuals identified on Schedule D, in each case after reasonable inquiry.
“Law” means any applicable federal, state, local or other domestic or foreign law (including common law), statute, ordinance, rule, regulation, Order, writ, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.
“Material Adverse Effect” means any event, change, condition, circumstance, effect, development, occurrence or state of facts (whether specific to the applicable party or generally applicable to multiple parties) or other matter (“Effect”) that, individually or in the aggregate with all other Effects, has, or would reasonably be expected to have, a material adverse effect on or give rise to a material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets or Liabilities of the Company or (b) the ability of the Company to perform its obligations under this Agreement; provided that no Effect attributable to any of the following shall be taken into account in determining the existence of a Material Adverse Effect solely for purposes of clause (a) above: (i) conditions affecting the industry, financial markets or securities markets in, or the economy as a whole of, the United States; (ii) changes in Law or Accounting Standards (or, in each case, any interpretation, implementation or enforcement thereof) after the Agreement Date; (iii) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions, epidemic, public health event or pandemic; (iv) any failure by the Company to meet any projections, forecasts, revenue or earnings predictions (provided that this clause (iv) shall not prevent a determination that any Effect underlying such failure to meet projections, forecasts or predictions has resulted in a Material Adverse Effect); (v) any action taken (or omitted to be taken) with the written consent of or at the written request by Acquirer or as required by this Agreement; or (vi) resulting from the announcement of this Agreement and/or the consummation of the Transactions; except, in the case of the forgoing clauses (i), (ii) and (iii), to the extent such conditions, changes or events disproportionately affect the Company relative to similarly situated industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).
“Measurement Time” means 12:01 a.m., Eastern Time, on the Closing Date.
“Merger Consideration” means (a) the Closing Consideration plus (b) the portion of the Milestone Payments payable to the Company Stockholders (if and only to the extent payable pursuant to Section 2.7).
“Misconduct Claim” includes, without limitation any actions, allegations, claims, disputes, or suits relating to: (a) harassment, whether or not meeting the legal definition of actionable harassment, discrimination, or retaliation; (b) if made to a subordinate service provider of the Company: (i) sexual advances, (ii) lewd or sexually explicit comments, or (iii) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of

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legitimate works for the Company); (c) if made to a Person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (i) sexual advances or (ii) sexually explicit comments; or (d) retaliatory act for refusing or opposing any of the above.
“Offer Letter” means Acquirer’s customary form of employment offer letter, together with a confidential information and invention assignment agreement.
“Order” means any judgment, decision, decree, direction, instruction, notice, award, injunction, ruling or order of any federal, national, supranational, state, provincial, local or other domestic or foreign court or Governmental Authority that is binding on any Person or its property or assets.
“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.
“Patents” means any and all patents, industrial and utility models, industrial designs, petty patents, design patents, patents of importation, patents of addition, certificates of invention, and other indicia of invention ownership issued or granted by any Governmental Authority; applications for any of the foregoing, including provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications, and all other pre-grant forms of any of the foregoing; extensions, reissues, re-examinations, renewals, or other post-grant forms of any of the foregoing; equivalent or similar rights in inventions and discoveries anywhere in the world; counterparts of any of the foregoing anywhere in the world; and other forms of government issued rights substantially similar to any of the foregoing.
“Paying Agent Agreement” means a payments administrative agreement in substantially the form attached hereto as Exhibit C.
“Per Share Series A-1 Closing Consideration” means an amount equal to (a) the Closing Consideration divided by (b) the number of shares of Company Series A-1 Preferred Stock outstanding as of immediately prior to the Effective Time.
“Permits” means all licenses and operating licenses, permits, concessions, franchises, approvals, clearances, registrations, certificates, rights, grants, exceptions, exemptions, qualifications, privileges, exemptions, authorizations (including marketing and testing authorizations), accreditations, easements, variances, permissions, consents or Orders of, or filings with, or notifications to or lodged with, any Governmental Authority or any other Person, including any marketing authorizations, pricing and reimbursement decisions, and any approvals or filings relating to any pre-clinical or clinical development, together with all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable and/or that are being contested in good faith by appropriate proceedings and have been adequately reserved for on the Company Balance Sheet in accordance with the Accounting Standards, (b) statutory, mechanics’, laborers’ and materialmen or other like liens arising in the Ordinary Course of Business for sums not yet due and payable and not otherwise in default, (c) Encumbrances listed on Section 1.1(b) of the Company Disclosure Schedules, (d) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property which are not material to the Company’s Business, (e) Encumbrances, other than Encumbrances on Intellectual Property, arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of

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Business, and (f) with respect to Intellectual Property, non-exclusive licenses of Intellectual Property granted by the Company in the Ordinary Course of Business to its end user customers solely limited to such customer’s use of Company Products as part of Company’s standard software-as-a-service offering generally available to all of its customers.
“Person” means any person or entity, whether an individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, limited liability limited partnership, business trust, joint stock company, trust, unincorporated association, joint venture, estate, Governmental Authority or other entity or organization.
“Personal Data” means all data and information relating to, describing, linked to or capable of being associated, directly or indirectly, with an identified or identifiable natural Person, household or device, or any other piece of information that is otherwise considered personal data, protected health information, individually identifiable health information, nonpublic personal information, personally identifiable information, personal information, sensitive personal information, sensitive personal data or other analogous term under any applicable Law, which information includes genetic data.
“PHSA” means the United States Public Health Service Act.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means (a) any Liability for any Tax of or owed by the Company in respect of any Pre-Closing Tax Period, (b) all Taxes imposed in respect of a Pre-Closing Tax Period the payment of which Taxes is deferred to a taxable period (or portion thereof) beginning after the Closing Date, (c) all Taxes of any member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law) of the Company (or any predecessor of any such member) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law (by excluding, for the avoidance of doubt, any such group of which Acquirer is the common parent), (d) any payroll Taxes or other Taxes of the Company arising from this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date, (but excluding any payroll Taxes related to compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing), (e) the portion of any Transfer Taxes for which the Company Equityholders are liable pursuant to this Agreement, (f) any Taxes that were deferred pursuant to the CARES Act and any related interest, and (g) any Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.
“Privacy Law” means (a) each Law related to the protection or Processing or both of Personal Data, and includes but is not limited to (i) the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), U.S. state consumer privacy laws, U.S. state healthcare laws, the EU General Data Protection Regulation, HIPAA, the Genetic Information Nondiscrimination Act of 2008, and the Children’s Online Privacy Protection Act of 1998 and (ii) Law relating to the collection and Processing of biometric data, genetic data, direct marketing, e-mails, text

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messages, robocalls, telemarketing or other electronic commercial messages and (b) guidance issued by a Governmental Authority that pertains to the applicable Law outlined in clause (a).
“Pro Rata Share” means, as to a particular Indemnifying Party, the quotient equal to (a) the portion of the Aggregate Consideration payable to such Indemnifying Party in respect of his, her or its shares of Company Preferred Stock pursuant to Sections 2.4(a), in respect of the termination of his, her or its Company Warrants as contemplated by Section 2.4(b), in respect of the termination of his, her or its Company Notes as contemplated by Section 2.4(c), and in respect of his or her Incentive Bonus (as defined in the Carve-Out Plan) paid pursuant to the Carve-Out Plan, in each case, assuming full release of the Escrow Amounts and Expense Fund, divided by (b) the Aggregate Consideration payable to all Indemnifying Parties; provided that the Milestone Payments shall only be included if and to the extent it has become payable pursuant to terms of this Agreement. For purposes of this calculation, shares of Acquirer Stock shall be valued at the Share Value. The aggregate Pro Rata Shares of all Indemnifying Parties shall equal 100%.
“Proceeding” means any suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, charge, claim, complaint, demand, proceeding, hearing, inquiry, audit, request for information or examination, or investigation (whether civil or criminal, formal or informal, administrative or judicial, and whether public or private).
“Process” or “Processing” or “Processed” means, with respect to data, the use, collection, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, sharing, retrieval, consultation, disclosure, dissemination or destruction of such data.
“Product Labeling” means, with respect to a Company Product in a country, (a) the Governmental Authority approved full prescribing information for such Company Product for such country, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Company Product in such country.
“Public Official” means (a) any Representative of any Governmental Authority, (b) any Representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility, (c) any Representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (d) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above and (e) any political party, party official or candidate for political office.
“Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models. For the avoidance of doubt, “Public Software” includes Software licensed, distributed under or otherwise subject to any of the following licenses or distribution models: (a) GNU General Public License (GPL) or GNU Lesser General Public License (LGPL); (b) the GNU Affero General Public License (AGPL); (c) the Artistic License (e.g., PERL); (d) the Mozilla Public License (MPL); (e) the Netscape Public License; (f) the Sun Community Source License (SCSL); (g) the Sun Industry Standards License (SISL); (h) BSD licenses; (i) Apache License; and (j) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org, and any other free, open-source, or “copy left” license or terms that requires as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with it be (i) disclosed or distributed in source code form;

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(ii) be licensed for the purpose of making derivative works; (iii) be redistributable at no charge; or (iv) be licensed subject to a patent non-assert or royalty-free patent license.
“Registered Company IP” means all Registered IP included in the Company Controlled IP.
“Registered IP” means all Intellectual Property that is registered, filed, certified, or issued or otherwise perfected or recorded, or that is the subject of an application, certificate, filing, registration or other document issued, filed, or recorded with or by any Governmental Authority (including the United States Patent and Trademark Office or United States Copyright Office), Internet domain name registrar, or any private or other legal authority and all applications for any of the foregoing, including (a) issued Patents and Patent applications, (b) registered Trademarks and Trademark applications, (c) registered Copyrights and Copyright applications and (d) registered Domain Names.
“Regulatory Approval” means, with respect to a Company Product in a country, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially distribute, sell or market such Company Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto) and (c) approval of Product Labeling.
“Regulatory Authority” means any applicable Governmental Authority that regulates or otherwise exercises authority with respect to the Exploitation of any Company Product or administers Health Care Law.
“Regulatory Permit” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions, accreditations or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Authorities pursuant to a Health Care Law in order to allow the conduct of a regulated activity.
“Related Party” means: (a) each Person who is, or who was at the time of the entry into the transactions or the creation of the interest in question an officer, director or employee of the Company or any Affiliate of the Company, or who, beneficially or of record, held shares of Company Capital Stock representing more than 1% of the total number of shares of Company Capital Stock, or who served as a director, officer or employee of a Person who, beneficially or of record, owned shares of Company Capital Stock representing more than 1% of the total number of shares of Company Capital Stock; (b) each member of the immediate family of each of the Persons referred to in clause (a) above; and (c) each Person that is, or that was at the time of the entry into the transactions or the creation of the interest in question, an Affiliate of the Persons referred to in clause (a) above.
“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.
“Restricted Cash” means any cash or cash equivalents of the Company that is not freely usable by Acquirer or the Surviving Corporation immediately following the Closing because it is subject to restrictions or limitations on use or distribution or Taxes on repatriation by applicable Law, Contract or otherwise.
“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any (a) breach, unauthorized access, acquisition, interruption of access or other Processing, alteration, or modification, loss, theft, corruption or other unauthorized Processing of Company Data, (b) inadvertent, unauthorized or unlawful sale or rental of Company Data, (c) a phishing, ransomware, denial of service (DoS) or other cyberattack or (d) other unauthorized breach, access to, use of, or interruption of any computer systems that compromises the confidentiality, integrity or security of Company Data.
“Series A-1 Original Issue Price” means $0.8579 per share.
“Series A-2 Original Issue Price” means $0.68632 per share.
“Share Value” means $93.0318.
“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (b) databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, and (d) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing.
“Special Wages Amount” means, without duplication, (a) the amount of any wage, salary bonus, commission, accrued overtime or other compensatory amount or employment-related benefit of the Company that is earned but unpaid as of the Closing, but excluding accrued vacation pay, (b) (i) the maximum amount arising from any performance-based compensation earned prior to the Closing Date (including any commission plans or policies) which is earned but unpaid and in effect as of the Closing and for which amounts may become due or owing following the Closing in respect of such performance-based compensation earned on or prior to the Closing and (ii) any costs to terminate such performance-based compensation arrangements as of the Closing, (c) any severance or termination payments, change in control bonuses, all payments under the Carve-Out Plan payable by the Company or Surviving Corporation as of the Closing pursuant to the terms and conditions of the Carve-Out Plan, benefits or consideration (including any deferred compensation), payments under equity awards or other similar bonuses or payments, or any retention payments, that become payable by the Company by reason of, or in connection with, the Closing (alone or in combination with any other event), (d) any obligations in respect of deferred compensation or unfunded or underfunded pension obligations, liabilities under any retirement or defined benefit plans, severance arrangements, COBRA, medical or health plans, or the like, to any current or former service provider, as well as any cost to prospectively terminate any such plans or arrangements effective as of immediately prior to the Closing so that no liability exists thereunder as of the Closing, in each case, whether contingent or otherwise, and (e) without duplication of any amount otherwise included in the definition of “Transaction Expenses,” the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the foregoing clauses (a) through (d) or any other payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such liabilities for Taxes would be then due and payable, but in each case which directly relate to services provided prior to Closing; provided that the Special Wages Amount shall not include (i) the employer portion of any employment, payroll Taxes or other Taxes for payments made pursuant to the Carve-Out Plan in connection with the Milestone Payments or release of Escrow Amounts, if any, and (ii) any severance or termination payments payable to any Company Employees who have not received an offer of continued employment or engagement, as applicable, with Acquirer, the Surviving Corporation or any

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of their respective Subsidiaries or Affiliates (including the employer portion of any employment, payroll Taxes, or other Taxes arising in connection therewith).
“Spreadsheet” means a Microsoft Excel spreadsheet in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all the information set forth on Schedule E, as of immediately prior to the Closing.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, when used with respect to any Person, any entity, corporation or other organization, whether incorporated or unincorporated, for which at least a majority of the securities or other interests having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity, corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.
“Tax” means any and all federal, state, local or non-U.S. taxes and duties and similar governmental charges, assessments, levies, imposts or withholdings, including net income, gross income, capital gains, alternative minimum, base erosion anti-abuse, diverted profits, digital services, value added, goods and services, gross margin, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, disability, excise, severance, environmental, stamp, occupation, premium, property, windfall profits, customs, duties or other actual or estimated taxes, together with any interest, fines, penalties, surcharges and charges in respect of Taxes (including as a result of any failure to timely file a Tax Return) and any additions to tax or additional amounts with respect thereto.
“Tax Authority” means any Governmental Authority responsible for the determination, assessment, collection or administration of Taxes.
“Tax Return” means any return, declaration, report, statement, claim for refund, information statement or other document filed or required to be filed with a Tax Authority in connection with the determination, assessment, collection or administration of Taxes, as well as any schedule, attachment thereto or amendment thereof.
“Third Party” means any Person other than the Company, the Acquirer Parties and their respective Affiliates (including their respective Subsidiaries).
“Trade Secrets” means unpublished inventions (whether patentable or not and whether or not reduced to practice), industrial designs, discoveries, improvements, ideas, designs, models, chemical and biological materials, compounds, formulae, recipes, patterns, compilations, data collections, diagrams, drawings, blueprints, mask works, devices, methods, techniques, patterns, processes, know how, similar proprietary rights in confidential information of any kind, instructions, configurations, prototypes, samples, formulations, specifications, technology, analytic models, trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential information, proprietary information, customer lists, source code and technical information.
“Trademarks” means trademarks, service marks, trade names, service names, brand names, trade dress, logos, Internet domain names, corporate and other business names, other like source or business identifiers and other proprietary rights to any words, names, slogans, symbols, logos, devices

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or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, together with the goodwill associated with any of the foregoing; and all registrations and renewals, applications for registration, equivalents or counterparts thereof; and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.
“Training Data” means training data, validation data, test data, other datasets, or databases, in each case, used to train, finetune, enhance, or improve Company AI Products.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transaction Expenses” means (a) any out-of-pocket fees, costs, payments and expenses of the Company, including (i) 50% of the administrative fees payable to the Paying Agent and the Escrow Agent, up to a maximum of $4,500, and (ii) legal and accounting fees, valuation services, investment banking fees, and related disbursements, in each case in connection with (A) the participation in or response to the investigation, review and inquiry conducted by Acquirer and its Representatives with respect to the business of the Company (and the furnishing of information to Acquirer and its Representatives in connection with such investigation and review), (B) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement or any Ancillary Agreement or any other document delivered or to be delivered in connection with the Transactions or (C) the obtaining of any consent, waiver or approval required to be obtained in connection with any of the Transactions, (b) all costs and expenses incurred in connection with obtaining and binding the D&O Tail Policy minus the amount to be refunded to the Company following the Closing in connection with the cancellation of the existing policy (the “D&O Refund”); provided that if the D&O Refund is not received by the Company prior to the Indemnity Escrow Expiration Date, the amount not so refunded will be deemed Damages with respect to which the Indemnifying Parties are entitled to indemnification pursuant to Article 8 of this Agreement, and (c) all costs and expenses incurred in connection with invoking and enforcing (if applicable) the drag-along right provided under the Company Voting Agreement in connection with the Transactions.
“Transaction Tax Deductions” means, to the extent deductible for applicable Tax purposes at a “more likely than not” or higher level of comfort, the aggregate amount of (a) any deductions of payments due to employees, officers or directors of the Company as a result of or in connection with the consummation of the Transactions and paid by the Company at or prior to Closing including any Incentive Bonuses (as defined in the Carve-Out Plan), sale bonuses or similar amounts, (b) any payment of fees, penalties or premiums paid on Company Indebtedness incurred by the Company in connection with the Transactions contemplated by this Agreement, (c) the deductible portion of any Transaction Expenses and (d) any deduction not otherwise described in clauses (a)-(c) of this definition that are paid by or on behalf of the Company in connection with the Transactions to the extent that such deductions reduce the Merger Consideration.
“Transactions” means the transactions contemplated by the Transaction Documents, including the Merger.
“Transfer” means to sell, convey, transfer, assign, novate, deliver, split or add or remove a party thereto.
Index of Defined Terms.
280G Stockholder Approval    Section 5.12
Accounts Receivable    Section 3.9(e)
Acquirer    Preamble
Acquirer Employee Plan    Section 5.10(c)

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Acquirer Pre-Closing Tax Returns    Section 5.8(d)(ii)
Acquirer SEC Documents    Article 4
Agent    Preamble
Agent Expenses    Section 8.8(b)
Agreement    Preamble
Agreement Date    Preamble
AI Tool    Section 3.18(s)
Author    Section 3.18(m)
Basket    Section 8.5(b)
Carve-Out Release Agreement    Section 2.3(a)(xviii)
Certificate of Merger    Section 2.1(b)
Claim Notice    Section 8.3(a)
CLIA    Section 3.14(d)
Closing    Section 2.2
Closing Date    Section 2.2
Closing Statement    Section 2.6(a)
COBRA    Section 3.17(g)
Company    Preamble
Company 401(k) Plan    Section 2.3(a)(xvii)
Company Balance Sheet    Section 3.10
Company Balance Sheet Data    Section 3.10
Company Board    Recitals
Company Board Approval    Section 3.2(a)
Company COGS    Section 2.7(a)(i)
Company Contracts    Section 3.7(b)
Company Holders    Section 2.4(i)
Company Note Payoff Amount    Section 2.4(c)
Company Pre-Closing Tax Returns    Section 5.8(d)(i)
Company Revenue    Section 2.7(a)(ii)
Company Stockholder Approval    Section 3.2(b)
Confidential IP Information    Section 3.18(n)
Consent Expenses    Section 5.5(b)
Consenting Stockholder    Recitals
Continuing Claim    Section 8.6(c)
Contractor Agreement    Section 2.3(a)(ix)
Contractors    Section 3.16(b)
D&O Indemnification Agreement    Section 3.7(a)(xxvi)
D&O Indemnified Person    Section 5.9(a)
D&O Tail Policy    Section 5.9(b)
Damages    Section 8.2(a) , Section 8.2(c)
Data Processors    Section 3.19(b)
Defense Costs    Section 8.4
Dispute Notice    Section 2.9(a)
Disputed Item    Section 2.6(b)
Effective Time    Section 2.1(b)
Enforceability Exceptions    Section 3.2(a)
Escrow Agreement    Section 2.5(c)
Excess Amount    Section 2.6(d)(i)
Excluded Shares    Section 2.4(a)(iv)
Existing Counsel    Section 9.16(a)
Expense Fund    Section 8.8(d)
Expense Fund Amount    Section 2.5(c)
FASB ASC    Section 3.9(d)
Final Closing Consideration    Section 2.6(d)
Financial Statements    Section 3.9(a)
First Milestone Period    Section 2.7(a)(iii)
FY2025 Company Revenue    Section 2.7(a)(iv)
FY2025 Gross Margin    Section 2.7(a)(v)
FY2026 Company Revenue    Section 2.7(a)(vi)
FY2026 Gross Margin    Section 2.7(a)(vii)
General Claims    Section 8.5(a)(i)
Government Contract    Section 3.7(a)(xxvii)
Gross Margin    Section 2.7(a)(viii)
Indemnified Parties    Section 8.2(a)
Indemnifying Parties    Section 8.2(a)
Independent Expert    Section 2.6(c)
IP Dispute    Section 3.18(f)
Joinder Agreement    Recitals
Key Employee    Recitals
Key Employee Offer Letter    Recitals
Leased Property    Section 3.4(d)
Leases    Section 3.4(d)
Letter of Transmittal    Section 2.5(b)(i)
Merger    Recitals
Merger Sub    Preamble
Milestone Event    Section 2.7(b)
Milestone Event Notice    Section 2.7(c)(i)
Milestone Financial Statement    Section 2.7(a)(ix)
Milestone Payment    Section 2.7(b)
New Litigation Claim    Section 5.7(a)(iv)
Non-Deal Communications    Section 9.16(b)
Note Termination and Joinder Agreement    Section 2.4(c)
Notice of Objection    Section 2.6(b)
Objection Period    Section 2.6(b)
Ordinary Contract    Section 3.11(k)
Parachute Payment Waiver    Section 2.3(a)(x)
Parties    Preamble
Party    Preamble
Paying Agent    Section 2.5(a)(i)
Personal Fraud    Section 8.2(b)
Personal Indemnification Matters    Section 8.2(b)
Pre-Closing Period    Section 5.1
Protected Information    Section 9.16(b)

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Resolution Period    Section 2.6(c)
Sales Taxes    Section 3.11(j)
Second Milestone Period    Section 2.7(a)(x)
Section 280G Payments    Section 5.12
Settlement Payment    Section 8.4
Shortfall Amount    Section 2.6(d)(ii)
Special Indemnity Matters    Section 8.2(a)(vi)
Specified Contractor    Section 6.3(g)
Stockholder Information Statement    Section 5.13(c)
Surviving Corporation    Section 2.1(a)
Tax Proceeding    Section 5.8(e)
Termination Date    Section 7.1(b)
Third Party Claim    Section 8.3(a)
Top Customers    Section 3.25(a)
Top Suppliers    Section 3.25(b)
Training Dataset    Section 3.18(s)
Transfer Taxes    Section 5.8(b)
Unresolved Escrow Amount    Section 8.6(c)
Unresolved Items    Section 2.6(c)
WARN Act    Section 3.16(f)
Warrant Payments Amount    Section 2.4(b)
Warrant Shares    Section 2.4(b)
Warrant Termination and Joinder Agreement    Section 2.4(b)
Written Consent    Recitals

1.2Interpretation. Except where expressly stated otherwise in this Agreement, references: (a) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement) or Contract are to the agreement or Contract as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof (provided, that this clause (b) shall not apply with respect to the representations and warranties of the Company set forth in Section 3.7(a)); (c) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date; (d) to any Person include any successor to that Person or permitted assigns of that Person; and (e) to this Agreement are to this Agreement and the Exhibits and Schedules to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein” or “hereunder” or “hereof” and similar words are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The word “or” is used in the inclusive sense (and/or). The use of “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References to “day” or “days” refer to calendar days. The masculine, feminine and neuter genders used herein shall include each other gender. The terms “dollars” and “$” means dollars of the United States of America.
Article 2
THE MERGER
2.1The Merger.
(a)At the Effective Time, Merger Sub shall merge with and into the Company. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
(b)At the Closing, the Parties shall cause the Certificate of Merger in the form of Exhibit D (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware on the Closing Date or

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at such later date or time as is agreed by Acquirer and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(c)The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises the Company and Merger Sub shall vest in the Surviving Corporation and all Liabilities, obligations and duties of each of the Company and Merger Sub shall become the Liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.
(d)At the Effective Time, as a result of the Merger:
(i)the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law; and
(ii)the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
2.2Closing. The consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at a date and time to be agreed by Acquirer and the Company, which date shall, unless otherwise agreed by Acquirer and the Company, be no later than the third Business Day following the date on which all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that (a) if such Business Day would otherwise occur anytime during the final 15 days of a fiscal quarter of Acquirer, then Acquirer may, in its discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Acquirer and (b) if such Business Day would otherwise occur anytime during the last 15 days of a month, then Acquirer may, in its discretion, delay the Closing until the first Business Day of the next succeeding month, in each case of (a) and (b) the Closing shall be held on such Business Day so elected by Acquirer (so long as all of the conditions set forth in Article 6 (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such Business Day). The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
2.3Closing Deliveries.
(a)Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to Acquirer each of the following:
(i)The Company Officer Certificate;
(ii)The Spreadsheet;
(iii)Written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person as of the Closing (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated) and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company and/or their respective Affiliates;
(iv)the Written Consent executed by Company Stockholders holding at least 75% of the issued and outstanding Company Capital Stock, and each such Written Consent shall not have been rescinded or revoked and shall be in full force and effect;

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(v)Joinder Agreements executed by Company Stockholders who are entitled to receive in the aggregate not less than 90% of Merger Consideration payable to Company Stockholders (assuming the Milestone Payments are paid in full);
(vi)Warrant Termination and Joinder Agreements, executed by Company Warrantholders who are entitled to receive in the aggregate not less than 90% of Merger Consideration payable to Company Warrantholders (assuming the Milestone Payments are paid in full) and the Company;
(vii)a Note Termination and Joinder Agreement, executed by each Company Noteholder and the Company;
(viii)Offer Letters, effective as of the Closing, executed by at least 80% of the employees of the Company who have received offers of employment from Acquirer or the Company (excluding the Key Employee);
(ix)a contractor agreement in a form reasonably acceptable to Acquirer (each a “Contractor Agreement”) and executed by each Continuing Contractor;
(x)a parachute payment waiver in substantially the form attached hereto as Exhibit E (the “Parachute Payment Waiver”) pursuant to Section 5.11;
(xi)the Escrow Agreement, executed by the Company;
(xii)a resignation letter reasonably satisfactory to Acquirer executed by each director and officer of the Company in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Effective Time;
(xiii)a certificate from the Secretary of State of the States of Delaware and California, dated within five Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable franchise and similar Taxes and fees of the Company through and including the Closing Date have been paid;
(xiv)FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit F-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit F-2, dated as of the Closing Date and executed by the Company;
(xv)the Certificate of Merger, executed by the Company;
(xvi)executed confirmatory intellectual property assignment agreement or other document the form and content of which is acceptable to the Acquirer assigning and curing any title defects in Intellectual Property conceived, reduced to practice, created or developed by the Persons set forth on Schedule 2.3(a)(xvi) for or on behalf of the Company, whether before or after the inception of the Company;
(xvii)unless Acquirer provides written notice to the Company no later than five Business Days prior to the Closing Date to the contrary, (A) a true, correct and complete copy of resolutions adopted by the board of directors of the Company or any applicable committee thereof, authorizing the termination of each of the Company Benefit Plans that are intended to constitute a 401(k) arrangement (the “Company 401(k) Plan”) and (B) an amendment to the Company 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the Company 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing; and

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(xviii)release agreements, substantially in the form of Exhibit G attached hereto (the “Carve-Out Release Agreement”), executed by Carve-Out Plan Participants receiving at least 90% of the Incentive Bonuses (as defined in the Carve-out Plan) and the Company,
(b)Acquirer Closing Deliveries. At the Closing, Acquirer shall deliver to the Company each Ancillary Agreement to which any Acquirer Party is a party that has not previously been delivered to the Company, executed and delivered by each Acquirer Party that is a party thereto.
2.4Effect on Company Securities.
(a)Treatment of Capital Stock. Upon the terms and subject to the conditions set forth herein, including Section 2.5(c), Section 2.6, Section 2.7, Section 2.8 and Article 8, at the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person:
(i)Company Series A-1 Preferred Stock. Each share of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall be shall be cancelled and extinguished and automatically converted into the right to receive: (A) an amount in cash equal to the Per Share Series A-1 Closing Consideration and (B) if and only to the extent payable pursuant to Section 2.7, a portion of the Milestone Payments payable in respect of such share of Company Series A-1 Preferred Stock pursuant to Section 2.7(c).
(ii)Company Series A-2 Preferred Stock. Each share of Company Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive, if and only to the extent payable pursuant to Section 2.7, a portion of the Milestone Payments payable in respect of such share of Company Series A-2 Preferred Stock pursuant to Section 2.7(c).
(iii)Company Series Seed-1 Preferred Stock, Company Series Seed-2 Preferred Stock and Company Common Stock. Each share of Company Series Seed-1 Preferred Stock, Company Series Seed-2 Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(iv)Treasury Shares. Each share of Company Capital Stock that is owned by the Company as treasury stock immediately prior to the Effective Time (“Excluded Shares”) shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(b)Treatment of Company Warrants. Upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without further action by any Party or any other Person, at the Effective Time, each Company Warrant held by such Company Warrantholder will automatically terminate and be cancelled and automatically convert into the right to receive if and only to the extent payable pursuant to Section 2.7, (i) a portion of the Milestone Payments for the First Milestone Period payable in respect of each share of Company Series A-1 Preferred Stock that would have been issuable upon conversion of such Company Warrant pursuant to Section 7 thereof immediately prior to the date of payment thereof if such Company Warrant had not terminated at the Closing (the “Warrant Shares”), if any, plus (ii) (x) if a portion of Milestone Payments was payable pursuant to clause (i), a portion of the Milestone Payments for the Second Milestone Period payable in respect of each Warrant Share or (y) if a portion of Milestone Payments was not payable pursuant to clause (i), a portion of the Milestone Payments for the Second Milestone Period payable in respect of each share of Company Series A-1 Preferred Stock that would have been issuable upon conversion of such Company Warrant pursuant to Section 7 thereof immediately prior to the date of payment thereof if such Company Warrant had not terminated at the Closing, if any (collectively, the “Warrant Payments Amount”), which amount shall only be payable to a Company Warrantholder if and to the extent such Company Warrantholder executes and delivers a warrant termination and joinder agreement in the form attached hereto as Exhibit H (the “Warrant Termination and Joinder Agreement”).

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(c)Treatment of Company Notes. The Company Notes shall not be assumed or continued by Acquirer or the Company in connection with the Merger or the other Transactions. At the Effective Time, the Company Notes shall be terminated and extinguished in accordance with the terms of a termination and joinder agreement in the form attached hereto as Exhibit I (the “Note Termination and Joinder Agreement”) entered into by the applicable Company Noteholder and in consideration therefor each Company Noteholder shall be entitled to receive cash in an amount of two times the then-outstanding principal plus all accrued and unpaid interest due on each Company Note held by such Company Noteholder (collectively, the “Company Note Payoff Amount”) and shall be required to contribute such Company Noteholder’s Escrow Pro Rata Share of the Escrow Amounts and the Expense Fund Amount.
(d)Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no payment of any cash or other property or consideration shall be delivered in exchange therefor. Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the measures contemplated by this Section 2.4(d), including adoption of any resolutions, interpretations, and plan amendments within a reasonable period of time prior to the Effective Time, so that no holder of a Company Option has any further rights with respect thereto.
(e)Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(f)Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties and the Company Holders the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(g)Calculation of Payments. The amount of cash each Company Holder is entitled to receive pursuant to this Section 2.4 shall be rounded to the nearest cent and computed after aggregating cash amounts such Company Holder is entitled to receive pursuant to this Section 2.4.
(h)Dissenting Shares. Each Dissenting Share shall not convert into the right to receive the applicable portion of the Merger Consideration, or be cancelled without any conversion thereof or payment of any cash or other property or consideration therefor, but will instead convert into the right to receive the consideration finally determined to be due to the holder of such Dissenting Share with respect to such Dissenting Share pursuant to the DGCL and, if applicable, the CCC. Notwithstanding the foregoing, any share of Company Capital Stock that ceases to be a Dissenting Share for any reason after the Effective Time will immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration, or cancelled without any conversion thereof or payment of any cash or other property or consideration therefor, in respect of such Dissenting Share pursuant to Section 2.4(a) as if such share had never been a Dissenting Share, and solely to the extent such share would have converted into the right to receive Merger Consideration, Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time following the satisfaction of the applicable conditions, in each case, as set forth in this Agreement, the applicable portion of the Merger Consideration in respect of such Dissenting Share pursuant to

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Section 2.4(a) as if such share had never been a Dissenting Share. The Company will provide to Acquirer (i) prompt written notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments related to such demands served in accordance with the DGCL and if applicable, the CCC, and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL and if applicable, the CCC. The Company will not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL and if applicable, the CCC, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of Merger Consideration under this Agreement to the Company Equityholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 2.4(h) and under the DGCL, and if applicable, the CCC) shall not be affected by the exercise or potential exercise of appraisal or dissenter rights under the DGCL, and, if applicable, the CCC, by any other Company Stockholder.
(i)Rights Not Transferable. Subject to the remainder of this Section 2.4, the rights of the Company Equityholders and the Company Noteholders (collectively, the “Company Holders”) under this Agreement as of immediately prior to the Effective Time are personal to such Company Holders and shall not be transferable without action taken by or on behalf of such Company Holders. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void ab initio.
(j)No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.
(k)Allocation of Consideration. Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that the Aggregate Consideration shall be allocated among the Company Holders and the Carve-Out Plan Participants as set forth in the Spreadsheet (as updated from time to time following the Closing pursuant to the terms hereof by the Agent). Notwithstanding anything to the contrary herein, each of Acquirer, the Surviving Corporation and their respective Affiliates shall have no liability for the preparation of the Spreadsheet or its contents and shall be entitled to rely conclusively on the calculations and information set forth therein.
2.5Payment Procedures.
(a)Payment. As soon as reasonably practicable (and in any event within one Business Day) after the Closing, Acquirer shall:
(i)deposit or cause to be deposited the Closing Consideration plus the Company Note Payoff Amount (minus (x) the Escrow Amounts and (y) the Expense Fund Amount) by wire transfer of immediately available funds, with PNC Bank, National Association, in its capacity as payments administrator pursuant to the Paying Agent Agreement (the “Paying Agent”); and
(ii)transfer, by wire transfer of immediately available funds, the aggregate amount of unpaid Transaction Expenses as set forth in the Company Officer Certificate to the Paying Agent for further payment by the Paying Agent to the accounts set out in the Spreadsheet; provided that, with respect to any such unpaid Transaction Expenses payable to any current or former employee of the Company (including any amounts payable under the Carve-Out Plan), as soon as reasonably practicable after the Effective Time, Acquirer shall pay or cause the Surviving Corporation to pay such amounts to the applicable individuals through its or the Surviving Corporation’s payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes (provided that, as to any payments made in respect of the Carve-Out Plan, such payments shall be contingent upon execution by the applicable Carve-Out Plan Participant of a Carve-Out Release Agreement prior to or within 60 days following the Closing).
(b)Exchange Procedure.
(i)As soon as reasonably practicable after the Closing Date but in no event later than five Business Days following the Closing Date, the Paying Agent shall (A) make available to every holder of record of shares of Company Series A-1 Preferred Stock and every holder of record of

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shares of Company Series A-2 Preferred Stock that were issued and outstanding immediately prior to the Effective Time: (1) a Joinder Agreement if a Joinder Agreement was not delivered by such holder at the Closing as set forth in the Spreadsheet, (2) a letter of transmittal in the form supplied by Acquirer or Paying Agent and approved by the Company (the “Letter of Transmittal”) and (3) instructions for use of the Letter of Transmittal in effecting surrender of the issued and outstanding shares of Company Series A-1 Preferred Stock and Company Series A-2 Preferred Stock and (B) make available to each Company Warrantholder not delivering a Warrant Termination and Joinder Agreement at the Closing as set forth in the Spreadsheet, a Warrant Termination and Joinder Agreement.
(ii)As soon as reasonably practicable after the date of delivery to the Paying Agent (or to such other agent or agents as may be appointed by Acquirer) of a properly completed and executed Letter of Transmittal, a properly completed and executed Joinder Agreement and any other documentation required thereby, but in no event later than five Business Days after such date of delivery (A) the holder of record of such shares of Company Capital Stock referenced in such Letter of Transmittal shall be entitled to receive a check (or, at the election of such holder, a wire transfer) representing the cash amount that such holder has the right to receive pursuant to Section 2.4(a) as of the Closing in respect of such shares of Company Capital Stock less such holder’s Escrow Pro Rata Share of the Escrow Amounts and Expense Fund Amount.
(iii)As soon as reasonably practicable after the Closing Date, Acquirer shall cause the Company Note Payoff Amount payable to each Company Noteholder who has delivered a Note Termination and Joinder Agreement (less such Company Noteholder’s Escrow Pro Rata Share of the Escrow Amounts and Expense Fund Amount) to be paid via the Paying Agent to such Company Noteholder in accordance with such agreement.
(c)Escrow Funds; Expense Fund. Notwithstanding anything to the contrary in the other provisions of this Article 2, at Closing, Acquirer shall withhold the consideration otherwise payable to each Escrow Participant pursuant to Sections 2.4(a), (b) and (c) such Escrow Participant’s Escrow Pro Rata Share of the Escrow Amounts and the Expense Fund Amount. As soon as reasonably practicable following the Effective Time, Acquirer shall deposit the Escrow Amounts with the Escrow Agent, to be held in the applicable Escrow Account, which shall be governed by this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit J (the “Escrow Agreement”). The Indemnity Escrow Fund shall constitute partial security for the indemnification obligations of the Indemnifying Parties pursuant to Article 8 and the Adjustment Escrow Fund shall constitute partial security for the purchase price adjustment obligations pursuant to Section 2.6. As soon as reasonably practicable following the Effective Time, Acquirer shall deposit $50,000 (the “Expense Fund Amount”) with the Agent, to be held in a separate account, which shall be governed by Section 8.8.
(d)Acknowledgement. If any Company Holder has not complied with the exchange procedures set forth in and contemplated by this Section 2.5 within one year after the Effective Time, then any portion of the Merger Consideration held by the Paying Agent that has not been delivered to such Company Holder with respect to such Company Stockholder’s shares of Company Capital Stock, Company Warrant or Company Note, to the extent permitted by applicable Law, shall promptly be delivered to Acquirer, and thereafter such Company Holder who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 2.5 shall look only to the Surviving Corporation or Acquirer (subject to abandoned property, escheat and similar Law) for its claim to any such portion of the Merger Consideration in respect of such shares of the Company Capital Stock, Company Warrant or Company Note, only as a general unsecured creditor thereof. Notwithstanding anything to the contrary herein, if any portion of the Merger Consideration with respect to a Company Holder’s shares of Company Capital Stock, Company Warrant or Company Note would otherwise escheat to or become the property of any Governmental Authority, such portion of the Merger Consideration shall, to the extent permitted by applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
2.6Post-Closing Adjustment.
(a)Within 120 days after the Closing Date, Acquirer shall prepare and deliver, or cause to be prepared and delivered, to the Agent a statement (the “Closing Statement”), setting forth its

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determination of the amount of Company Net Working Capital (and any corresponding Closing Net Working Capital Shortfall or Closing Net Working Capital Surplus), Closing Cash, Closing Indebtedness and Transaction Expenses that remained unpaid as of immediately prior to the Closing, and, based on the foregoing, its determination of the Closing Consideration. The Closing Statement shall be prepared in accordance with the Accounting Standards and the applicable definitions and terms of this Agreement and shall provide reasonable detail for each of the foregoing, including support for each such determination.
(b)Unless the Agent notifies Acquirer in writing within 30 days after Acquirer’s delivery of the Closing Statement (such 30-day period, the “Objection Period”) that the Agent believes in good faith that the Closing Statement contains mathematical errors or was not prepared in accordance with this Agreement, including the requirements of this Section 2.6 and such notification specifies in reasonable detail each item that the Agent disputes (each, a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting the Agent’s positions (a “Notice of Objection”), the Closing Statement and the determinations set forth therein shall be final, binding and conclusive on Acquirer, the Agent and the Company Holders. During the Objection Period and solely for purposes of the Agent’s review of the Closing Statement and preparation of any Notice of Objection, Acquirer shall afford the Agent and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Acquirer and the Surviving Corporation and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6. For the avoidance of doubt, the Agent shall be deemed to have agreed with all other items and amounts contained in the Closing Statement not so disputed by the Agent, and to have irrevocably waived all rights to object to such items and amounts under this Agreement.
(c)If the Agent provides the Notice of Objection to Acquirer within the Objection Period, the Agent and Acquirer shall, during the 30-day period following Acquirer’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve each Disputed Item. During the Resolution Period, the Agent shall permit, except as required by Law, Acquirer and its Representatives to review the working papers of the Agent and, subject to Acquirer’s and its applicable Representatives entry into a customary confidentiality agreement, its accountants (if applicable) relating to the Notice of Objection and the basis therefor. If the Agent and Acquirer are unable to resolve all of the Disputed Items within the Resolution Period (the “Unresolved Items”), the Unresolved Items shall be submitted to PwC or if PwC is not available, a nationally recognized independent valuation, accounting or specialty firm to be mutually agreed upon by the Agent and Acquirer, which accounting firm shall not have worked with the Agent, the Company or Acquirer or any of their respective Affiliates in the preceding 12 months (PwC or if applicable, such agreed firm, being the “Independent Expert”). The Independent Expert shall be engaged pursuant to an engagement letter among the Agent, Acquirer and the Independent Expert on terms and conditions consistent with this Section 2.6(c). The Independent Expert shall be instructed, pursuant to such engagement letter, to resolve only the Unresolved Items and not to otherwise investigate any matter independently. The Agent and Acquirer each agree to furnish to the Independent Expert access, except as required by Law, to such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination (and any such information, books and records shall be provided to the other such Party prior to its submission or presentation to the Independent Expert). The Agent and Acquirer shall also instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that information related to the Unresolved Items is presented to the Independent Expert by the Agent and Acquirer; provided that if either the Agent or Acquirer fails to present requested information or furnish access to the Independent Expert within the time determined by the Independent Expert, then the Independent Expert shall render its decision based solely on the information actually presented and access actually furnished to it by the Agent and Acquirer. With respect to each Unresolved Item, such decision shall be made based on the terms and conditions of this Agreement and shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquirer in the Closing Statement or the Agent in the Notice of Objection with respect to such Unresolved Item. Except as the Agent and Acquirer may otherwise agree, all communications between the Agent and Acquirer or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the other such Party. The resolution of Unresolved Items by the Independent Expert shall be final, binding and conclusive on Acquirer, the Agent and the Company Holders. All fees and expenses of the Independent Expert shall be

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borne on a proportionate basis by Acquirer, on the one hand, and the Agent, on the other, based on the percentage which the portion of the contested amount not awarded in favor of Acquirer or the Agent bears to the amount actually contested by such Person. For example, if Acquirer’s calculations would have resulted in a $1,000,000 net payment to Acquirer, and the Agent’s calculations would have resulted in a $1,000,000 net payment to Company Holders and the Independent Expert’s final determination as adopted pursuant to this Section 2.6(c) results in an aggregate net payment of $500,000 to the Company Holders, then Acquirer, on the one hand, and the Agent, on the other hand, shall pay 75% and 25%, respectively, of such fees and expenses.
(d)The following payments shall be made promptly after the final determination of the Closing Consideration in accordance with this Section 2.6 (the Closing Consideration as so determined being referred to herein as the “Final Closing Consideration”):
(i)If the Final Closing Consideration exceeds the Estimated Closing Consideration (the “Excess Amount”), then the Agent shall promptly deliver to Acquirer an updated Spreadsheet setting forth the allocation of the Excess Amount among the Carve-Out Plan Participants and the Company Holders and within five Business Days of receipt of such updated Spreadsheet, Acquirer shall pay, or cause to be paid, (A) the Incentive Bonuses (as defined under the Carve-Out Plan) that become payable to the Carve-Out Plan Participants pursuant to the terms and conditions of the Carve-Out Plan and in accordance with the allocation set forth in the Spreadsheet via its or the Surviving Corporation’s payroll in accordance with standard payroll practices (subject to any required withholding for applicable Taxes and solely to the extent such Carve-Out Plan Participants are eligible to receive such Incentive Bonuses under the Carve-Out Plan) and (B) an amount in cash equal to (I) the Excess Amount minus (II) the total amount payable by Acquirer in accordance with clause (A) (including the employer portion of any employment, payroll Taxes, or other Taxes arising in connection therewith) to the Paying Agent for further distribution to the Company Holders (who have delivered the applicable documents required under Section 2.5) pursuant to the updated Spreadsheet delivered by the Agent. In addition, Acquirer and the Agent shall promptly deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute to the Paying Agent or Acquirer (with respect to the Carve-Out Plan Participants) the funds remaining in the Adjustment Escrow Account for further distribution to the Escrow Participants pursuant to their respective Escrow Pro Rata Share (subject to any required withholding for applicable Taxes with respect to the Carve-Out Plan Participants and solely to the extent such Carve-Out Plan Participants are eligible to receive such Incentive Bonuses under the Carve-Out Plan).
(ii)If the Estimated Closing Consideration exceeds the Final Closing Consideration (such excess, the “Shortfall Amount”), then Acquirer and the Agent shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (A) disburse to Acquirer, from the Adjustment Escrow Account an amount in cash equal to the Shortfall Amount and (B) if the Shortfall Amount is less than the Adjustment Escrow Amount, disburse to the Paying Agent and Acquirer (with respect to the Carve-Out Plan Participants) the funds remaining in the Adjustment Escrow Account (net of the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the payments to the Carve-Out Plan Participants resulting from such release, but only if not already deducted) for further distribution to the Escrow Participants pursuant to their respective Escrow Pro Rata Share (subject to any required withholding for applicable Taxes with respect to the Carve-Out Plan Participants and solely to the extent such Carve-Out Plan Participants are eligible to receive such Incentive Bonuses under the Carve-Out Plan). If the Shortfall Amount is greater than the Adjustment Escrow Amount, Acquirer may, in its sole discretion, elect to recover the remaining Shortfall Amount from the Indemnity Escrow Fund or by setting off against any Milestone Payment that becomes payable pursuant to Section 2.7 or a combination of the foregoing.
(e)For Tax purposes, any payments under this Section 2.6 shall be treated as an adjustment to the Merger Consideration to the maximum extent permitted by applicable Law.
2.7Milestone Payments.

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(a)Definitions.
(i)“Company COGS” means the total direct costs of goods or services sold by the Company incurred in connection with the conduct of the Business calculated in accordance with the Accounting Standards, excluding any depreciation, amortization and share-based compensation.
(ii)“Company Revenue” means the gross revenue (prior to any deductions) actually received by the Company for the Business, calculated in accordance with the Accounting Standards as applied by Acquirer in accordance with Acquirer’s accounting methods, practices and procedures.
(iii)“First Milestone Period” means the period of time commencing at 12:01 a.m. Pacific time on January 1, 2025 and ending at 11:59 p.m. Pacific time on December 31, 2025.
(iv)“FY2025 Company Revenue” means Company Revenue received by the Company during the First Milestone Period and included in Acquirer’s revenue reported in Acquirer’s audited income statement for the fiscal year ended on December 31, 2025.
(v)“FY2025 Gross Margin” means the Gross Margin of the Company in respect of the First Milestone Period.
(vi)“FY2026 Company Revenue” means the Company Revenue received by the Company during the Second Milestone Period and included in Acquirer’s revenue reported in Acquirer’s audited income statement for the fiscal year ended on December 31, 2026.
(vii)“FY2026 Gross Margin” means the Gross Margin of the Company in respect of the Second Milestone Period.
(viii)“Gross Margin” means, in respect of any period of measurement, a percentage equal to (A) (I) Company Revenue for such period minus (II) Company COGS for such period divided by (B) Company Revenue for such period.
(ix)“Milestone Financial Statement” means a report prepared by Acquirer reflecting the Company Revenue and Gross Margin for the First Milestone Period or the Second Milestone Period, as applicable.
(x)“Second Milestone Period” means the period of time commencing at 12:01 a.m. Pacific time on January 1, 2026 and ending at 11:59 p.m. Pacific time on December 31, 2026.
(b)Milestone Events. With respect to each milestone event set forth in the table below (each, a “Milestone Event”), Acquirer shall pay the corresponding milestone payment for such Milestone Event set forth in the table below (each, a “Milestone Payment”) following the first achievement of such milestone event, in each case subject to the terms and conditions set forth in this Section 2.7 and subject to reduction and set-off pursuant to Section 2.6 and Section 8.6:

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#	Milestone Event	Milestone Payment
1.	FY2025 Company Revenue equal to or above $6 million and FY2025 Gross Margin equal to or above 69%	An amount equal to (i) $7,000,000 multiplied by (ii) the quotient obtained by dividing (A) the FY2025 Company Revenue by (B) $8,000,000, up to a maximum of $10,500,000.
1.	FY2026 Company Revenue equal to or above $9 million and FY2026 Gross Margin equal to or above 69%	An amount equal to (i) $5,000,000 multiplied by (ii) the quotient obtained by dividing (A) the FY2026 Company Revenue by (B) $12,000,000, up to a maximum of $7,500,000.
(c)Payment of Milestone Payments.
(i)On or prior to the later of (x) the 30th day immediately following Acquirer’s receipt of its executed audit report from its independent registered public company accounting firm (or, if Acquirer is then not subject to the reporting requirements under Section 13(a) or 15(d) of the Exchange Act, its independent auditor) and (y) April 30th, for each of the fiscal years ending December 31, 2025 and December 31, 2026, Acquirer shall deliver to Agent a notice (a “Milestone Event Notice”) containing (i) the Milestone Financial Statement for the applicable period, (ii) a statement whether and to what extent a Milestone Event was achieved during such fiscal year, (iii) if greater than zero but less than the full amount of the Milestone Payment is payable in respect of the applicable period, Acquirer’s calculation (in accordance with this Agreement) of the Milestone Payment due, (iv) the payment date for the applicable Milestone Payment, which will be fifth Business Day following Acquirer’s receipt of an updated Spreadsheet delivered by the Agent pursuant to Section 2.7(d) and (v) the specific amounts of cash or shares of Acquirer Stock to be paid or issued, as applicable, for such Milestone Payment (in each case in accordance with the immediately succeeding sentence). Each Milestone Payment shall be satisfied through the payment of cash, issuance of shares of Acquirer Stock (valued at the Share Value) or a combination thereof, as determined in Acquirer’s sole discretion. The maximum aggregate amount of Milestone Payments that may become due and payable by Acquirer pursuant to this Section 2.7 will in no event exceed $18,000,000.
(ii)Each Milestone Payment (net of the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the payments described in clause (A) which shall be satisfied solely by reducing the amount of cash or shares of Acquirer Stock to be issued in connection with such Milestone Payment, with the form of any such reduction to be determined by Acquirer, with Acquirer paying such withholding in cash to the appropriate Tax Authority, and subject to set-off pursuant to Section 2.6 and Section 8.6) shall be distributed based on the following order:
(A)first, Acquirer shall pay or cause to be paid the Incentive Bonuses (as defined under the Carve-Out Plan) that become payable to the Carve-Out Plan Participants pursuant to the terms and conditions of the Carve-Out Plan and in accordance with the allocation set forth in the Carve-Out Schedule via its or the Surviving Corporation’s payroll in accordance with standard payroll practices (subject to any required withholding for applicable Taxes, provided that, if the Milestone Payment is paid in Acquirer Stock, Acquirer may, in its sole discretion, pay a sufficient portion of the Milestone Payment in cash to facilitate the required withholding on the total Milestone Payment to be issued to such Carve-Out Plan Participants and Acquirer shall pay such withholding in cash to the appropriate Tax Authority, and solely to the extent such Carve-Out Plan Participants are eligible to receive such Incentive Bonuses under the Carve-Out Plan); and
(B)second, Acquirer shall pay the remaining balance of such Milestone Payment after payment of all amounts required to be paid pursuant to clause (A) to the former

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holders of shares of Company Series A-1 Preferred Stock, former holder of shares of Company Series A-2 Preferred Stock and former holders of Company Warrants (each, as of immediately prior to the Effective Time) who have delivered all the documents required under Section 2.5, an amount per share or Warrant Share equal to the applicable amount set forth in the updated Spreadsheet delivered by the Agent pursuant to Section 2.7(d).
(iii)To the extent Acquirer elects to pay all or any portion of the Milestone Payments in Acquirer Stock, the Parties agree that:
(A)Notwithstanding anything to the contrary in this Agreement, Acquirer may elect in its sole discretion to pay cash in lieu of Acquirer Stock that, but for this Section 2.7(c)(iii)(A), are issuable to a Company Stockholder or a Carve-Out Plan Participant pursuant to this Section 2.7 if Acquirer determines that such Company Stockholder or Carve-Out Plan Participant is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act). In connection with the foregoing determination, Acquirer may require as a condition to issuance of Acquirer Stock that the Company Stockholder or Carve-Out Plan Participant deliver an executed Accredited Investor Questionnaire in the form attached to the Joinder Agreement and the Carve-Out Release Agreement. If Acquirer determines to issue cash in lieu of Acquirer Stock, the amount of cash to be delivered shall be determined by multiplying (x) the number of shares of Acquirer Stock that would have been issued to such holder by (y) the Share Value.
(B)No fraction of a share of Acquirer Stock will be issued in connection with the Transactions. Notwithstanding any other provision of this Agreement, each fractional share interest that would otherwise be issuable to a recipient of Acquirer Stock pursuant to this Agreement (after taking into account all shares of Acquirer Stock to be issued to such holder pursuant to this Agreement) shall be canceled for no additional consideration.
(C)The shares of Acquirer Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D under the Securities Act.
(D)To the extent permitted by Rule 144 under the Securities Act, the Acquirer Stock to be issued under this Section 2.7 will not bear any restrictive legend.
(d)Updated Spreadsheet. If a Milestone Payment is determined to be payable by Acquirer (either pursuant to a Milestone Event Notice or as finally determined pursuant to the procedures set forth in Section 2.9), the Agent shall promptly deliver to Acquirer an updated Spreadsheet setting forth the allocation of the applicable Milestone Payment among the Company Stockholders, the Company Warrantholders (if applicable) and the Carve-Out Plan Participants pursuant to Section 2.7(c), the certificate of incorporation of the Company in effect as of the Closing, Section 2.4(b) of this Agreement and other terms hereof.
(e)Acknowledgments. The Agent acknowledges and agrees that the Company Revenue and Gross Margin levels for the Milestone Events shall not be construed as representing an estimate or projection of anticipated results or sales of any Company Products and that such Milestone Events are merely intended to define Acquirer’s Milestone Payment obligations if such revenue and gross margin levels are achieved. The Agent further acknowledges and agrees that nothing in this Section 2.7 is intended, or shall be construed, as restricting such business or imposing on Acquirer or its Subsidiaries the duty to develop, commercialize or otherwise exploit any Company Product for which Milestone Payments are payable hereunder to the exclusion of, or in preference to, any other product or in any way other than in accordance with its normal commercial practices. Notwithstanding the foregoing, or anything in this Agreement to the contrary, the Parties shall comply with the obligations set forth in Schedule 2.7(e) subject to the limitations set forth therein.
(f)Milestone Payments Not a Security. The right of the Company Stockholders or Carve-Out Plan Participants to receive any portion of a Milestone Payment will not be assignable or

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transferable except, subject to compliance with applicable securities Law, by operation of Law, and any attempted or purported transfer in violation of this sentence will be null and void. The Parties acknowledge and agree that (i) the right to receive any Milestone Payments is solely a contractual right and does not, in and of itself, constitute an equity ownership interest in Acquirer or any other Person, (ii) the Company Stockholders or Carve-Out Plan Participants have no rights as a security holder of Acquirer or any other Person merely as a result of their right to receive the Milestone Payments and (iii) no interest is payable as additional consideration with respect to any Milestone Payment. The Agent acknowledges that (A) the Milestone Payments are speculative and are subject to numerous factors outside the control of Acquirer and its Affiliates, (B) there is no assurance that any Milestone Event will be achieved, (C) neither Acquirer nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Company Stockholders or the Carve-Out Plan Participants and (D) the Parties intend that the express provisions of this Agreement, including without limitation, the last sentence of Section 2.7(e), shall set forth the only obligations that apply to their relationship with respect to the Milestone Payments.
(g)Adjustments. If at any time during the period between the Effective Time and the time when a Milestone Payment becomes payable, any change in the outstanding shares of Acquirer Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Acquirer Stock, the Share Value and any number or amount contained in this Agreement which is based on the price of Acquirer Stock or the number of shares of Acquirer Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
(h)For Tax purposes, any payments under Section 2.7(c)(ii)(B) shall be treated as an adjustment to the Merger Consideration to the maximum extent permitted by applicable Law.
2.8Withholding Rights. Notwithstanding anything herein to the contrary, each of Acquirer, the Company, the Surviving Corporation and their respective agents shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld therefrom under applicable Law on account of Taxes; provided that, except in the event that the Company fails to provide the documentation described in Section 2.3(a)(xiv) or the applicable Company Equityholder fails to provide an IRS Form W-9 or applicable IRS Form W-8 with its Letter of Transmittal, and/or with respect to payments to Carve-Out Plan Participants, as applicable, the withholding agent shall notify any affected Company Equityholder as soon as reasonably practicable following the withholding agent becoming aware of such obligation to deduct or withhold from any amounts otherwise payable to such Company Equityholder pursuant to this Agreement, and the Parties shall reasonably cooperate with each other in good faith to minimize the amount of any applicable withholding to the extent permitted under applicable Law. Amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid hereunder to the Person in respect of which such withholding was made. Acquirer, the Company, the Surviving Corporation and the Paying Agent, as applicable, shall timely remit any amounts withheld or deducted pursuant to this Section 2.8 to the applicable Tax Authority.
2.9Dispute Resolution.
(a)In the event that the Agent disputes (i) the purported occurrence or non-occurrence of any Milestone Event, (ii) the amount or payment of any Milestone Payment, or (iii) any indemnification claim or setoff under Article 8 then the Agent shall provide written notice to Acquirer (the “Dispute Notice”) specifying the dispute and the basis for the dispute, together with supporting documentation reflecting the analysis and justification thereof. Acquirer and the Agent shall thereafter attempt to resolve the dispute as set forth in this Section 2.9(a).
(b)The Agent and Acquirer shall attempt to resolve any dispute set forth in a Dispute Notice promptly by negotiation in good faith between the Agent, on the one hand, and an officer of Acquirer, on the other, in each case who has authority to settle the dispute. Each of Acquirer and Agent shall give the other Party involved written notice of any dispute not so resolved within 15 days following

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the Agent delivery of the Dispute Notice. Within 10 Business Days following delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the officer who will represent the Agent and Acquirer and any other Person who will accompany that officer.
(c)Within 10 Business Days following delivery of notice pursuant to Section 2.9(b), the designated officers of Acquirer and the Agent shall meet at a mutually agreed time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 2.9 (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
(d)In the event that the Agent and Acquirer are unable to resolve any dispute arising out of this Agreement in accordance with provisions (a), (b) and (c) of this Section 2.9 within 60 days after delivery of any Dispute Notice, Acquirer or the Agent shall be entitled to submit such dispute for final adjudication to the applicable court sitting in the State of Delaware in accordance with Section 9.4.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Acquirer Parties as follows, with each such representation and warranty subject to the exceptions set forth in the Company Disclosure Schedules (it being understood that the Company Disclosure Schedules shall be arranged in sections corresponding to the sections and subsections contained in this Article 3, and no disclosure made in any particular section of the Company Disclosure Schedules shall be deemed to be made in any other section of the Company Disclosure Schedules unless expressly made therein (by cross-reference or otherwise) or to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other sections and subsections of the Company Disclosure Schedules).
3.1Organization of the Company.
(a)The Company is a corporation duly organized and validly existing and in good standing under the Law of the jurisdiction of its incorporation or formation with the requisite corporate power and corporate authority to conduct its Business, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts. The Company is duly qualified to do business as a foreign entity and is duly qualified to do business and in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the character of its assets and properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has never approved or commenced any Proceeding or made any election contemplating the dissolution or liquidation of the Company or the winding up or cessation of the business or affairs of the Company. There are no entities that have been merged into or that otherwise are predecessors to the Company. True, complete and correct copies of the Governing Documents of the Company, as amended and in effect as of the Agreement Date, have been Delivered to Acquirer. The Company is not in violation of its Governing Documents.
(b)The Company does not now have, nor has it ever had, any Subsidiaries or any direct or indirect equity interest in, or interest convertible or exchangeable or exercisable for equity interest in, or any loans to, any Person.
3.2Authorization.
(a)The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transactions. The Company Board, at a meeting duly called and held

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at which all directors were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Ancillary Agreements, the Merger and the other Transactions, (ii) determining that the Merger Consideration is fair to the Company Stockholders and declaring that this Agreement, the Ancillary Agreements, the Merger and the other Transactions are in the best interests of Company Stockholders, (iii) adopting this Agreement and the Ancillary Agreements, (iv) authorizing the Company to enter into this Agreement and to consummate the Merger and the other Transactions, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, (v) directing that the Merger and this Agreement and the Ancillary Agreements be submitted to the Company Stockholders for a vote for adopting this Agreement and the Ancillary Agreements and approving the Merger and recommending that the Company Stockholders vote to approve and adopt this Agreement and the Ancillary Agreements and approve the Merger and (vi) subject to the approval of the Merger by the Electing Holders (as defined in the Company Voting Agreement), invoking the drag-along right provided in the Company Voting Agreement (the “Company Board Approval”). This Agreement and the Ancillary Agreements to which the Company is a party have been executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Law affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Law (the “Enforceability Exceptions”).
(b)The only affirmative votes or written consents of the Company Stockholders under the DGCL, the CCC (to the extent CCC is applicable to the Company) or the Governing Documents of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions (“Company Stockholder Approval”) are the Company Stockholders holding (i) a majority of the outstanding shares of Company Capital Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) a majority of the outstanding shares of Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (iii) a majority of the outstanding shares of Company Series A-1 Preferred Stock (voting as a separate class), which Company Stockholder Approval will be achieved by the affirmative votes of the Consenting Stockholders, and (iv) a majority of the outstanding shares of Company Common Stock (voting as a separate class).
3.3Capitalization.
(a)The authorized Company Capital Stock consists solely of 69,000,000 shares of Company Common Stock and 50,725,920 shares of Company Preferred Stock, of which 1,210,941 are designated Series Seed-1 Preferred Stock, 1,690,174 are designated as Series Seed-2 Preferred Stock, 34,091,545 shares are designated as Series A-1 Preferred Stock and 13,733,260 are designated as Series A-2 Preferred Stock. A total of (i) 20,160,972 shares of Company Common Stock, (ii) 604,573 shares of Company Series Seed-1 Preferred Stock, (iii) 312,485 shares of Company Series Seed-2 Preferred Stock, (iv) 26,479,345 shares of Company Series A-1 Preferred Stock (v) 2,051,430 shares of Company Series A-2 Preferred Stock are issued and outstanding as of the Agreement Date, and except as set forth in Sections 3.3(c), 3.3(d) and 3.3(e), there are no other issued and outstanding equity interests and no commitments or Contracts binding on the Company to issue any shares of Company Capital Stock that are outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.
(b)Section 3.3(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of the Company Stockholders and the number and type of Company Capital Stock owned by each Company Stockholder. No shares of Company Capital Stock are subject to vesting or any right of repurchase by the Company. To the Knowledge of the Company, all election statements under Section 83(b) of the Code were timely filed with respect to any Company Capital Stock or other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers that were initially subject to a vesting arrangement. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrance (other than transfer restrictions under applicable Law or pursuant to the agreements or agreements pursuant to which such shares of Company Capital Stock were

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issued). There is no Liability for dividends accrued and unpaid by the Company. The Company obtained representations and warranties from each holder of Company Preferred Stock that each such holder was an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) at the time of the issuance of the Company Preferred Stock to such holder, as set forth in the applicable purchase agreements for the Company Preferred Stock.
(c)As of the Agreement Date, the Company has reserved 13,871,689 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 9,582,964 shares are subject to outstanding and unexercised Company Options under the Company Equity Plans and 1,936,427 shares remain available for issuance under the Company Equity Plans. Section 3.3(c) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders and each Company Option, whether or not granted under the Company Equity Plans, including the number of shares of Company Common Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), whether the Company Option may be “early exercised,” the exercise price per share of each Company Option, the intended Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), and the term of each Company Option, the Company Equity Plan from which such Company Option was granted (if any). The terms of the Company Equity Plans permit the treatment of Company Options as provided herein, without the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise. All Company Options are “out of the money” and shall be cancelled and extinguished for no consideration as of the Effective Time.
(d)Section 3.3(d) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Warrantholders, including the number of shares of Warrant Stock (as defined in such Company Warrant) of each issued and outstanding Company Warrant held by such Company Warrantholders. The Company has Delivered to Acquirer true, correct and complete copies of each Company Warrant.
(e)Section 3.3(e) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Noteholders, including the outstanding principal amount of each issued and outstanding Company Note held by such Company Noteholders. The Company has Delivered to Acquirer true, correct and complete copies of each Company Note.
(f)All issued and outstanding Company Capital Stock, Company Options, Company Warrants and Company Notes were issued in compliance with applicable Law and all requirements set forth in the Governing Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. As of the Agreement Date, there are no authorized, issued or outstanding equity interests of the Company other than the Company Capital Stock, Company Options, Company Warrants or Company Notes set forth on Sections 3.3(b), 3.3(c), 3.3(d) and 3.3(e) of the Company Disclosure Schedules. Other than as set forth on Sections 3.3(b), 3.3(c), 3.3(d) and 3.3(e) of the Company Disclosure Schedules, as of the Agreement Date, no Person has any equity interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company is a party or by which it or its assets is bound, (i) obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Other than the Company Voting Agreement, there are no Contracts relating to voting, purchase or sale of any shares of Company Capital Stock (x) between or among the Company and any of the Company Holders, other than written Contracts issuing such shares of Company Capital Stock entered into in connection with an equity financing of the Company or otherwise (provided that all such Contracts have been made available to Acquirer prior to the Agreement Date or if not so made available, do not contain any obligations that would be binding on the Company or Acquirer following the Closing) in the Ordinary Course of Business, or granting the Company the right to purchase unvested shares upon termination of employment or service and (y) to the Knowledge of the Company, between or among any of the Company Holders. Other than the Company

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Notes set forth on Section 3.3(e) of the Company Disclosure Schedules, the Company has no outstanding Company Indebtedness, the holder of which (i) has the right to vote (or that is convertible into securities that have the right to vote) with the Company Stockholders on any matter or (ii) is or will become entitled to any payment as a result of the Transactions.
3.4Title to and Sufficiency of Properties and Assets.
(a)The Company has good, valid and marketable title to or, in the case of leased assets and properties or assets and properties held under license, a good and valid leasehold or license interest in, all of its properties and assets. The Company holds sole and exclusive title to all property and assets which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. The tangible assets and personal property owned or leased by the Company are, in all material respects, in good operating condition and repair, normal wear and tear excepted, and are useable in the Ordinary Course of Business.
(b)The assets and properties owned by or licenses entered into by the Company (i) constitute all of the assets, properties and licenses (including IT Assets) that are necessary for the Company and, immediately following the Closing, Acquirer to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of the assets, properties and all products and services that are provided in connection with the assets and properties of the Company and (ii) constitute all of the assets and properties (including IT Assets) that are used in the conduct of, and necessary to conduct, the Business in substantially the same manner as conducted and as currently proposed to be conducted by the Company as of the Agreement Date, without (A) the need for Acquirer to acquire or license any other asset or property or (B) the breach or violation by the Company of any Contract to which the Company is a party, except for any such breach or violation which would not reasonably be expected to materially adverse to the Company.
(c)Nothing set forth in Section 3.4(a) or 3.4(b), shall be construed as a representation regarding Intellectual Property and nothing in this Section 3.4 shall be construed as a representation of non-infringement of Intellectual Property.
(d)The Company does not own and has never owned, any real property or interest in real property. Section 3.4(d) of the Company Disclosure Schedules lists all interests in real property leased, subleased or otherwise used or occupied by the Company (each, a “Leased Property”), including the address of the property and the name and address of the landlord. The Company has Delivered complete and accurate copies of all documents relating to the use or occupancy of such Leased Property, including all leases, subleases, offers to lease or agreements to lease, lease guarantees, tenant estoppels, subordinations, non-disturbance, operating agreements and attornment agreements (with any amendments or modifications related thereto, collectively, the “Leases”). With respect to the Leased Property, (i) the Company has good and valid title to, and enjoy exclusive peaceful possession of, the leasehold estate relating thereto, free and clear of all options, rights of first refusal, Encumbrances, easements, rights of way, restrictions on use, encroachments, licenses to Third Parties, leases to Third Parties or irregularities in title thereto, including any Encumbrances or conditions imposed by any Environmental Law (other than Permitted Encumbrances), and (ii) there is no Encumbrance, easement, covenant or other restriction applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property. The Company is not in default of any of the Leases and to the Company’s Knowledge no other party to any of the Leases is in default thereof, in each case, except as would not reasonably be likely to result in material liability to the Company.
3.5Environmental Law and Regulations. The Company and all facilities or real property currently or formerly owned, leased or operated by the Company, are now and have been in compliance in all material respects with all applicable Environmental Law. The Company has not received from any Governmental Authority any notice, demand letter, or request for information alleging that the Company is in violation of any Environmental Law, and the Company is not subject to any Order of any Governmental Authority imposing liability or obligations relating to any Environmental Law or any Hazardous Substance. There has been no release by the Company, or for which the Company would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the

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Company. The Company has not assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Law.
3.6Absence of Certain Activities or Changes. Since the Company Balance Sheet Date, (a) the Company has conducted its operations in the Ordinary Course of Business, (b) there has been no Material Adverse Effect and (c) the Company has not done, caused, taken or permitted any action which would require the consent of Acquirer pursuant to Section 5.1 (other than as set forth in clause (k)) if taken during the Pre-Closing Period.
3.7Company Contracts.
(a)Section 3.7(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a complete and correct list of each of the following Contracts: (x) to which the Company is a party or (y) by which the Company’s properties or assets are bound as of the Agreement Date:
(i)any Contract providing for payments by or to the Company (or under the Company has made or received payments) in the calendar year period ending on December 31, 2024 in an aggregate amount of $100,000 or more;
(ii)any Contract with a (A) Top Customer or (B) Top Supplier;
(iii)(A) any dealer, distributor, referral or similar agreement, or (B) any Contract (I) providing for the grant of rights to reproduce, license, market, refer or sell the Company Products to any other Person or (II) relating to the advertising or promotion of Company Products or the Company or pursuant to which any Third Parties advertise on any websites operated by the Company;
(iv)(A) any joint venture, partnership or limited liability company Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, (C) any Contract that involves the payment by the Company of royalties to any other Person and (D) any Contracts providing for payment of amounts calculated based upon the revenues or income of the Company, earnouts, milestones, royalties or contingent payments (I) by or (II) to the Company;
(v)(A) all Contracts that relate to research and development, (B) all Contracts under which (I) clinical, (II) pre-clinical or non-clinical data is or may be generated and (III) all clinical trial agreements and clinical research agreements, (C) manufacture or supply agreements or similar Contracts; (D) collaboration and co-development agreements; and (E) commercialization agreements or similar Contracts;
(vi)any agreement or Contract providing for the payment of compensation or benefits (including any accelerated vesting) upon any termination of employment or service, or in connection with the Transactions, with any current or former employees under which the Company has any actual or potential Liability;
(vii)any Contract for or relating to the employment or service of the Company’s directors, officers, employees, consultants or beneficial owner of more than 3% of the total shares of Company Capital Stock or any other type of Contract with the Company’s directors, officers, employees, consultants or beneficial owners of more than 3% of the total shares of Company Capital Stock, as the case may be, excluding (A) in the case of employees and consultants, offer letters and consulting agreements which may be terminated by the Company for convenience, and (B) stock purchase agreements and stock option agreements;
(viii)any Contract (A) pursuant to which any other Person is granted exclusive rights or that requires the Company to deal exclusively with, or grants exclusive rights to, any customer, vendor, supplier, distributor, contractor or other Persons, (B) pursuant to which any other Person is granted “most-favored-party,” best pricing rights of any type or scope with respect to any of the Company Products, Company IP or Company Data, (C) containing any non-competition covenants or other material restrictions relating to the Company Products, Company IP or Company-Owned Data, (D) that limits or

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would limit the freedom of the Company in a material manner to (x) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company IP, or to make use of any Company IP, including any grants by the Company of exclusive rights or licenses or (y) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (E) containing any “take or pay,” minimum commitments or similar provisions or provisions to purchase goods or services from a sole source, (F) in which the Company grants rights of first refusal or first offer, right of negotiation or similar preferential rights to, any customer, vendor, supplier, distributor, contractor or other Person, or (G) imposing any material restriction on the right or ability of the Company to solicit, hire or retain any Person as an employee, consultant or independent contractor;
(ix)all Company IP Contracts (provided that Company shall not be required to list any of the following Company IP Contracts under Section 3.7(a)(ix) of the Company Disclosure Schedules: employee invention assignments on Company’s form, Contracts that are Company IP Contracts solely because they contain licenses of Commercial Software or Public Software, confidentiality obligations or licenses for feedback, or Contracts entered into by the Company in the Ordinary Course of Business that are substantially on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer, or Contracts entered into with Company’s service providers granting no more than a non-exclusive license to such service provider solely for the purposes of such service provider performing services for the Company);
(x)any license, sublicense or other Contract providing for the right of the Company to use or enforce any Company Controlled IP to be restricted (other than non-exclusive licenses granted to the Company’s customers under Contracts substantially on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer, or to Company’s service providers solely for the purposes of such service provider performing services for the Company), the Company Owned IP to be encumbered or transferred, or rights in or with respect to any Company Owned IP to be sold;
(xi)any Contract providing for the development of any software, technology or Intellectual Property, independently or jointly, either by or for the Company (other than employee invention assignment agreements with employees of the Company or independent contractor agreements, in each case on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer);
(xii)any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the Ordinary Course of Business;
(xiii)any Contract to license or authorize any Third Party to manufacture or reproduce any of the Company Products or Company Controlled IP;
(xiv)any Contract for use of third-party AI Technology by or on behalf of the Company;
(xv)any Contract that provides for the indemnification by the Company of any Person against (A) any infringement, violation or misappropriation of the Intellectual Property of a Third Party or (B) any other cause;
(xvi)any Contract containing any warranty, support, maintenance or service obligation or cost on the part of the Company (other than Contracts with customers substantially on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer);
(xvii)(A) any settlement agreement with respect to any Proceeding, (B) any settlement or similar Contract restricting in any respect the operations or conduct of the Business, as currently conducted or as currently contemplated to be conducted, by the Company (or the Acquirer or its Affiliates after the Closing), and (C) any settlement or similar Contract with a Governmental Authority;

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(xviii)any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company, or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;
(xix)any Contract to which the Company is a party or by which it or any of its properties or assets is bound as of the Agreement Date with any labor union or any collective bargaining agreement or similar Contract with its employees;
(xx)any trust indenture, mortgage, promissory note, loan agreement or other Contract to which the Company is a party or by which it or any of its properties or assets is bound as of the Agreement Date for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with the Accounting Standards;
(xxi)any Contract to which the Company is a party or by which it or any of its properties or assets is bound as of the Agreement Date of guarantee, surety, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;
(xxii)any Contract to which the Company is a party or by which it or any of its properties or assets is bound as of the Agreement Date for capital expenditures in excess of $50,000 individually or in the aggregate;
(xxiii)any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $50,000 in any calendar year;
(xxiv)any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any equity or equity-linked interest or other material ownership interest in any other Person;
(xxv)any Contract to which the Company is a party or by which it or any of its properties or assets is bound as of the Agreement Date with a Related Party excluding (A) offer letters and consulting agreements which may be terminated by the Company for convenience, and (B) stock purchase agreements entered into in connection with an equity financing of the Company or otherwise in the Ordinary Course of Business and stock option agreements;
(xxvi)any Contract providing for indemnification to any D&O Indemnified Person (each a “D&O Indemnification Agreement”);
(xxvii)any Contract with any Governmental Authority, including any Contract relating to the grant, incentive, benefit, qualification or subsidy from any Governmental Authority, any Permit that is required for the conduct of the Business, or for the Company holding of its assets, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (a “Government Contract”) ;
(xxviii)all Contracts with health care professionals who provide services to or on behalf of the Company;
(xxix)all Contracts, whether or not made in the Ordinary Course of Business, that are material to the Company and not otherwise required to be listed by the foregoing clauses (a)-(xxviii); and

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(xxx)all Contracts required to be listed by the foregoing clauses (a)(i)-(xxix) and all Company IP Contracts (A) that would require consent, (B) that would require or permit the Company (or any successor) to make any payment to another Person, (C) that would be subject to modification or termination (D) that contain any clause that would trigger adverse consequences for Acquirer, (E) pursuant to which rights of any Third Party would be triggered or become exercisable, (F) under which any other consequence, result or effect arises, in each case, by virtue of the change in control resulting from the completion of the Merger or in connection with or as a result of the execution of this Agreement or the consummation of the Merger, either alone or in combination with any other event.
(b)All Contracts required to be listed in Section 3.7(a) of the Company Disclosure Schedules together with all Company IP Contracts are referred to as the “Company Contracts.” True, complete and correct copies of all written Company Contracts (excluding employee invention assignments on Company’s form, Contracts that are Company IP Contracts solely because they contain licenses of Commercial Software or Public Software, confidentiality obligations or licenses for feedback, or Contracts entered into by the Company in the Ordinary Course of Business that are substantially on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer, or Contracts entered into with Company’s service providers granting no more than a non-exclusive license to such service provider solely for the purposes of such service provider performing services for the Company), and true, complete and correct summaries of all oral Company Contracts, in each case, including all amendments thereto and waivers thereunder, have been Delivered to Acquirer.
(c)Each Company Contract is in writing, existing, in full force and effect and is legal, valid, binding and enforceable against the Company, and, to the Company’s Knowledge, each other party thereto, in accordance with their terms except as enforcement may be limited by the Enforceability Exceptions. The Company shall not be, as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement (including the Merger), and to the Company’s Knowledge, no other party is, in Default and there exists no other Default under any Company Contract, in each case, except for such Defaults which would not be reasonably expected to be materially adverse to the Company. No written notice of any claim of Default under, or termination of, a Company Contract has been made or received by the Company. The Company has not waived any of its rights under any Company Contract.
3.8Noncontravention.
(a)The execution, delivery and performance by the Company of and the Company’s compliance with this Agreement and consummation by the Company of the Transactions do not and will not (i) violate the Governing Documents of the Company, (ii) assuming any consents and approvals referred to in Section 3.8(b) are duly obtained, conflict with or constitute a Default under any Law, Orders or Permits applicable to the Company or (iii) conflict with, give rise to or result in a Default under any Company Contract, other than those Contracts listed in Section 3.8(a) of the Company Disclosure Schedules, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the properties, assets, Company Capital Stock or other equity securities of the Company.
(b)Other than the filing of the Certificate of Merger, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any institutional review board, privacy board or ethics committee for any clinical trial being conducted by or on behalf of the Company, is required to be made, obtained or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions.
3.9Financial Statements and Operating Budget.
(a)The Company has Delivered to Acquirer the unaudited financial statements of the Company for the fiscal years ending December 31, 2022, 2023 and 2024 as well as any interim period financial statements from the end of the most recently completed fiscal year to February 28, 2025 (including, in each case, balance sheets, statements of operations and statements of cash flows, collectively, the “Financial Statements”), which are included on Section 3.9(a) of the Company Disclosure Schedules. The Financial Statements (i) are derived from and in accordance with the books

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and records of the Company, (ii) complied as to form with the Accounting Standards with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) are true, correct and complete in all material respects and (v) were prepared in accordance with the Accounting Standards, except for the absence of footnotes, applied on a consistent basis throughout the periods involved.
(b)Except as set forth on Section 3.9(b) of the Company Disclosure Schedules, the Company has not applied for or accepted any loan or other benefit made available by the CARES Act.
(c)Section 3.9(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Indebtedness for borrowed money as of the Agreement Date, including, for each such item, the Contract governing such item and the interest rate, maturity date, any assets securing such instrument and any prepayment or other penalties payable in connection with the repayment of such instrument at the Closing.
(d)The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with the Accounting Standards and (B) to maintain accountability for assets, (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company, its independent auditors or, to the Knowledge of the Company, any current or former employee, consultant or director of the Company has not identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. The Company or, to the Knowledge of the Company, any Representative of the Company has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the financial statements of the Company. No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or their Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Financial Accounting Standards Board Accounting Standard Codification (“FASB ASC”) Topic 450 - Contingencies) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC 450. There has been no change in the Company’s accounting policies since January 1, 2017, except as described in the Financial Statements.
(e)The accounts receivable of the Company (collectively, the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the determination of Company Net Working Capital to be set forth in the Company Officer Certificate, arose in the Ordinary Course of Business and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 60 days following the applicable invoice date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet. Allowances for doubtful accounts have been prepared in accordance with Accounting Standards consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of material offset, recoupment, set-off or counter-claim and, to the Knowledge of the Company, there are no facts or circumstances (whether

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asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Section 3.9(e) of the Company Disclosure Schedules sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts.
3.10Liabilities. The Company does not have any Liabilities of any nature other than (a) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2024 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (b) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the Ordinary Course of Business that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Law and (c) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any Third Parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with the Accounting Standards consistently applied and are adequate. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.
3.11Taxes.
(a)The Company, and any consolidated, combined, unitary or aggregate group of which the Company is or has been a member, has properly completed and timely filed all income and other material Tax Returns it is required to have filed. All Tax Returns filed by or with respect to the Company are accurate, complete and correct in all material respects.
(b)The Company has timely paid in full all Taxes required to have been paid by it whether or not shown on any Tax Return, and has no Liability for Taxes in excess of the amounts so paid.
(c)The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course of Business subsequent to the Company Balance Sheet Date (as adjusted for changes in ordinary course operating results).
(d)No claim has been made in writing by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is subject to Tax by that jurisdiction.
(e)Section 3.11(e) of the Company Disclosure Schedules sets forth a complete and accurate listing of all of the jurisdictions in which the Company files its Tax Returns.
(f)No extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company (except for extensions to file Tax Returns that are granted automatically under applicable Law).
(g)There is (i) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of the Company that has been or is being conducted by a Tax Authority, and (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority.
(h)All deficiencies asserted or assessments made against the Company as a result of any examinations by any Tax Authority have been fully paid, settled or withdrawn.

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(i)There are no Encumbrances for Taxes upon the assets of the Company (other than Permitted Encumbrances).
(j)The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(k)The Company is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, and the Company has no Liability or potential Liability to any Third Party under any such agreement (other than Contracts entered into the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes, each, an “Ordinary Contract”).
(l)The Company is not party to and has not requested any closing agreement (as described in Section 7121 of the Code or any corresponding, analogous, or similar provision under any state, local or foreign Law related to Taxes), offer in compromise, technical advice memoranda, private letter ruling or other similar written agreement with any Tax Authority.
(m)The Company has never entered into any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any similar provision under state, local or foreign law. The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Law related to Taxes).
(n)The Company has (i) at all times since its formation been a “C corporation” within the meaning of Section 1361(a)(2) of the Code; (ii) never been an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law), or a combined, consolidated or unitary group for state, local or foreign Tax purposes; and (iii) no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law related to income Taxes), as transferee or successor, by Contract (other than pursuant to any Ordinary Contract) or otherwise.
(o)The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(p)The Company is not a party to any joint venture, partnership or other arrangement or Contract that could reasonably be expected to be treated as a partnership for Tax purposes.
(q)The Company does not own and has never owned any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company.
(r)The Company is not subject to Tax in any country other than the country in which it is formed or organized by virtue of having employees, a permanent establishment or any other place of business in such country.
(s)The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(t)The Company has complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any state, local or non-U.S. law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including

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federal, state and non-U.S. income Taxes, Federal Insurance Contribution Act, Medicare and Federal Unemployment Tax Act Taxes and Taxes under relevant state and non-U.S. income and employment Tax withholding laws, and has timely filed all withholding Tax Returns.
(u)The Company will not be required to include any adjustment in Taxable income for any Tax period beginning after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax laws as a result of transactions or events occurring prior to the Merger.
(v)The Company will not be required to include any item of income in, or exclude any item of deduction from, a Post-Closing Tax Period taxable income that accrued (for purposes of financial statements) in a Pre-Closing Tax Period but was not recognized for Tax purposes in any Pre-Closing Tax Period as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, (ii) any prepaid amount received or paid in a Pre-Closing Tax Period, or (iii) a change in method of accounting in a Pre-Closing Tax Period.
(w)The Company has not applied for and not yet received a ruling or determination from a Tax Authority regarding a past or prospective transaction.
(x)The Company has (i) to the extent deferred, properly complied in all respects with applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) to the extent applicable, eligible, and claimed, properly complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations) pursuant to or in connection with any U.S. presidential memorandum or executive order.
(y)Section 3.11(y) of the Company Disclosure Schedules lists all Persons who currently have power of attorney with respect to any matter relating to Taxes payable by or with respect to the Company.
(z)The Company is not liable for any material amount under any escheat or abandoned or unclaimed property Law.
3.12Compliance with Law.
(a)The operation of the Business has been conducted at all times within the past five years and is being conducted in compliance in all material respects with all Law and Orders applicable to the Company or the Business and all Permits required for the operation of the Business, properties and assets. The Company has not received any written notice to the effect that, or otherwise been advised in writing that, they are not in such compliance with any such Law, Orders or Permits.
(b)The Company has not, nor any of the officers or directors of the Company or, to the Company’s Knowledge, any other Representative of the Company acting on behalf of the Company, has, directly or indirectly, (i) taken any action in violation of any Law relating to anticorruption matters, including the FCPA, or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her official capacity, (B) inducing such Public Official to do or fail to do any act in violation of his or her lawful duty, (C) securing any improper advantage or (D) inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Company or any Person related to the Company, in obtaining or retaining business. None of the Representatives of the Company are Public Officials. There have been no false or fictitious entries made in the books or records of the Company relating to any payment that the FCPA prohibits, and the Company has not established or maintained a secret or unrecorded fund for use in making any such payments.

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(c)The Company has not, nor any of the officers or directors of the Company or, to the Company’s Knowledge, any other Representative of the Company acting on behalf of the Company, has, directly or indirectly, taken any action in violation of any Law relating to export control, trade or economic sanctions, or antiboycott, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any Law outside of the United States of a similar nature. The Company is not, nor is any of its Representatives is listed on the U.S. Office of Foreign Assets Control “Specifically Designated Nationals and Blocked Persons” or any other similar list.
3.13Permits. Section 3.13 of the Company Disclosure Schedules sets forth a complete and correct list of all material Permits used in the operation of the Business or otherwise held by the Company in connection with Business, all of which are valid and in full force and effect. Complete and correct copies of such Permits have been Delivered to Acquirer. The Company has all Permits required in the operation the Business and to own, lease and operate its properties and assets, and such Permits are in full force and effect and are owned by the Company free and clear of all Encumbrances except Permitted Encumbrances, except for such Permits which the failure to hold would not be reasonably likely to be materially adverse to the Company. The Company is not in Default, or has received any notice of any claim of Default, with respect to any such Permit. No suspension or cancellation of any such Permits is pending or, to the Company’s Knowledge, threatened.
3.14Regulatory Matters.
(a)For the past five years, the Company has been, and currently is, in compliance in all material respects with Health Care Law. The Company has not received any notice or other communication from the FDA or any other Governmental Authority alleging any violation of any applicable Health Care Law with respect to such activities. The Company has not received any notice or other communication from any Governmental Authority alleging any violation of any Health Care Law, including any allegations of failure to maintain systems and programs required by applicable Health Care Law, or contesting the Regulatory Approval or Regulatory Permit for, the uses of or the labeling and promotion of any product subject to any Health Care Law.
(b)The Company is not a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority, and no such action is pending as of the Agreement Date. The Company is not subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Care Law and no such enforcement, regulatory or administrative proceeding has been threatened. The Company has not made and is not in the process of making any voluntary self-disclosure to any Governmental Program or Governmental Authority, including any voluntary self-disclosures to the Centers for Medicare & Medicaid Services.
(c)Neither the Company nor any directors, officers, employees or, to the Knowledge of the Company, any contractors or agents, are the subject of any pending or threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Regulatory Authority. Neither the Company, any officer, director or employee of the Company nor, to the Knowledge of the Company, any contractor or agent of the Company: (i) has (A) been placed under or otherwise made subject to or (B) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its Application Integrity Policy “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Governmental Program; (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, disqualification, debarment,

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deregistration, exclusion, or suspension from participation in any Governmental Program, or otherwise under 42 U.S.C. Section 1320a-7b(f), 21 U.S.C. Section 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (vi) to the Knowledge of the Company, is the target or subject of any current or potential investigation relating to any Governmental Program-related offense; or (vii) has been debarred or is subject to debarment pursuant to Section 306 of the FDCA.
(d)The Company has operated and currently is in compliance in all material respects with the Clinical Laboratory Improvement Amendments of 1998 (“CLIA”), all applicable rules and regulations of all Governmental Authorities engaged in regulation of clinical laboratories or biohazardous materials, and all Regulatory Permits. The Company has not received written notice from any such governmental agencies or bodies requiring the termination, suspension, clinical hold or material modification of any tests, studies or trials conducted by or on behalf of the Company. No suspension, revocation, termination, sanction, corrective action or limitation of any currently existing CLIA certification or accreditation of the Company is pending or to the Knowledge of the Company, threatened.
(e)(i) The Company has in effect all Regulatory Permits and Regulatory Approvals required by any Regulatory Authority to permit the conduct of the Business as currently conducted, (ii) all of such Regulatory Permits and Regulatory Approvals are in full force and effect and (iii) the Company is in compliance in all material respects with, and is not in default under, any such Regulatory Permit or Regulatory Approval.
(f)At all times during which the Business provided clinical interpretation services for or on behalf of its customers, (i) none of the individuals engaged by Company (whether directly or indirectly) to render such clinical interpretation services were licensed physicians, and (ii) all such individuals engaged (whether directly or indirectly) by the Company were at all times qualified and/or appropriately licensed, where applicable, to render such clinical interpretation services.
3.15Litigation. There is, and since January 1, 2022 there has been, no Proceeding (a) pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Business, (b) pending or, to the Company’s Knowledge, threatened against any Person whose Liability the Company has retained or assumed, either contractually or by operation of Law, or (c) to the Company’s Knowledge, pending or threatened against any stockholder, officer, director or employee of the Company in connection with such stockholder’s, officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company, and, to the Company’s Knowledge, there is no factual or legal basis that would be reasonably expected to result in any such Proceeding described in the foregoing clauses (a) through (c). The Company is not a party to or named in, and none of its properties or assets are subject to, any Order.
3.16Employment Matters.
(a)Section 3.16(a) of the Company Disclosure Schedules contains a complete and correct list of each employee of the Company or future employee of the Company for which the Company has made an offer of employment, including for each such employee: name, employing entity, job title, date of hire or expected start date, exempt classification status under the Fair Labor Standards Act, full-time or part-time status, immigration status, work location, annual base salary or wages, annual target incentive or bonus compensation for the current fiscal year, accrued paid time off prior notice entitlement (if any). The Company has not made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. To the Company’s Knowledge, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties for the Company. Each current and former employee of the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company vesting all rights in work product created by the employee during the employee’s employment or other affiliation with the Company. To the Company’s Knowledge, no employee intends to terminate his or her relationship with

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the Company. To the Company’s Knowledge, each employee of the Company is (i) a United States citizen or lawful permanent resident of the United States, or (ii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each of its employees and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects. No employee of the Company has a principal place of employment outside the United States or is subject to the labor and employment Law of any country other than the United States. The employment of each of the employees of the Company is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. As of the Agreement Date, the Company has not (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment or engagement with Acquirer following the Effective Time.
(b)Section 3.16(b) of the Company Disclosure Schedules contains a complete and correct list of each person who serves or will serve as an independent contractor, consultant or other non-employee service provider of the Company (or who served in such capacity since the January 1, 2022 (collectively, “Contractors”)), including for each such Contractor: name, (if an entity, including the name of the individuals employed by or providing service on behalf of such entity), location, duration of services, description of services, description of fees and any notice or termination requirements. The Company has not made any promises or commitments to any of its Contractors or former Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or terms of service. To the Company’s Knowledge, no Contractor used by the Company is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company. Each Contractor ever retained by the Company to create Intellectual Property for the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company as the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for the Company. To the Company’s Knowledge, no current Contractor used by the Company intends to terminate his, her or its relationship with the Company. The Company has not, and would not reasonably be expected to have, any Liability with respect to any Taxes (or the withholding thereof) in connection with any Contractor. The Company has properly classified each Contractor ever retained by the Company as an “independent contractor” pursuant to the Code and other applicable Law.
(c)The Company has not, at any time, been a party to or had any obligations under a collective bargaining, works council or similar agreement. The Company has not at any time, nor to the Company’s Knowledge, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, any effort to organize or any other similar occurrence or any attempt to organize or represent the labor force of the Company. No union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company as representing any of its employees. Except as set forth in Section 3.16(c) of the Company Disclosure Schedules, no employee of the Company has been dismissed in the 12 months immediately preceding the Agreement Date.
(d)The Company is in compliance in all material respects with all Laws relating to labor and employment, including with respect to employment practices, worker classification, wages and hours, duration of work, overtime, collective bargaining, discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, the collection and payment of withholding and social security Taxes, and other employment-related Taxes. The Company has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, and severance of the employees which are due to be paid as of or in connection with the Closing Date. The Company has not committed any unfair labor practice in connection with the conduct of its Business. There are no Proceedings pending or, to the Company’s Knowledge, threatened between the Company, on the one hand, and any of its current employees or independent contractors or former employees or independent contractors, on the other. No review, complaint or Proceeding by any Governmental Authority or current or former employee or Contractor with respect to the Company in relation to the employment or engagement of any individual is pending or, to the Company’s Knowledge, threatened,

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nor has the Company received any notice from any Governmental Authority indicating an intention to conduct the same in the future. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). The Company has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.
(e)The Company has Delivered to Acquirer true and correct copies of each of the following with respect to the Company: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to employees of the Company.
(f)The Company is and during the past five years has been in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past six years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(g)There are no performance improvement or disciplinary actions contemplated or pending against any of the employees of the Company. No Misconduct Claim has been made, or is currently pending or threatened against any service provider of the Company with respect to conduct relating to the Company’s workplace, (i) no service provider of the Company who holds a title of Vice President or a higher title has, and to the Company’s Knowledge, no other service provider of the Company has, engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s workplace, and (ii) to the Company’s Knowledge, no service provider has been terminated from any prior employment or service for any Misconduct Claim.
3.17Employee Benefit Plans.
(a)Section 3.17(a) of the Company Disclosure Schedules contains a complete and correct list of each Company Benefit Plan maintained, contributed to or required to be contributed to by the Company or under which the Company has or would reasonably be expected to have any Liability. No Company Benefit Plan is subject to any Law other than those of the United States or any state, county or municipality in the United States. The Company has no nor would reasonably be expected to have any Liability under any Company Benefit Plan maintained, contributed to or required to be contributed to by any ERISA Affiliate of the Company.
(b)With respect to each Company Benefit Plan, the Company has Delivered to Acquirer an accurate and complete copy of: (i) the plan document, as amended through the Agreement Date, or a written summary of any unwritten Company Benefit Plan, (ii) the summary plan description (if required) and any material modifications thereto, (iii) any annual reports on Forms 5500 and the results of any applicable non-discrimination or other required tests for the last three plan years, to the extent applicable, (iv) material contracts including trust agreements, insurance contracts, and administrative services agreements, (v) the most recent determination or opinion letters for any plan intended to be qualified under Section 401(a) of the Code and (vi) any material correspondence with the Department of Labor, Internal Revenue Service or any other Governmental Authority regarding the plan within the past five years.

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(c)Prior to the Closing Date, the Company shall have made all contributions required to be made to or with respect to each Company Benefit Plan as of the Closing Date and paid or accrued all liabilities on account of any Company Benefit Plan in existence on or before the Closing Date. All contributions that are due have been made within the time periods, if any, prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company. Each Company Benefit Plan may be terminated as of or after the Closing without resulting in any liability to the Company or to Acquirer for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities. In addition, with respect to each Company Benefit Plan intended to include a Code Section 401(k) arrangement, the Company and each of their ERISA Affiliates has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. All assets of any Company Benefit Plan consist of cash, actively traded securities, or other assets reasonably acceptable to Acquirer. All individuals who, pursuant to the terms of any Company Benefit Plan, are entitled to participate in any Company Benefit Plan, are currently participating in such Company Benefit Plan or have been offered an opportunity to do so and have declined in writing.
(d)There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan for the most recent full fiscal year included in the Financial Statements.
(e)Each Company Benefit Plan has been, in all material respects, established, maintained and administered in accordance with its terms and with all provisions of ERISA, the Code and other applicable Law. No actions, investigations, suits or claims with respect to any Company Benefit Plan are pending or, to the Company’s Knowledge, threatened, and there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Company Benefit Plan, any fiduciary with respect to a Company Benefit Plan or the assets of a Company Benefit Plan (other than routine claims for benefits). No employee of the Company is a “leased employee” within the meaning of Section 414(n) of the Code. Each Company Benefit Plan that is a health plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the Company has offered all “full-time employees” the ability to elect minimum essential coverage that provides “minimum value” for themselves and their dependents in accordance with such Law. With respect to each Company Benefit Plan, (i) no lien has been imposed under the Code, ERISA or any other applicable Law, and (ii) the Company has not made any filing in respect of such Company Benefit Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program. No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.
(f)Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS (or, if such plan is a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the tax qualification requirements and the Company is entitled to rely on such favorable opinion) to the effect that such Company Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code.
(g)The Company has no obligation to provide post-retirement or post-termination medical or life insurance benefits to any current or former employee, officer, Contractor, or director, or any dependent or beneficiary thereof, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law for which the covered individual pays the full cost of coverage. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Benefit Plan. Neither the Company nor any of its ERISA Affiliates is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plans. Neither the Company nor any of its ERISA

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Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained, contributed or been obligated to contribute to, or incurred or could reasonably be expected to incur any liability with respect to: (i) any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) any health or other welfare arrangement that is self-insured. No Company Benefit Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. Each Company Benefit Plan that provides health, life or other welfare or welfare-type benefits is fully insured by a third-party insurance company. The Company does not sponsor or maintain any self-funded employee benefit plans providing for health or welfare benefits, including any plan to which a stop-loss policy applies.
(h)Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or Contractor of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Benefit Plan; or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.
(i)Section 3.17(i) of the Company Disclosure Schedules lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. The Company is not under any obligation to gross up any Taxes under Section 409A of the Code or otherwise.
(j)Except as set forth on Section 3.17(j) of the Company Disclosure Schedules, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any of their ERISA Affiliates to which the Company or any of their ERISA Affiliate is a party or by which the Company or any of its ERISA Affiliates or their assets are bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 3.17(j) of the Company Disclosure Schedules lists each Person (whether United States or foreign) who as of the Closing will be, with respect to the Company or any of their respective ERISA Affiliates, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. Neither the Company nor any their ERISA Affiliates has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.
3.18Intellectual Property.
(a)Section 3.18(a) of the Company Disclosure Schedules accurately and completely sets forth as of the Agreement Date: all (i) Registered Company IP, (ii) material unregistered Trademarks included in the Company Owned IP, (iii) Company Products, and (iv) Company Controlled IP material to the Company or its Business. For each item of Registered Company IP, Section 3.18(a) of the Company Disclosure Schedules indicates, as applicable, the legal (and record) owner(s) thereof and, if jointly-owned, all joint-owners of such Intellectual Property, the countries and jurisdictions in which such Intellectual Property is patented, issued, granted or registered or in which an application for the same has

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been filed, the patent, registration or application number, the filing, registration, issue, grant and expiration dates thereof (as applicable), in the case of unregistered Trademarks, countries of use and dates of first use, and in the case of Domain Names, registrar. All Registered Company IP (other than Patents) is valid (or in the case of applications, applied for) and enforceable; to the Company’s Knowledge, all Patents constituting Registered Company IP are valid (or in the case of applications, applied for) and enforceable; and all Registered Company IP is subsisting (or applied for) and in full force and effect (as applicable).
(b)The Company has sufficient rights to Exploit the Company IP in connection with the Company’s current operation of its Business, all of which rights, shall survive unchanged the execution and delivery of this Agreement and the consummation of the Transactions. The Company IP includes all Intellectual Property used or held for use in connection with the operation of the Company’s Business, and there are no other items of Intellectual Property or IT Assets that are material to or necessary for the operation of the Company’s Business, or for the continued operation of the Company’s Business immediately after the Closing in substantially the same manner as currently conducted by Company and as currently contemplated to be conducted. The Company is the sole and exclusive owner of all right, title and interest in and to each item of Company Owned IP and each Company IT Asset owned or purported to be owned by the Company, free and clear of all Encumbrances and licenses, or any obligation to grant any of the foregoing, (other than Permitted Encumbrances). The Company has a valid license to use the Company Licensed IP (and, in the case of the Company Controlled IP, a valid exclusive license) in connection with the operation of its Business, subject to the terms of the Company IP Contracts. No third party has sole or joint ownership of any inventions claimed by any issued Patents or pending claims in any applications for Patents included in the Registered Company IP.
(c)Except as set forth on Section 3.18(c) of the Company Disclosure Schedules, the Company has not assigned, transferred, conveyed, or granted any exclusive license with respect to, or authorized the retention of any rights in or joint ownership of, any Company Owned IP or any Company IT Asset owned by the Company or other Intellectual Property or related technology or products that would have been Company Owned IP or IT Asset owned by the Company but for such assignment, transfer, conveyance, or license, to third parties or, caused or permitted any Encumbrance (other than Permitted Encumbrances) to attach to any Company Owned IP or Company IT Asset owned by the Company. No Person other than the Company has any proprietary, commercial, joint ownership, royalty or other interest in the Company Owned IP or the goodwill, if any, associated therewith. Except as set forth in on Section 3.18(c) of the Company Disclosure Schedules, (i) the Company exclusively owns the entire and unencumbered right (except for Permitted Encumbrances), title and interest in and to the Company Products, including the Intellectual Property rights therein, but excluding Public Software, (ii) no rights in or to any Company Products (other than Permitted Encumbrances) have been transferred or granted to any other Person, and (iii) no Person has an option to any such rights that will be exercisable on or after the Agreement Date.
(d)The Company has not entered into any Contracts with any other Person (i) that materially limit or restrict use of the Company Owned IP, the Company Licensed IP (other than the obligations or restrictions expressly contained in the agreement granting the Company a license under such Intellectual Property) or Company Products by the Company or require any payments for such use, (ii) pursuant to which any Person other than the Company has been granted or retains the right to bring any infringement or other enforcement actions with respect to, or otherwise to enforce, any of the Company Controlled IP, (iii) pursuant to which any Person has been granted or retains the right to defend any claim of infringement arising from the practice or other exploitation of any of the Company Controlled IP or pursuant to which the Company expressly agrees to indemnify any Person against any such claim (other than in Contracts entered into by the Company in the Ordinary Course of Business with the Company’s customers under Contracts substantially on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer, or the Company’s service providers solely for the purposes of such service provider performing services for the Company) or the Company has assumed any existing or potential Liability of another Person for any infringement by such Person of third party Intellectual Property, misappropriation or other violation or similar claim, or (iv) pursuant to which any Person has been granted or retains the right to control the prosecution of any of the Company Controlled IP. There are no existing Contracts, options, commitments, or rights, of or to any Person for such Person to acquire or obtain any rights to any Company Controlled IP.

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(e)Except as set forth on Section 3.18(e) of the Company Disclosure Schedules, all registration, maintenance and renewal fees and other payments that have become due on or before the Agreement Date in connection with Registered Company IP have been timely paid in full, with the understanding that “timely” includes payment during a grace period, extension period, further processing period, reinstatement period, or any other time period, payment during which will not allow such Registered Company IP to lapse, be cancelled or otherwise be deemed abandoned or lost. All documents, recordations, certificates and other materials in connection with Registered Company IP required to be filed on or before the Agreement Date have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company IP registered in such jurisdiction. Except as set forth on Section 3.18(e) of the Company Disclosure Schedules, as of the Agreement Date, there are no actions that must be taken by the Company within 180 days of Closing that, if not taken, will result in the loss or delay of any Registered Company IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Company IP. Appropriate steps have been taken, where required, in connection with the prosecution of all Patents, to name all inventors and to provide all material prior art in respect of each such Patent, in each case with respect to any Patent within the Company Owned IP and, to the Knowledge of the Company, within the Company Controlled IP. Each of the Patents included in the Company Owned IP properly identifies the inventor(s) of the claims thereof as determined in accordance with the Law of the jurisdiction in which such Patents are issued or are pending. Documentation evidencing the assignment of each Patent included in the Company Controlled IP from each named inventor directly, or through a subsequent chain of title, to the respective owner(s) indicated in Section 3.18(e) of the Company Disclosure Schedules has been timely and properly recorded with the United States Patent and Trademark Office, or foreign equivalents, as applicable.
(f)No Company Controlled IP or Company Product is, or has been, subject to any proceeding or outstanding decree, Order, judgment, injunction, settlement, action, investigation, opposition, interference, reexamination, cancellation, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, or any other dispute, disagreement, or claim, whether brought by a Third Party or by the Company (including, with respect to Patents, inventorship challenges, post grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reissues, reexaminations and oppositions, and, with respect to Trademarks, invalidity, nullity, opposition, cancelation, concurrent use or similar proceeding), whether by subpoena or informal letter, or any Order restricting the Company’s rights in, to and under any Company Controlled IP or Company Product, or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any Company Owned IP or triggering any additional payment obligations with respect to any such Company Controlled IP (collectively, “IP Dispute”), nor, to the Company’s Knowledge, has any IP Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Company Controlled IP or Company Product. To the Knowledge of the Company, no circumstances or grounds exist that would give rise to an IP Dispute with respect to the Company Controlled IP, and the Company has not sent any written notice to a Third Party of any IP Dispute.
(g)As of the Agreement Date, none of the Registered Company IP has been adjudged invalid or unenforceable, in whole or in part, by a Governmental Authority and, to the Knowledge of Company, no facts or circumstances currently exist that would render any Registered Company IP invalid or unenforceable (other than through the expiration of Registered IP at the end of its maximum statutory or contractual term). Without limiting the foregoing, to the Company’s Knowledge, there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered Company IP invalid or unenforceable (other than through the expiration of Registered IP at the end of its maximum statutory or contractual term), or would adversely affect any pending application for any Registered Company IP, and the Company has not misrepresented, or failed to disclose, and, there are no misrepresentations of or failures to disclose, any material fact or circumstance in any application for any Registered Company IP that would constitute fraud, inequitable conduct, or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Registered Company IP.

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(h)There are no reasonably necessary measures to protect Company Controlled IP which have not been taken by the Company and that the failure to take would be materially adverse to the Company or its Business. In each case in which the Company has acquired any Intellectual Property in Company Owned IP from any Person (including any contractor or consultant) the Company obtained a valid and enforceable proprietary information and invention disclosure and assignment agreements sufficient to irrevocably transfer all such Intellectual Property in Company Owned IP (including the right to seek past and future damages with respect thereto) to the Company, and, to the extent a benefit to so record exists under applicable Law, the Company has recorded each such assignment with the relevant Governmental Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
(i)The Company IT Assets perform in all material respects in accordance with their published documentation and functional specifications as required in connection with the Company’s operation of the Business and in a manner that permits the Company to conduct its Business. The Company IT Assets have not materially malfunctioned or failed in the last five years prior to the Agreement Date and do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the material functionality of any Company IT Asset, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Asset. The Company has implemented backup, security and disaster recovery technology reasonable for a business of similar size in the industry in which the Company operates, and has taken actions in accordance with generally accepted industry standards that are reasonable under the circumstances for a business of similar size in the industry in which the Company operates to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby), including Trade Secrets that are material to the Company’s Business. No Person has gained unauthorized access to any Company IT Asset used by the Company in the current operation of its Business. The Company has sufficient rights to use all Company IT Assets used by the Company as of the Agreement Date in connection with the Company’s current operation of its Business, all of which such rights, shall survive unchanged and without any change in the terms and conditions under which the Company has such rights, following the execution and delivery of this Agreement and consummation of the Transactions. Section 3.18(i) of the Company Disclosure Schedules sets forth an accurate and complete list and description of all Company IT Assets used by Company in the current operation of its business as of the Agreement Date other than licenses for Commercial Software and Public Software. All Company IT Assets used by the Company as of the Agreement Date are either (A) owned by the Company, (B) currently in the public domain or otherwise available to the Company without the approval or consent of any Person or (C) licensed or otherwise used by the Company pursuant to terms of binding written agreements.
(j)[reserved].
(k)The Company is in compliance with the terms and conditions of all licenses for the Public Software that is used in, incorporated into or has been distributed with the Company Software. The Company has not (i) incorporated Public Software into, or combined or linked Public Software with, the Company Software, (ii) distributed Public Software in conjunction with Company Software or (iii) used Public Software in Company Software, in such a way that, with respect to clauses (i), (ii) or (iii), pursuant to the applicable licenses for the Public Software, requires any portion of the Company Software to be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be licensed or redistributable at no charge or no consideration, or (4) except as specifically permitted by applicable Law, be decompiled, disassembled or otherwise reverse-engineered.
(l)The Company, the Company Products, the operation of the Company’s business as previously and currently conducted and as currently contemplated to be conducted, including the design, development, use, import, manufacture, sale and other Exploitation of the Company Products (including products, technology or services currently under development), and the use of the Company IP in connection with the foregoing does not infringe, misappropriate or otherwise violate and has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person. There is no Proceeding pending, or, to the Company’s Knowledge, asserted or threatened, against the Company concerning any of the foregoing, nor has the Company received and, to the Company’s Knowledge, no licensor of any Company Licensed IP has received, any notification (including any

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invitation to take a license) that a license under any other Person’s Intellectual Property is or may be required or alleging that the Company or such licensor (solely with respect to such Company Licensed IP) has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights. The Company is not aware of any facts or circumstances which could be reasonably likely to lead or give rise to any such claim or assertion of infringement, misappropriation or other violation of a Third Party’s Intellectual Property. To the Company’s Knowledge, no Person is engaging, or has engaged, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Company Controlled IP, and there is no Proceeding pending, asserted or threatened by the Company against any other Person concerning any of the foregoing. The Company has not received or requested any opinion of counsel, verbal or written, regarding the validity or enforceability of Company Controlled IP or any Intellectual Property of a Third Party regarding the Company’s infringement of any Intellectual Property of any Person.
(m)No current or former Company Employee, consultant, advisor or independent contractor of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Owned IP or, to the Knowledge of the Company, any other Intellectual Property. The Company has secured from all current and former Company Employees, consultants, advisors and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Owned IP (any such Person, an “Author”), unencumbered and unrestricted exclusive ownership of, all right, title and interest in and to such Company Owned IP. No Third Party has any “moral rights” or any rights to terminate any assignment or other transfer of rights with respect to the Company Owned IP. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Company Owned IP or has any claim, license, right (whether or not currently exercisable) or interest in, to or under any Company Owned IP. Without limiting the foregoing, the Company has obtained written and enforceable non-disclosure proprietary information and invention disclosure and Intellectual Property assignments from all current and former Company Employees, consultants, advisors and independent contractors involved in the development of any Company Owned IP on the Company’s standard form(s). The Company has Delivered to Acquirer copies of all forms of non-disclosure and assignment documents currently and historically used by the Company. None of the current or former Company Employees, consultants, advisors and independent contractors involved in the development of any Company Owned IP is or was, at the time services were provided to the Company, party to any Contract with any Person other than the Company which requires such Company Employee, consultant, advisor or independent contractor to (i) assign any interest in any Intellectual Property that is used or held for use in the conduct of the Business of the Company, to any Person other than the Company, or (ii) keep confidential any Trade Secrets of any Person other than the Company. All rights in, to and under all Intellectual Property created by the Company’s founders for, on behalf of or for the later benefit of the Company (x) prior to the inception of the Company or (y) prior to their commencement of employment with the Company, in each case, have been validly assigned to the Company and without any conflict or breach of any such founder’s obligations to any Third Party.
(n)The Company has taken all commercially reasonable steps to maintain the confidentiality and value of, and otherwise protect and enforce its rights, in all Trade Secrets owned or purported to be owned by the Company or exclusively licensed by the Company and in other confidential or non-public information or data used or held for use by the Company in connection with the operation of the Business and that is not otherwise disclosed by the Company’s published patents, patent applications or copyrights (“Confidential IP Information”). All disclosure of Confidential IP Information by or on behalf of the Company to any Third Party, including any Company Employee or other Person, has been pursuant to the terms of a valid written Contract between the Company and such Third Party that contain standard restrictions on non-disclosure and non-use requiring such Third Party to maintain the confidentiality of such Confidential IP Information, and neither the Company, nor to the Knowledge of the Company, any party to such written Contracts, is in breach thereof. All use, disclosure or appropriation by or on behalf of the Company of Confidential IP Information not owned by the Company has been in compliance with any applicable legal obligations of the Company to the owner of such Confidential IP Information. All Company Employees, consultants, advisors, independent contractors and agents of the Company having access to Confidential IP Information or proprietary information of the Company’s business partners have executed and delivered to the Company a written Contract requiring

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the protection of such Confidential IP Information or proprietary information. Without limiting the foregoing, (i) no former or current Company Employee, consultant, advisor, independent contractor or agent of the Company has misappropriated any Trade Secrets of any other Person in the course of performance as a former or current Company Employee, consultant, advisor, independent contractor or agent of the Company and (ii) to the Company’s Knowledge, no Company Employee, independent contractor or agent of the Company, is in default or breach of any term of any Contract relating to the protection, ownership, development, use or transfer of the Company Controlled IP or any other Intellectual Property.
(o)There are no Contracts pursuant to which (i) the Company is granted an exclusive license to Company IP, (ii) the Company grants any Third Party exclusive rights under any Company Controlled IP, (iii) the Company grants to a Third Party a right to sublicense under any Company Controlled IP other than nonexclusive licenses entered into by the Company in the Ordinary Course of Business or (iv) the Company grants to a Third Party a sub-license under Company Controlled IP.
(p)To the Company’s Knowledge, each material Company IP Contract is valid, existing, in full force and effect, and is binding upon the Company and enforceable against the other parties thereto. The Company has not materially violated or breached, or committed any material default under, any Company IP Contract, and, to the Company’s Knowledge, no other party to a Company IP Contract has materially violated or breached, or committed any material default under, any Company IP Contract. To the Company’s Knowledge, no event has occurred and, no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to (i) result in a material violation or breach by the Company of any of the provisions of any Company IP Contract, or (ii) give any party to a Company IP Contract the right to cancel, terminate or materially modify any Company IP Contract. No Company IP Contract pursuant to which the Company is granted a license to any Company Licensed IP gives any counterparty to the Company the right to terminate such Contract without cause.
(q)Following the Closing, the Company will have all of the rights of the Company under the Company IP and the Company IP Contracts, to the same extent the Company would have had if the Transactions had not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay. There are no royalty, license fee, milestone and other payment obligations (other than patent prosecution and patent maintenance fee costs, the payment of recordation fees to the USPTO and the Intellectual Property offices of other Governmental Authorities and domain name registrars, and salaries or amounts payable to Company Employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP by the Company, and, the execution and delivery of this Agreement and consummation of the Transactions will not result in any such royalties, honoraria, fees or other payments being payable by Acquirer. None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company of its obligations hereunder will result in (i) any increase in or acceleration of royalties or other payments in respect of any Company IP; (ii) reduction of any royalties or other payments the Company would otherwise be entitled to in respect of any Company IP; (iii) the creation of any Encumbrance (other than Permitted Encumbrances) on any Company IP; (iv) Acquirer or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, or in the grant or obligation to grant by Acquirer, any of its Affiliates or the Company to any Person of any rights with respect to any Intellectual Property, which Acquirer or its Affiliates were not bound by or subject to prior to the Closing; (v) the modification, cancellation, termination, or suspension of any Company IP Contract; or (vi) the trigger, creation or enhancement of the right to do or cause any of the foregoing for any non-Company party to any such Company IP Contracts. Following the Closing, except for any payment obligations expressly identified in Section 3.18(q) of the Company Disclosure Schedules, and subject to the obligations to comply with all applicable Laws, all the Company Controlled IP will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any Third Party beyond the payment of recordation fees to the USPTO and the Intellectual Property offices of other Governmental Authorities and domain name registrars. None of the Company’s execution and delivery of this Agreement, the Company’s consummation of the Transactions, or the performance by the Company of its obligations

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hereunder conflict with the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any such Company Controlled IP.
(r)Except as set forth in Section 3.18(r) of the Company Disclosure Schedules, none of the Company Controlled IP was developed by or on behalf of the Company using grants or any other subsidies of any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of any Company Controlled IP. No current or former Company Employee, consultant, advisor or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Controlled IP, has performed services for a Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for the Company. Any and all obligations pursuant to the Bayh-Dole Act and any funding agreement between the U.S. government and the Company, and other similar obligations under the Law of any jurisdiction with respect to Company Controlled IP (including the domestic manufacturing requirement), including with respect to any Patents that constitute Company Controlled IP has been fulfilled.
(s)Section 3.18(s) of the Company Disclosure Schedules sets forth a complete and accurate list of all: (i) third-party AI Technology used by the Company in connection with the operation of the Business as currently conducted (each, an “AI Tool”) (together with: (A) the license terms applicable to each such AI Tool, (B) the purposes for which the Company has used or uses each such AI Tool, and (C) a general description of the material outputs generated by each AI Tool and the uses made by the Company of such outputs), (ii) Company AI Products, and (iii) Training Data that the Company has used in the development, training, ongoing operation or improvement of any Company AI Product (each, a “Training Dataset”) and the license terms applicable thereto, if any.
(t)The Company has obtained and complied with all licenses, consents, agreements, terms, conditions, written instructions, and permissions applicable to each Training Dataset and, has at all times had a valid and enforceable right to use each Training Dataset in the manner as currently used and as has been used by the Company. The Company’s (i) development, training, operation, improvement, marketing, provision, or deployment of any Company AI Products (including all AI Data Processed thereby) and (ii) use or employment of any other AI Technology in Company’s current operation of its Business, in each case, complies in all material respects with all AI Commitments. The Company has implemented and maintained appropriate controls, polices, procedures, safeguards, measures, plans, and technologies with respect to the Company’s use of AI Technology in Company AI Products or in the Company’s Business as currently conducted to reasonably mitigate material risks of regurgitation, copyright infringement, trade secret misappropriation, or the production and use of output of the Company AI Products that harms or violates a Person’s legal rights. There have been (A) to the Company’s Knowledge, no claims or allegations challenging the Company’s ethical or responsible use of AI Technologies; (B) no written complaint, claim, proceeding, litigation or governmental inquiry or investigation alleging that Training Data used by or on behalf of the Company in the development, training, operation or improvement of any Company AI Product was biased, untrustworthy or manipulated in an illegal manner by or on behalf of the Company and, to the Company’s Knowledge, no report, finding or impact assessment of any internal or external auditor or other Third Party that makes any such allegation; and (C) no written request for information or testimony from regulators or legislators concerning any Company AI Product.
(u)The Company has not used or employed any AI Technology in a manner that would materially limit the Company’s ownership of, or otherwise materially impair the Company’s ability to use, commercialize, or otherwise exploit, the Company Controlled IP or Company AI Products. The Company has made available to Acquirer true, correct, and complete copies of all Company AI Policies.
3.19Privacy, Data and Data Security.
(a)The Company’s data, privacy and security practices conform, and have conformed to all of the applicable Company Privacy Commitments. Neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction or the taking over by Acquirer of all of the Company Databases, Company Data and other information relating to the Company’s end

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users and other natural Persons (as applicable), will cause, constitute, or result in breach or violation of any Company Privacy Commitments. Copies of all Company Privacy Policies have been Delivered to Acquirer and such copies are true, correct and complete. The Company has all rights and obtained all consents necessary to collect and Process all Personal Data used in the Business of the Company.
(b)The Company has established and maintains comprehensive and appropriate technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in accordance with applicable industry standards and in compliance with all data security requirements under applicable Privacy Law and the Company Data Agreements. The Company has taken commercially reasonable steps to ensure, and has required the data processors, service providers, or other Third Parties Processing Personal Data on the Company’s behalf (collectively, the “Data Processors”) to ensure, the reliability of its employees and contractors who have access to Company Data, to train such employees on all applicable aspects of the Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such Company Data.
(c)The Company has not received, nor experienced, and, to the Company’s Knowledge, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to, any Proceeding, Order, notice, communication, warrant, regulatory opinion, settlement, audit result or allegation from a Governmental Authority or any other Person: (i) alleging or confirming non-compliance with a relevant requirement the Company Privacy Commitments, (ii) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to a valid data subject request in the Ordinary Course of Business), (iii) permitting or mandating relevant Governmental Authorities to investigate, requisition information from, or enter the premises of, the Company in connection with a violation of the Company Privacy Commitments, or (iv) claiming compensation from the Company in connection with a violation of the Company Privacy Commitments. Neither the Company, nor to the Company’s Knowledge, its Data Processors, have been involved in any Proceedings involving a breach or alleged breach of the Company Privacy Commitments.
(d)Where the Company uses a Data Processor, the Company has entered into written Company Data Agreements that impose obligations as required by applicable Privacy Law related to privacy, security and the Processing of Personal Data as necessary for the Company to comply with applicable Privacy Law. The Company has Delivered to Acquirer true, correct and complete copies of all such Company Data Agreements. To the Company’s Knowledge, such Data Processors have not breached any such Company Data Agreements pertaining to Personal Data Processed by such Persons on behalf of the Company.
(e)The Company is and has been during the past five years in compliance in all material respects with Law applicable to a “covered entity” and a “business associate” as each of those terms are defined under HIPAA. The Company is not in violation of the administrative simplification provisions of HIPAA or the regulations contained in 45 C.F.R. Parts 160, 162 and 164, and the Company is not under investigation by any Governmental Authority for a violation of HIPAA or such regulations. The Company has entered into “business associate contracts” (as described in 45 C.F.R. § 164.504(e)) as required pursuant to HIPAA and are not in breach of any business associate contract. The Company has Processed all Personal Data in compliance in all material respects with applicable Law and the Company is not under investigation by any Governmental Authority for a violation of such Law.
(f)No Security Incident or violation of any data security policy in relation to Company Data, Company Databases, or confidential information has occurred or is threatened and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data. No circumstance has arisen in which the Company Privacy Commitments would require the Company to notify a Person or Governmental Authority of a Security Incident.
(g)The Company owns all right, title and interest in and to each element of Company-Owned Data or otherwise have all rights, permissions, consents and authorizations required to

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use such Company-Owned Data in the Business. The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. The Company has all rights, and all permissions, licenses or authorizations required under applicable Law (including Privacy Law) and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. Any third party who has provided Personal Data to the Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such applicable Privacy Laws.
3.20Transactions with Certain Persons. Except as set forth in Section 3.20 of the Company Disclosure Schedules, no Related Party has or has had at any time, either directly or indirectly, any interest, financial or otherwise, in: (a) any Person which purchases from or sells, provides, licenses or furnishes to the Company any goods, services property, technology, Intellectual Property or other property rights, excluding ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation, or (b) any Contract to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, excluding (i) Offer Letters and consulting agreements which may be terminated by the Company for convenience, and (ii) stock purchase agreements entered into in connection with an equity financing of the Company or otherwise in the Ordinary Course of Business (provided that such agreements have been made available to Acquirer prior to the Agreement Date or if not so made available, do not contain any obligations that would be binding on the Company or Acquirer following the Closing) and stock option agreements. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or would reasonably be expected to result in, any claim by any employee, officer, director, stockholder or agent of the Company for indemnification or advancement of expenses related thereto pursuant to (a) the terms of the Governing Documents of the Company, (b) any indemnification agreement or other Contract between the Company and any such employee, officer, director, stockholder or agent or (c) any applicable Law. Other than pursuant to the Company Notes, no amounts are owed to or by the Company to or from any Related Party.
3.21Insurance. Section 3.21 of the Company Disclosure Schedules sets forth a complete and correct list of all insurance policies of the Company of any kind currently in force and effect. True, complete and correct copies of such insurance policies have been Delivered to Acquirer. There is no claim pending under any such policies. All such insurance policies ensure the Company in reasonably sufficient amounts against normal risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, and are sufficient for compliance with applicable Law and for compliance with any obligations under any Contract of the Company. The Company has no self-insurance or co-insurance programs. All premiums due and payable under all such policies have been paid and the Company is not in Default under any provision of any such insurance policy and the Company has not received any notice of threatened termination, cancellation or nonrenewal of any such insurance. The insurance policies will continue to be in full force and effect immediately following the Closing and will not terminate or lapse by reason of the Merger.
3.22No Brokers. Except as set forth in Section 3.22 of the Company Disclosure Schedules, neither the Company nor any of its Representatives has entered into any Contract with any broker, finder or similar agent or any Person which will result in an obligation of Acquirer, the Company, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions.
3.23Books and Records. The Company has made and kept true, complete and correct copies of its books and records and accounts, which set forth in reasonable detail and accurately and fairly reflect the activities of the Company. The books, records and accounts of the Company have been maintained in accordance with reasonable business practices on a basis consistent with prior years.
3.24Bank Accounts. Section 3.24 of the Company Disclosure Schedules contains a complete and correct list of all bank accounts maintained by the Company, including each account number and the

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name and address of each bank and the name of each Person who has signature power with respect to each such account or power of attorney to act on behalf of the Company.
3.25Customers and Suppliers.
(a)Section 3.25(a) of the Company Disclosure Schedules sets forth the 20 largest customers of the Company by revenue for the 12-month period ending on December 31, 2024 (the “Top Customers”), together with the revenue amount derived from each such Top Customer for such year. The Company has no outstanding material disputes with any Top Customer, and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Top Customer with respect to any Company Products or services rendered by the Company. The Company has not received any information from any Top Customer that such Top Customer shall not continue as a customer of the Company after the Closing or that such Top Customer intends to terminate or materially modify an existing Contract with the Company.
(b)Section 3.25(b) of the Company Disclosure Schedules sets forth the 20 largest suppliers or providers of services to the Company by expenditure for the 12 month period ending on December 31, 2024 (the “Top Suppliers”), together with the amount paid to each such Top Supplier for such year. The Company has no outstanding material disputes with any Top Supplier. The Company has not received any information from any Top Supplier that such Top Supplier shall not continue as a supplier or service provider of the Company after the Closing or that such Top Supplier intends to terminate or materially modify an existing Contract with the Company.
3.26No Additional Representations. THE COMPANY AND THE AGENT ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, NO ACQUIRER PARTY, NO REPRESENTATIVE OF ANY ACQUIRER PARTY OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS, INCLUDING THE MERGER, THE ACQUIRER PARTIES (OR ANY OF THEM), OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUSINESS PLANS), AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
Article 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES
The Acquirer Parties hereby represent and warrant to the Company as follows, with each such representation and warranty subject to disclosure in the reports, statements and forms (including exhibits and other information incorporated therein) filed by Acquirer with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act or filed pursuant to the Securities Act prior to the Agreement Date (excluding any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other forward-looking statements therein, the “Acquirer SEC Documents”).
4.1Organization of the Acquirer Parties. Each Acquirer Party is either a corporation or limited liability company duly organized and validly existing and in good standing under the Law of the jurisdiction of its incorporation or formation, with the requisite corporate or limited liability company power and authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts.
4.2Authorization. Each Acquirer Party has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Transactions. This Agreement and the Ancillary Agreements to which an Acquirer Party is a party have been executed and delivered by each Acquirer Party thereto and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute

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the legal, valid and binding obligation of each Acquirer Party thereto, enforceable against such Acquirer Party in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions.
4.3Capitalization.
(a)The authorized capital stock of Acquirer consists of 380,000,000 shares of Class A common stock, par value of $0.0001 per share and 1,000,000 shares of preferred stock, par value of $0.0001 per share. As of April 9, 2025, 28,531,642 shares of Acquirer common stock were issued and outstanding, and no shares of Acquirer’s preferred stock were issued and outstanding. As of April 9, 2025, Acquirer had reserved 315,575 shares of Acquirer’s common stock for issuance upon the exercise of outstanding common stock options, 1,767,317 shares of Acquirer’s common stock for issuance upon the vesting of restricted stock units, 666,515 shares of Acquirer’s common stock for issuance upon conversion of Acquirer’s outstanding warrants, and 2,918,320 shares of Acquirer’s common stock were available for grant under Acquirer’s 2021 Equity Incentive Plan. There are no options, warrants, convertible securities or other rights or Contracts pursuant to which Acquirer is obligated to issue or sell any of its securities, other than this Agreement, Acquirer’s employee stock purchase plan and purchaser rights thereunder, Acquirer’s equity incentive plans and awards thereunder, inducement awards granted by Acquirer and Acquirer’s outstanding warrants, and, except for such Contracts as have been filed as exhibits to the Acquirer SEC Documents, Acquirer is not a party to any Contract pursuant to which it is obligated to register any of its securities under the Securities Act or with respect to the voting of any securities issued by Acquirer.
(b)The shares of Acquirer Stock to be issued in accordance with this Agreement (to the extent Acquirer elects to issue shares of Acquirer Stock to satisfy any Milestone Payment) will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of statutory or contractual pre-emptive rights and free of any Encumbrances (other than pursuant to this Agreement and restrictions on transfer under the Securities Act and applicable U.S. state securities laws). Subject to the accuracy of Company’s representations set forth herein and in the Ancillary Agreements, the offer, sale and issuance of the shares of Acquirer Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.
(c)The equity securities of Merger Sub (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Acquirer is a party or bound. All of the outstanding equity securities of Merger Sub are owned by Acquirer free of any Encumbrances (other than this Agreement and restrictions on transfer under the Securities Act and applicable U.S. state securities laws). Merger Sub does not have any Subsidiaries or owns, directly or indirectly, any equity securities in any Person.
4.4Noncontravention.
(a)The execution, delivery and performance by each Acquirer Party and each Acquirer Party’s compliance with this Agreement and consummation by each Acquirer Party of the Transactions do not and will not (i) violate the Governing Documents of Acquirer, Merger Sub or (ii) assuming any consents and approvals referred to in Section 4.4(b) are duly obtained, conflict with or constitute a Default under any Law, Orders or Permits applicable to the Acquirer Parties, except for any such violation or Default which would not materially affect the Acquirer Parties’ ability to perform any of their respective obligations hereunder or consummate the Transactions.
(b)Other than the filing of the Certificate of Merger, no consent, approval, Order or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person is required to be made, obtained or given by any Acquirer Party in connection with the execution, delivery and performance by each Acquirer Party of this Agreement or the consummation by each Acquirer Party of the Transactions.

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4.5No Brokers. No Acquirer Party has entered into any Contract with any broker, finder or similar agent or any Person which will result in the Company being obligated to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions.
4.6Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and the Ancillary Agreements and consummating the Merger and the other Transactions and thereby, and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its formation or the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions.
4.7No Additional Representations. EACH ACQUIRER PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OR ANY ANCILLARY AGREEMENT, NONE OF THE COMPANY, ANY REPRESENTATIVE OF THE COMPANY OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS, INCLUDING THE MERGER, THE COMPANY, OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE ACQUIRER PARTIES OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS OR BUSINESS PLANS), AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
Article 5
COVENANTS AND OTHER AGREEMENTS
5.1Conduct of Business of the Company. During the period from the Agreement Date through the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Effective Time (the “Pre-Closing Period”), except (i) as set forth on Section 5.1 of the Company Disclosure Schedules, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Acquirer, which consent shall not be unreasonably withheld, conditioned or delayed, (A) the Company shall, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted by the Company and in compliance in all material respects with applicable Law, pay its debts and Taxes when due (subject to good faith disputes regarding such debts and Taxes), pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its present relationships with customers, suppliers, distributors, licensors, and licensees and (B) the Company shall not (and shall not cause or permit any of the following):

(a)amend the Governing Documents of the Company;
(b)acquire (by merger, consolidation or combination, or acquisition of stock or assets) any Person or division or assets thereof, or otherwise effect any merger, consolidation or reorganization of the Company, or effect any conversion or restructuring of any equity or equity-linked interest, purchase any securities of, voting interests in or any assets of any Person, other than acquiring or purchasing equipment or supplies in the Ordinary Course of Business;
(c)split, combine or reclassify the outstanding shares of Company Capital Stock nor enter into any agreement with respect to voting of any shares of Company Capital Stock;
(d)declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any Company Capital Stock;
(e)purchase, redeem or otherwise acquire any shares of Company Capital Stock or any securities convertible or exchangeable or exercisable for any shares of Company Capital Stock;

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(f)transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material asset, except for (i) the incurrence of Permitted Encumbrances and (ii) non-exclusive licenses of the Company IP in the Ordinary Course of Business;
(g)incur any indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of the Company or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other person for indebtedness or capital obligations, in the case of any of the foregoing;
(h)issue, sell, grant, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Company Capital Stock;
(i)make any change in accounting methods, principles or practices (including for Tax purposes), except as required by the Accounting Standards or by applicable Law or a Governmental Authority;
(j)revalue any of its material assets except as required by the Accounting Standards;
(k)enter into any Contract (other than (i) if such Contract is for the sale and nonexclusive license of Company Products in the Ordinary Course of Business and substantially on the Company’s standard forms of agreements, copies of which have been Delivered to Acquirer or (ii) if such Contract is required to be entered into pursuant to this Agreement) that would constitute a Company Contract if it had been in existence on the Agreement Date, or amend, modify or consent to the termination of any Company Contract or the Company’s rights thereunder, or waive, release or assign any rights or claims thereunder;
(l)enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (i) adversely affect in any material respect the Company; (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement; or (iii) prevent or materially delay the consummation of the Merger;
(m)make any loan, advance, capital contribution to, or investment in, any Person other than routine business expense advances to employees of the Company;
(n)enter into any Contract to the extent consummation of the Transactions or compliance with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) in or upon any of the properties or other assets of the Company under, or require Acquirer to license or transfer any Company IP or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlement of any Third Party under, or result in any material alteration of, any provision of such Contract;
(o)(i) abandon, disclaim, allow to lapse (other than through the expiration of Registered IP at the end of its maximum statutory or contractual term), dedicate to the public, sell, assign (in whole or in part), transfer, license, covenant not to sue, otherwise encumber (other than Permitted Encumbrances) or grant any right or interest (including any security interest) in, to or under any Registered Company IP, including failing to perform or cause to be performed all applicable necessary filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Registered Company IP; (ii) grant to any Third Party any license with respect to any Company IP (other than in the Ordinary Course of Business, to its customers under Contracts on the Company’s standard forms of agreements, copies of which forms have been Delivered to Acquirer, or to Company’s service providers solely for the purposes of such service provider performing services for the Company); (iii) disclose any confidential Company Owned IP or Confidential IP

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Information to any Person, other than employees, consultant or independent contractors of the Company that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; (iv) fail to notify Acquirer promptly of any infringement, misappropriation or other violation of any Company Owned IP of which the Company becomes aware or fail to reasonably consult with Acquirer regarding and take such actions as Acquirer may reasonably request to protect such Company Controlled IP; or (v) take any action regarding a Patent, Patent application or other Company Controlled IP, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the Ordinary Course of Business;
(p)fail to diligently prosecute any Registered Company IP in the U.S. or in any non-U.S. jurisdiction material to the Company’s Business, or fail to exercise a right of renewal or extension under or with respect to any Registered Company IP;
(q)enter into any Contract with any Related Parties, except as required by this Agreement;
(r)except as required by this Agreement: (i) adopt, enter into, terminate or amend any Company Benefit Plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such Company Benefit Plan under the Code, or collective bargaining agreement, (ii) increase the compensation, bonus or fringe or other benefits of any Company Employee or Contractor, (iii) grant, or pay any special bonus or special remuneration (cash, equity or otherwise) to any Company Employee or Contractor, (iv) hire any Company Employee or engage any Contractors, (v) terminate any Company Employees or Contractors, change the title, office or position, or materially reduce the responsibilities of any Company Employee, other than any terminations for “cause,” (vi) enter into, amend, modify or extend the term of any employment or consulting agreement with any Company Employee or Company contractor (including by increasing the salaries, wage rates, or fees of any Company service providers), (vii) grant or pay, or enter into any Contract providing for the acceleration of vesting or other benefits, to any Person or (viii) add any new members to the Company Board;
(s)grant any severance or termination pay (cash, equity or otherwise) to any Company Employee or Contractor or adopt any new severance plan, or amend or modify or alter in any material respect any severance plan, agreement or arrangement existing on the Agreement Date;
(t)make (other than in the Ordinary Course of Business) or change any Tax election, adopt or change any Tax accounting method, agree or settle any claim or assessment in respect of Taxes, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than any Ordinary Contract), knowingly and voluntarily surrender any right to claim a Tax refund, extend or waive the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Tax Return), enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;
(u)commence any Proceeding, other than (i) in such cases where it in good faith determines that failure to commence such Proceeding would result in the material impairment of a valuable aspect of its Business, provided that it consults with Acquirer at least 10 days prior to the filing of such Proceeding, (ii) for the routine collection of bills of the Company against other Persons or (iii) for a breach of this Agreement by Acquirer or Merger Sub;
(v)(i) waive, release, assign, settle, pay, discharge or satisfy any Proceeding; (ii) waive or assign any material claims or rights; (iii) waive any benefits of, agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract of the Company; or (iv) waive any material benefits of, agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract of the Company;

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(w)make any capital expenditures or commitments, capital additions or capital improvements in excess of $25,000 in the aggregate;
(x)fail to pay, or delay payment of, payables or other Liabilities when they become due and payable, other than payables and Liabilities that the Company is contesting in good faith by appropriate proceedings and for which adequate reserves according to the Accounting Standards have been established, payables to certain vendors, the aggregate amount of which will be included when determining Company Indebtedness, and other than in the Ordinary Course of Business;
(y)reduce the amount or scope of any insurance coverage provided by existing insurance policies of the Company;
(z)employ or use any contractor or consultant that employs any Person that is: (A) debarred by the FDA, or excluded from participation in government programs (or subject to any similar sanction of any other applicable Governmental Authority); (B) who is the subject of an FDA debarment investigation or Proceeding (or similar Proceeding of any other applicable Governmental Authority); or (C) has been charged with or convicted for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992 (or any counterpart of similar Law of any other Governmental Authority);
(aa)participate in any scheduled meetings or scheduled teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar Governmental Authority without providing Acquirer (whenever feasible and to the extent permitted under applicable Law, and excluding routine administrative communications, or immaterial communications) with prior written notice and, within 24 hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation, in each case to the extent permitted by applicable Law;
(ab)unless mandated by any Governmental Authority, discontinue, terminate or suspend any ongoing clinical study; or
(ac)authorize, agree or enter into an agreement to do any of the foregoing.
5.2Acquisition Proposals.
(a)No Solicitation. The Company agrees that neither it nor any of its officers and directors shall, and that it shall use its commercially reasonable efforts to cause its employees, equityholders, Affiliates, agents and Representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, facilitate, entertain, discuss, negotiate, or accept any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal, or any of the foregoing which could be reasonably expected to lead to an Acquisition Proposal; (ii) engage in discussions with any Person with respect to any Acquisition Proposal, furnish to any Person any non-public information with respect to any Acquisition Proposal or take any other action relating to (or which would reasonably be expected to be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal; (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal; (iv) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby; or (v) submit any Acquisition Proposal to the vote of the stockholders of the Company. The Company will immediately (x) cease any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal and (y) revoke or withdraw access of any Person (other than Acquirer, its Affiliates, agents and Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each such Person the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal.

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(b)Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event within one Business Day) after receipt of any offer or proposal (formal or informal, oral, written or otherwise) relating to or that would reasonably be expected to lead to, an Acquisition Proposal or any request for nonpublic information or inquiry related to or which would reasonably be expected to lead to an Acquisition Proposal, the Company shall, unless subject to confidentiality obligations in effect as of the Agreement Date, provide Acquirer with written notice and the details thereof, including the identity of the Person or group making any such Acquisition Proposal, request, inquiry or contact as well as a copy of any such Acquisition Proposal, indication, inquiry or request (or, where given orally to the Company, a description of such Acquisition Proposal) and will keep Acquirer fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms there, provided, however, that this provision will not in any way be deemed to limit the obligations of the Company and its respective Representatives set forth in Section 5.2(a).
(c)Acknowledgment. The Company and Acquirer acknowledge that this Section 5.2 was a significant inducement for Acquirer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Company Stockholders in the Merger or (ii) a failure to induce Acquirer to enter into this Agreement.
5.3Confidentiality; Public Disclosure. The Parties acknowledge that the Company and Acquirer have previously executed the Confidentiality Agreement and that, effective as of the Closing, the Confidentiality Agreement shall terminate and shall be of no further force or effect with no surviving obligations. The Company shall not and shall cause its Affiliates (including any of their respective Subsidiaries) and Representatives not to, issue any press release or other public statement or announcement regarding this Agreement, the Ancillary Agreements or the Transactions without the prior written consent of Acquirer. Notwithstanding anything to the contrary in the foregoing, a Party shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of a national stock exchange on which such Party’s capital stock is traded. Notwithstanding anything to the contrary contained herein, Acquirer may make such public communications regarding this Agreement or the Merger as Acquirer may determine in its sole discretion is reasonably appropriate.
5.4Access. Subject to applicable Law and upon reasonable notice, the Company shall afford Acquirer and its employees, attorneys, accountants, consultants, Representatives and other advisors and agents reasonable access, during normal business hours during the Pre-Closing Period, to its properties, books, contracts and records and appropriate individuals as Acquirer may reasonably request (including employees, attorneys, accountants, consultants and other professionals), in each case concerning the business, properties and personnel of the Company, and during the Pre-Closing Period, the Company shall furnish promptly to Acquirer such information concerning the business, properties and personnel of the Company as Acquirer may reasonably request; provided that the Company may restrict the foregoing access to the extent that (i) any applicable Law requires the Company to restrict or prohibit access to any such properties or information to Acquirer, (ii) such access would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company is bound as of the Agreement Date, which confidentiality obligation, commitment or provision shall be disclosed to Acquirer, provided that the Company: (w) will be entitled to withhold only such information that may not be provided without causing such waiver; (x) will provide to Acquirer all related information that may be provided without causing such waiver (including, to the extent permitted, redacted versions of any such information and cooperating with Acquirer to provide information that will give Acquirer adequate understanding of such information to the extent possible without causing such waiver); (y) at the request of Acquirer, will cooperate with Acquirer and use its commercially reasonable efforts to obtain the consent or waiver of any Third Party to the disclosure in full of all such information to Acquirer and (z) will enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by Acquirer in order that all such information may be provided to Acquirer without causing such violation or waiver. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

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5.5Reasonable Efforts.
(a)During the Pre-Closing Period, each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.
(b)Following consultation with Acquirer, promptly after the Agreement Date, the Company will send each notice and will use commercially reasonable efforts to obtain all consents, waivers and approvals from all Persons that are necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, including under any Permit or Contract whereby the consummation of the Transactions would, in the absence of the Consent of a Third Party, constitute or give rise to (i) a breach of applicable Law or such Contract; (ii) loss of any rights or benefits under; or (iii) an entitlement to accelerate, terminate, forfeit or dispose of such Contract, in each case, only if such Permit or Contract is set forth on Section 3.8 of the Company Disclosure Schedules. Such notices, consents, waivers and approvals will be in a form reasonably acceptable to Acquirer. Notwithstanding anything herein to the contrary, in no event shall the Company, directly or indirectly, pay any amount, grant any rights, grant any guarantee or provide any other consideration to any Third Party, incur additional costs or expenses or modify any of the material terms of the applicable Contract in any way that is adverse to the Company (or agree or otherwise become obligated to so pay, grant, provide, incur or modify) in order to obtain any Consent or Transfer pursuant to this Section 5.5 (collectively, the “Consent Expenses”) without the prior written consent of Acquirer, unless and only to the extent such Consent Expenses are satisfied entirely prior to the Closing out of the cash of the Company or are included in the calculation of Transaction Expenses.
(c)During Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain an executed confirmatory intellectual property assignment agreement or other document the form and content of which is acceptable to the Acquirer assigning and curing any title defects in Intellectual Property conceived, reduced to practice, created or developed by the individual(s) set forth in Schedule 5.5(c) attached hereto for or on behalf of the Company, whether before or after the inception of the Company.
5.6Company Officer Certificate and Spreadsheet. The Company will prepare and deliver to Acquirer a draft of the Spreadsheet not later than five Business Days prior to the Closing Date, and a draft of the information set forth in clause (a) under the definition of Company Officer Certificate not later than five Business Days prior to the Closing Date. The Company will provide to Acquirer such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Officer Certificate and the Spreadsheet.
5.7Notice of Developments.
(a)During the Pre-Closing Period:
(i)Each of Acquirer, on the one hand, and the Company, on the other, will promptly advise the other Party in writing of any event or circumstance that would reasonably be expected to result in any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect so as to cause the Closing conditions set forth in Section 6.1 or in Section 6.2 or Section 6.3, respectively, to fail to be satisfied.
(ii)Each of Acquirer, on the one hand, and the Company, on the other, will promptly advise the other Party in writing of any event or circumstance that would reasonably be expected to result in the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time in any respect so as to

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cause the Closing conditions set forth in Section 6.1 or in Section 6.2 or Section 6.3, respectively, to fail to be satisfied.
(iii)The Company will promptly advise Acquirer in writing of any change or event having, or which is reasonably likely to have, alone or in combination with other changes or events, a Material Adverse Effect with respect to the Company.
(iv)The Company will promptly advise Acquirer in writing of any Proceeding initiated by or against the Company or, to the Company’s Knowledge, any Proceeding threatened against the Company, or brought or threatened against any director, officer, or equityholder of the Company, in each case in its capacity as such (a “New Litigation Claim”), and notify Acquirer of ongoing material developments in any New Litigation Claim and consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
(v)The Company will promptly advise Acquirer in writing of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger.
(vi)The Company will deliver to Acquirer as soon as practicable, but in any event within three Business Days, following a record of any FDA or other Governmental Authority contact regarding an inspection, inquiry or other communication, and copies of any associated correspondence.
(b)No notification pursuant to this Section 5.7 will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Company Disclosure Schedules, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement or the Ancillary Agreements.
5.8Tax Matters.
(a)Cooperation. Without limiting any of the other provisions of this Section 5.8, the Parties shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by any of them (and at the requesting party’s expense), in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other Proceeding with respect to Taxes. In this regard, Acquirer shall retain all books and records with respect to Tax matters of the Company which are or may be pertinent to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations and shall make them available to the Company in connection with any audit, litigation or other Proceeding of the Company which could give rise to an indemnification obligation of the Company.
(b)Transfer Taxes. Fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”), if any, shall be borne by the Acquirer, on the one hand, and the Company Holders, on the other hand. The party customarily required by applicable Law shall prepare and timely file (or cause to be prepared and timely filed) at its own expense all Tax Returns required to be filed in respect of any such Taxes.
(c)Straddle Periods. For purposes of determining the liability for Taxes (as well as any refund or credit with respect thereto) of or in respect of, or payable by, the Company in respect of any Straddle Period, (i) the amount of any such Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company that constitute a Tax in respect of a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any other Taxes of the Company for a Straddle Period that relate to and constitute a Tax in respect of a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; provided

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that, all Transaction Tax Deductions shall be treated as attributable to the portion of the Straddle Period ending on the Closing Date to the extent deductible under applicable Law at a “more likely than not”(or higher) level of comfort in a Pre-Closing Tax Period.
(d)Tax Returns.
(i)The Company will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Pre-Closing Tax Periods that are required to be filed on or prior to the Closing Date (taking into account all extensions obtained) (such Tax Returns, the “Company Pre-Closing Tax Returns”). The Company shall provide Acquirer a copy of each Company Pre-Closing Tax Return that reports income Taxes or Taxes in excess of $3,000 at least 30 days before the due date of such Tax Return. Acquirer shall provide any written comments to Acquirer not later than 10 days after receiving any such Tax Return (if Acquirer does not provide any written comments within 10 days, Acquirer shall be deemed to have accepted such Tax Return). The Company shall consider in good faith any reasonable comments that are requested by Acquirer within 10 days of Acquirer’s receipt of such Tax Return. If Acquirer and the Agent are unable to reach an agreement before the due date for filing such Tax Return, and if Acquirer has made (or intends to make) a claim against any Indemnifying Parties for the item or items in dispute, after the filing of such Tax Return, such disputed items shall be referred to the Independent Expert for resolution, with costs being borne by the party whose position was not sustained.
(ii)Acquirer will prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions obtained) all Tax Returns with respect to the Company for all Pre-Closing Tax Periods that are filed after the Closing Date (such Tax Returns, the “Acquirer Pre-Closing Tax Returns”). The Company Pre-Closing Tax Returns and the Acquirer Pre-Closing Tax Returns shall be prepared in accordance with past practice unless otherwise required by applicable Law. If the Taxes due pursuant to any Acquirer Pre-Closing Tax Return could result in Damages that are indemnifiable by the Indemnifying Parties under Article 8 in excess of $10,000, Acquirer shall deliver such Tax Return to the Agent and shall consider in good faith any comments received from the Agent within 10 days of the Agent’s receipt of such copy and prior to the due date of such Tax Return. Acquirer will cause the Acquirer Pre-Closing Tax Returns to be timely filed with the appropriate Tax Authority.
(e)Tax Proceedings. Acquirer shall inform the Company of the receipt by Acquirer or its Affiliates (including the Surviving Corporation after the Closing) of notice of any deficiency, proposed adjustment, adjustment, assessment, audit, claim, inquiry, examination, suit, dispute or other proceeding relating to Taxes with respect to which Acquirer intends to seek indemnification under Article 8 (a “Tax Proceeding”). The Company shall not be relieved of its indemnification obligations hereunder if such notice is not delivered promptly except to the extent the Company is actually prejudiced thereby. Acquirer shall have the exclusive right to control, conduct and settle any Tax Proceeding; provided that Acquirer shall (i) keep the Agent reasonably informed of all material developments of such Tax Proceeding, (ii) consult with the Agent before taking any material action with respect to any such Tax Proceeding, (iii) consider any reasonable comments of the Agent in good faith, including in connection with any proposed settlement or other compromise of any such Tax Proceeding and (iv) not settle or otherwise compromise such Tax Proceeding without the Agent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in Article 8 to the contrary, this Section 5.8(e), and not Section 8.3, shall govern the conduct of Tax Proceedings.
(f) Post-Closing Tax Actions. Except after notice and reasonable consultation with the Agent, and with the Agent’s consent (not to be unreasonably withheld, conditioned or delayed), Acquirer shall not, and shall not cause or permit any of its Affiliates to: (i) amend, modify or re-file any Tax Return of the Company for a Pre-Closing Tax Period (except as expressly contemplated by this Section 5.8), (ii) grant an extension of any applicable statute of limitations with respect to any Tax Return of the Company for any Pre-Closing Tax Period, (iii) make or change any Tax election of or that binds the Company that has retroactive effect to a Pre-Closing Tax Period, including any election under Section 338 or 336(e) of the Code with respect to any of the transactions contemplated by this Agreement, (iv) make or change any Tax accounting method or practice with respect to or that has retroactive effect to any Pre-Closing Tax Period of the Company, or (v) make any voluntary disclosure with respect to Taxes of

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the Company or initiate discussions or examinations with any Tax authority regarding Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period.
(g)Tax Treatment. Except as otherwise required by applicable Law, the Parties hereto agree for all U.S. federal income tax purposes that: (i) the right of the Company Holders to the Escrow Amounts and Milestone Payments shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate; (ii) if and to the extent that any of the Escrow Amounts is actually distributed, or any of the Milestone Payments are actually paid, to the Company Equityholders, interest may be imputed on such amounts, as required by Section 483 or 1274 of the Code; and (iii) Acquirer shall be treated as the owner of the Escrow Amounts, and all interest and earnings earned from the investment and reinvestment of the Escrow Amounts, or any portion thereof, shall be allocable to the Acquirer pursuant to Section 468B(g) of the Code.
(h)Refunds. The Company Equityholders will be entitled to any Tax refunds (or credits) of Taxes that are received by the Acquirer or its Affiliates attributable to any Pre-Closing Tax Period. Acquirer shall pay to the Company Equityholders any such refund or the amount of any such credit within five Business Days after actual receipt of such refund (or, if the Tax refund is in the form of credit or offset, five Business Days after the due date of the Tax Return claiming such credit or offset), net of (i) any increased Tax liability of Acquirer or its Affiliates by reason of receipt of such amounts and (ii) any expenses incurred in obtaining such amounts.
5.9Director and Officers Indemnification and Insurance.
(a)Each of Acquirer and Company agrees that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the Transactions), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, officer or employee of the Company(each a “D&O Indemnified Person”), including as provided in the Governing Documents of the Company, or in any D&O Indemnification Agreement, will survive the Closing and will continue in full force and effect for six years following the Closing Date. In furtherance (and not in limitation of) the foregoing, for the six-year period following the Closing Date, Acquirer will cause the Company to, and the Company will (i) maintain in the Governing Documents of the Company provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in such member’s Governing Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue in existence each D&O Indemnification Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.
(b)On or before the Closing Date, Company, at its sole expense, will obtain for the Company for a six-year period following the Closing Date, and Acquirer will cause the Company to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability insurance policies covering actual or claimed acts or omissions of any D&O Indemnified Person occurring on or before the Closing Date (including in connection with this Agreement and the Transactions), in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect on the date hereof (collectively, the “D&O Tail Policy”).
(c)If Acquirer or the Company (or any of its successors or assigns) (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 5.9.

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(d)The provisions of this Section 5.9 will survive the Closing. This Section 5.9 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes.
5.10Employee Matters.
(a)Acquirer, with the assistance of the Company, shall provide Offer Letters to the employees of the Company other than the Key Employee and the Company Employee(s) set forth in Schedule C, as soon as reasonably practicable following the Agreement Date, but in any event no later than two Business Days thereafter; provided, however, that Acquirer and the Company agree that if the second Business Day following the Agreement Date is a Friday, Acquirer may provide such Offer Letters on the next Business Day.
(b)For a period of 12 months following the Effective Time, each Continuing Employee (other than those Continuing Employees identified by Acquirer to the CEO of the Company prior to the Closing) shall be provided with (i) a rate of base salary or wages that is not less favorable than the rate of base salary or wages paid by the Company to such Continuing Employee immediately prior to the Effective Time and (ii) other health and welfare benefits that, in Acquirer’s discretion, are not less favorable than the Company benefits provided to such Continuing Employee immediately prior to the Effective Time, other than with respect to the 401(k) plan. With respect to matters described in this Section 5.10, the Company will consult with Acquirer and will coordinate with Acquirer the communications to the Company Employees and/or other Company service providers prior to sending any notices or other communication materials to the Company Employees and/or other Company service providers (or any of them). Effective no later than immediately prior to the Closing, the Company shall terminate in full compliance with applicable Law and contractual agreements, the employment of each Designated Employee and the Company shall use commercially reasonable efforts to enter into a legally enforceable general waiver and release of claims with each Designated Employee, in a form approved by Acquirer.
(c)Following the Effective Time, except to the extent that the Continuing Employees continue to participate in the same benefits arrangements as were provided prior to the Closing, Acquirer shall use commercially reasonable efforts to arrange for each Continuing Employee to be eligible for employee benefits available to employees of Acquirer in similar positions and levels as such Continuing Employee on the same terms and conditions as such employees of Acquirer. To the extent that Continuing Employees participate in Acquirer employee benefit plans and arrangements (each an “Acquirer Employee Plan”), Acquirer shall use commercially reasonable efforts to provide service credit for purposes of eligibility to participate in such Acquirer Employee Plans with respect to each Continuing Employee’s length of service with the Company (and its predecessors) prior to the Closing Date. To the extent that Continuing Employees participate in Acquirer Employee Plans, Acquirer shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Acquirer Employee Plan to be waived with respect to such Continuing Employees and shall use commercially reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year that includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquirer Employee Plan in which they are eligible to participate from time to time. Notwithstanding the foregoing, nothing contained herein shall obligate Acquirer or the Surviving Corporation to (i) maintain any particular Company Benefit Plan or Acquirer Employee Plan or (ii) retain the employment of any particular Continuing Employee. Nothing in this Section 5.10(b) or elsewhere in this Agreement shall be deemed to make any Continuing Employee a third party beneficiary of this Section 5.10 or any rights relating hereto.
(d)Unless Acquirer provides written notice to the Company no later than five Business Days prior to the Closing Date to the contrary, the Company shall terminate (a) the Company’s 401(k) plan and health care and dependent care flexible spending accounts, effective as of the day immediately prior to the Closing Date and (b) all other Company Benefit Plans, effective as of immediately prior to the Effective Time. The Company shall provide Acquirer with evidence that such Company Benefit Plans have been terminated and that contributions to such Company Benefit Plans have

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ceased (effective periods beginning after the last day of the full payroll period ending immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval by Acquirer (such approval not to be unreasonably withheld, conditioned, or delayed). The Company also shall take, or cause to be taken, such other actions in furtherance of terminating such Company Benefit Plans as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer.
(e)Promptly following the execution of this Agreement, in accordance with the Company Equity Plans, the Company shall deliver to Company Optionholders, in a form approved by Acquirer, notice informing such holders of the treatment of Company Options pursuant to the terms of this Agreement.
5.11Parachute Payment Waiver. The Company shall solicit and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under Section 5.12, a Parachute Payment Waiver from each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.12, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the Merger.
5.12280G Stockholder Approval. Promptly following the execution of this Agreement, and in no event less than five Business Days prior to the Closing Date, the Company shall submit to the Company Stockholders for approval (in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and is subject to review and approval by Acquirer (such approval not to be unreasonably withheld, conditioned, or delayed)), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments, benefits, accelerated vesting, options and/or stock provided pursuant to Contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be reasonably satisfactory to Acquirer). Prior to the Closing Date, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was solicited and not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.12.
5.13Stockholder Approval .
(a)Prior to the Closing, if so requested by Acquirer, the Company shall enforce the drag-along right provided under the Company Voting Agreement against the Company Stockholders bound thereby with respect to the Transactions.
(b)Prior to the Closing, the Company shall use commercially reasonable efforts to solicit signatures to the Written Consent from Company Stockholders who are entitled to receive a portion of the Aggregate Consideration and obtain an executed Joinder Agreement from such Company Stockholders.

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(c)Promptly (and in any case within five days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and deliver to each Company Stockholder that has not previously executed the Written Consent, an information statement in connection with the solicitation of their signatures to the Written Consent (as it may be amended or supplemented from time to time, the “Stockholder Information Statement”) which shall include (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL, (iii) the notice contemplated by Chapter 13 of the CCC, together with a copy of Chapter 13 of the CCC, (iv) the notice to inform the Company Stockholders that the drag-along right has been invoked in accordance with the Company Voting Agreement. The Company shall not deliver the Stockholder Information Statement until it shall have been approved by Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed), and, following its distribution, no amendment or supplement to the Stockholder Information Statement shall be made by the Company without the approval of Acquirer (which approval shall not be unreasonably withheld, conditioned or delayed). Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under Delaware Law in the Stockholder Information Statement or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective representatives to cooperate in the preparation of the Stockholder Information Statement and any amendment or supplement thereto.
Article 6
CONDITIONS TO THE MERGER
6.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
(b)Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
6.2Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions in writing in its sole discretion without notice or Liability to any Person:
(a)Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(b)Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.3(b).
6.3Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and the Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to

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the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and the Merger Sub and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):
(a)Representations, Warranties and Covenants. (i) The Fundamental Representations shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct in all material respects with respect to such specified date or dates); (ii) all other representations and warranties made by the Company herein shall be true and correct (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates); except, solely in the case of this clause (ii), for failures to be true and correct that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect; and (iii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company, respectively, at or prior to the Closing.
(b)Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.3(a).
(c)Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with Transactions or prohibiting or limiting the consummation of the Transactions, shall be pending or threatened.
(d)No Legal Proceedings. No Governmental Authority or other Person shall have commenced or threatened to commence or continue any Proceeding the effect of which could be a challenge to the Transactions, or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of stock or equity interests of the Surviving Corporation.
(e)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company that is continuing.
(f)Employees.
(i)The Key Employee shall have remained continuously employed with the Company through the Closing and shall have signed the Key Employee Offer Letter, which shall continue to be in full force and effect and no action shall have been taken by any such individual to repudiate or rescind any of such agreements.
(ii)No fewer than 80% of the employees of the Company who have received offers of employment from Acquirer or the Company (excluding the Key Employee) shall have remained continuously employed with the Company, as applicable, from the Agreement Date through the Closing and shall become Continuing Employees pursuant to the execution of an Offer Letter, which shall continue to be in full force and effect and no action shall have been taken by any such individual to repudiate or rescind any such agreement.
(iii)The employment of each of the Designated Employees (if any) shall have been terminated in compliance with all applicable Law by the Company effective no later than the day immediately prior to the Closing Date.

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(g)Contractors. All the Persons set forth on Schedule 6.3(g) (each, a “Specified Contractor”) shall become Continuing Contractors pursuant to a Contractor Agreement which shall continue to be in full force and effect, and no action shall have been taken by such individual to repudiate or rescind such contractor agreement.
(h)Section 280G Stockholder Approval. The Company shall have delivered to Acquirer the notification and evidence required by Section 5.12.
(i)Dissenting Shares. As of the Closing, no more than 1% of the outstanding shares of Company Capital Stock shall be held by Company Stockholders that have exercised a right to exercise appraisal, dissenters’ or similar rights under the DGCL or the CCC with respect to their shares of Company Capital Stock by virtue of the Merger.
Article 7
TERMINATION
7.1Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating Party, whether before or after the Company Stockholder Approval is obtained:
(a)by mutual written consent duly authorized by Acquirer and the Company;
(b)by either Acquirer or the Company, by written notice to the other, if the Closing shall not have occurred on or before July 14, 2025 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)by either Acquirer or the Company, by written notice to the other, if any Order of a Governmental Authority of competent authority preventing the consummation of the Merger shall have become final and non-appealable;
(d)by Acquirer, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Company herein and such inaccuracy or breach shall not have been cured within five Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to the Company, (iii) the Company shall have breached Section 5.2 or Section 5.3 or (iv) the Company Stockholder Approval is not obtained within six hours following the execution of this Agreement; or
(e)by the Company, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within five Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured).
7.2Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of the Parties or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.3 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article 9 (Miscellaneous) and any related definition provisions in or referenced in Article 1 (Definitions) and the Confidentiality

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Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any Party hereto from Liability in connection with any intentional misrepresentation made by, a willful breach of any covenant, agreement or obligation of, or Fraud of such Party herein.
Article 8
INDEMNIFICATION
8.1Survival of Representations; Claims Period.
(a)The representations and warranties contained in Article 3 that are not Fundamental Representations shall survive the Closing until the date that is 12 months following the Closing Date. The Fundamental Representations shall survive until the expiration of the applicable statute of limitations (including all applicable extensions thereof). The representations and warranties contained in Article 4 shall survive the Closing until the date that is 12 months following the Closing Date. All of the covenants and other agreements of the Company contained in this Agreement to be performed at or prior to the Closing shall survive until the date that is 12 months following the Closing Date and all other covenants and other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled. The period during which an Indemnified Party may assert a claim for indemnification in respect of (X) the Special Indemnity Matters shall expire on the date that is 12 months following the Closing Date and (Y) any of the matters set forth in clauses (iii) through (vii) of Section 8.2(a) (other than the Special Indemnity Matters) shall expire on the earlier of (i) the date which is six years following the Closing Date or (ii) the expiration date of the applicable statute of limitations with respect to such matter.
(b)Any claim for indemnification under this Article 8 must be asserted by a Claim Notice within the applicable survival period contemplated by Section 8.1(a) and promptly after discovery of the existence of such claim, and if such a Claim Notice is given within such applicable period, the survival period for such representation, warranty, covenant or other agreement with respect to such claim shall continue until the claim is fully resolved.
(c)For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and covenants and the right to make indemnification claims in respect thereof under this Agreement. The Parties acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties, even if such time period is shorter than the applicable statute of limitations. For purposes of this Article 8, “applicable statute of limitations” means, with respect to any particular representation or warranty, the longest limitation period that may apply (under any applicable Law) to any claim or action that relates in any way to such representation or warranty or that constitutes, gives rise to or relates in any way to any actual or alleged inaccuracy in or breach of such representation or warranty.
8.2Indemnification.
(a)From and after the Closing, subject to the provisions of this Article 8, each of the Persons receiving any portion of the Aggregate Consideration (the “Indemnifying Parties”) shall (x) with respect to claims made against the Indemnity Escrow Fund (to the extent such Person has contributed into the Indemnity Escrow Fund) and the Milestone Payments, severally and jointly and (y) with respect to other claims, severally (based on such Indemnifying Party’s Pro Rata Share), and not jointly, indemnify, defend, hold harmless, compensate and reimburse each Acquirer Party and each of its respective Affiliates (including, after the Closing, the Surviving Corporation and the other members of the Company) and each Acquirer Party’s and such Affiliates’ respective Representatives (the “Indemnified Parties”) from and against any and all damages, claims, losses, costs, Liabilities, expenses or amounts paid in settlement, including interest, fines, penalties, reasonable attorneys’ fees and expenses of investigation, defense, enforcement of this Agreement and remedial action (collectively, “Damages”)

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asserted against, suffered, sustained, accrued or incurred by such Indemnified Party arising out of or relating to:
(i)the failure of any representation or warranty of the Company in this Agreement, the Company Officer Certificate or other certificates executed and delivered by the Company to Acquirer in connection with the Transactions to be true and correct on the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties which by their express terms are made solely as of an earlier date shall be true and correct as of such earlier date), or in the case of a Third Party Claim, any allegation that, if true, would constitute such a failure of any representation or warranty to be so true and correct; provided that all materiality qualifications (such as “material” and “Material Adverse Effect”, other than the use of the word “Material” as part of any defined term) in such representations and warranties shall be disregarded for purposes of this Article 8 in determining the amount of Damages associated with a breach (but not, for the avoidance of doubt, for purposes of determining whether or not a breach has occurred);
(ii)any breach of or failure to perform any covenant or obligation of the Company under this Agreement;
(iii)any inaccuracies in the Spreadsheet (including the updated Spreadsheets delivered by the Agent following the Closing pursuant to this Agreement) or the Company Officer Certificate (including, for the avoidance of doubt, any errors in the calculation of any component of the Aggregate Consideration, the allocation thereof to the Company Holders and the Carve-Out Plan Participants), to the extent not taken into account in the calculation of the Final Closing Consideration;
(iv)any Pre-Closing Taxes and any Taxes of any Company Holder (including any withholding Taxes imposed by a Tax Authority that were required to be withheld pursuant to Section 2.8) to the extent not taken into account in calculating the Closing Consideration and/or the Final Closing Consideration;
(v)any claims (A) by any Person to the effect that such Person is entitled to any equity interest of Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet, including any such claims in respect to Dissenting Shares and (B) by any Company Equityholder or any Person purporting to be a Company Equityholder that are brought in connection with or related to the Transactions;
(vi)any matter set forth on Schedule 8.2(a)(vi) attached hereto (collectively, the “Special Indemnity Matters”); or
(vii)any Fraud by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the Transactions.
(b)Each Indemnifying Party shall also indemnify and hold harmless the Indemnified Parties from and against any and all Damages directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of such Indemnifying Party to have good and valid title to the Company securities as set forth in the Spreadsheet (if applicable) and (ii) any Personal Fraud (the matters set forth in clauses (i) and (ii), collectively, “Personal Indemnification Matters”). For purposes hereof, “Personal Fraud” means, with respect to each Indemnifying Party, any Fraud in connection with the Transactions (x) by or on behalf of the Company of which such Indemnifying Party had actual knowledge or (y) by such Indemnifying Party.
(c)The term “Damages” as used in this Article 8 is not limited to Third Party Claims, but includes Damages incurred or sustained by an Indemnified Party in the absence of Third Party Claims, and payments by an Indemnified Party shall not be a condition precedent to recovery; provided that notwithstanding Section 8.2(a) above, Damages shall include (i) punitive damages to the extent such Indemnified Party is actually liable to a Third Party for such punitive damages in connection with a Third Party Claim and (ii) consequential damages to the extent such consequential damages are reasonably foreseeable, and in each case of (i) and (ii), only to the extent such damages are indemnifiable pursuant to this Article 8.

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(d)The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any Knowledge at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of Acquirer to pursue remedies under any Ancillary Agreement against the parties thereto with respect to any breaches of such Ancillary Agreement by such other Party.
8.3Notice of Claims.
(a)In order to seek indemnification hereunder, Acquirer shall, within the relevant limitation period provided for in Section 8.1 deliver to the Agent a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such claim for indemnification and shall include in such Claim Notice whether such claim relates to a claim by a Third Party against such Indemnified Party (a “Third Party Claim”) and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice, in respect of any Proceeding by or against a Third Party or any other claim, in each case, as to which indemnification shall be sought, shall be given promptly after the Indemnified Party becomes aware that such Proceeding has been commenced or discovers the existence of such other claim; and provided, further, that failure to give such notice shall not affect such Indemnified Party’s right to indemnification hereunder except to the extent such Indemnified Party shall have been materially prejudiced by such failure.
(b)Except in the case of a Third Party Claim, the Agent shall have 20 Business Days following receipt of any Claim Notice to (i) agree to such indemnification claims and the amount or method of determination set forth in the Claim Notice and satisfy such indemnification claim in accordance with Section 8.6 or (ii) in good faith provided notice to Acquirer that Agent disagrees with any such indemnification claim or the amount or method of determination set forth in the Claim Notice and thereafter comply with the dispute resolution provisions set forth in Section 2.9.
(c)The Agent and his Representatives shall be given reasonable access to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Acquirer, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, solely for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.
8.4Third Party Claims. Acquirer shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any Third Party Claim that may result in a claim for indemnification pursuant to this Article 8 by or on behalf of an Indemnified Party, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”), without prejudice to the rights of the Indemnified Parties in respect of such Third Party Claim under this Article 8. The costs and expenses incurred by Acquirer in connection with any investigation, defense, settlement or resolution of a Third Party Claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) (collectively, “Defense Costs,” which, for the avoidance of doubt, do not include a Settlement Payment itself), shall constitute Damages for which the Indemnified Parties shall be indemnified to the extent an indemnification claim therefor is made under this Article 8, provided it is ultimately determined that such Third Party Claim is itself indemnifiable under Section 8.2, and neither the Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Party (against the Indemnity Escrow Fund or otherwise) for any Damages claimed with respect to such Defense Costs. The Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party and subject to execution by the Agent of Acquirer’s standard non-

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disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event that Acquirer determines to settle or resolve any such Third Party Claim and make a Settlement Payment in connection therewith, Acquirer shall seek the consent of the Agent to such Settlement Payment. If the Agent (i) has consented to such Settlement Payment or (ii) unreasonably withholds, conditions or delays giving such consent to such Settlement Payment (provided that such consent shall be deemed to have been given unless the Agent shall have objected within 15 days after a written request for such consent by Acquirer), then the existence and amount of Damages with respect to such Settlement Payment shall be determinative and binding upon the Indemnifying Parties and neither the Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Party (against the Indemnity Escrow Fund or otherwise) for any Damages claimed with respect to such Settlement Payment. If the Agent has not consented to such Settlement Payment and such consent was not either (i) unreasonably withheld, conditioned or delayed or (ii) deemed given for failure to object within 15 days after a written request therefor, then the existence and amount of Damages with respect to such Settlement Payment shall be determined in the manner applicable to indemnification claims made pursuant to this Article 8.
8.5Limitations on Indemnity.
(a)Caps.
(i)The aggregate liability of the Indemnifying Parties for Damages arising out of, resulting from or in connection with the matters set forth in Section 8.2(a)(i) (other than in respect of Fraud or Fundamental Representations) (collectively, “General Claims”) shall be capped at the Indemnity Escrow Amount, and recovery against the Indemnity Escrow Fund shall be the Indemnified Parties’ sole and exclusive remedy for such Damages.
(ii)The aggregate liability of the Indemnifying Parties for Damages arising out of, resulting from or in connection with Special Indemnity Matters shall, be capped at 3.00% of the Closing Consideration, and recovery against the Indemnity Escrow Fund and through set-off against the Milestone Payments shall be the Indemnified Parties’ sole and exclusive remedy for Damages arising out of or relating to the Special Indemnity Matters.
(iii)Except with respect to claims against the Indemnity Escrow Fund or the Milestone Payments, each Indemnifying Party shall only be liable for such Indemnifying Party’s Pro Rata Share of any Damages determined to be indemnifiable under this Article 8.
(iv)The aggregate liability of each Indemnifying Party for all Damages indemnifiable under this Article 8 shall be capped at the portion of the Aggregate Consideration actually received by such Indemnifying Party (on a gross basis and not net of Taxes in the case of the Company Holders) pursuant to this Agreement.
(v)Notwithstanding anything to the contrary herein, nothing in this Agreement will limit the remedies of an Indemnified Party against any Indemnifying Party, or the liabilities of such Indemnifying Party to any Indemnified Party, arising out of, resulting from or in connection with Personal Fraud, it being agreed that only the Indemnifying Party committing such Personal Fraud shall be liable for any Damages related thereto.
(b)Basket. The Indemnifying Parties shall have no obligation to indemnify the Indemnified Parties for Damages arising out of, resulting from or in connection with any General Claims until the aggregate amount of such Damages exceeds $330,000 (the “Basket”) at which time and thereafter the Indemnifying Parties will be liable to the Indemnified Parties for all such Damages inclusive of the Basket (subject to other limitations contained in this Article 8). For clarity, the Basket shall not apply to the obligation of the Indemnifying Parties to indemnify the Indemnified Parties for Damages arising out of, resulting from or in connection with any matter set forth in Sections 8.2(a)(ii) through (vii).
(c)Insurance Proceeds. The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party

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under insurance policies or other amounts received by such Indemnified Party from a Third Party with respect to such Damages in excess of the sum of (i) out-of-pocket costs and expenses relating to collection under such policies or of such other amounts, (ii) any incremental increase in premiums directly resulting therefrom, and (iii) any deductible or retention associated therewith; provided that no Indemnified Party shall have any obligation to seek or continue a claim under any insurance policy. If any Indemnified Party, after having received any indemnification payment pursuant to this Article 8 with respect to any Damages, subsequently receives any insurance proceeds or other payment with respect to such Damages, such Indemnified Party will promptly refund an amount equal to such insurance proceeds or payment (net of any amounts described in clauses (i) through (iii) herein).
(d)Duty to Mitigate. The parties acknowledge that applicable Law provides for a duty to mitigate damages.
(e)No Duplication. Notwithstanding anything in this Article 8 to the contrary, any amount previously taken into account in the calculation of Company Indebtedness, Transaction Expenses or Company Net Working Capital at the Closing or which is duplicative of Damages that have previously been recovered under this Article 8 will not be further subject to a claim under this Article 8 or otherwise.
8.6Payment of Indemnification Claims; Release of Indemnity Escrow Amount; Set-off.
(a)In the event a claim for Damages under Section 8.2(a)(i) shall have been finally determined to be indemnifiable under this Article 8, and subject to the limitations set forth in Section 8.5(a), (i) the Indemnified Parties shall first seek recovery of such Damages from the Indemnity Escrow Fund; (ii) if the cash then held in the Indemnity Escrow Fund is insufficient to satisfy in whole the amount of Damages that become payable by an Indemnifying Party to the Indemnified Parties pursuant to this Article 8, and if the Indemnity Escrow Fund is not the sole and exclusive remedy for such Damages, the Indemnified Parties shall seek recovery by setting off such shortfall against any Milestone Payments not yet paid pursuant to Article 2, by deducting (i) cash on a dollar-for-dollar basis with respect to any portion of the Milestone Payments made in cash and/or (ii) a number of shares of Acquirer Stock equal to the amount of the shortfall divided by the Share Value with respect to Milestone Payments made in Acquirer Stock; and (iii) if the set-off against the Milestone Payments is not sufficient to satisfy such shortfall, then each Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article 8, pay to the Indemnified Parties his, her or its Pro Rata Share of such shortfall; provided that the Indemnified Parties may elect to recover any Damages in respect of the Personal Indemnification Matters of an Indemnifying Party directly from such Indemnifying Party.
(b)In the event a claim for Damages under this Article 8 shall have been finally determined to be indemnifiable under this Article 8 and such Damages can be recovered from the Indemnity Escrow Fund in accordance with this Article 8, Acquirer and the Agent shall promptly deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to distribute to Acquirer an amount in cash from the Indemnity Escrow Fund having a total value equal to the amount of such Damages. Notwithstanding anything to the contrary set forth herein, if the D&O Refund has not been received by the Surviving Corporation or Acquirer prior to the Indemnity Escrow Expiration Date, the Parties agree that the D&O Refund shall be deemed indemnifiable by the Indemnifying Parties under this Article 8 and Acquirer shall be entitled to deliver a unilateral instruction to the Escrow Agent instructing the Escrow Agent to distribute to Acquirer an amount in cash from the Indemnity Escrow Fund having a total value equal to the amount of the D&O Refund.
(c)The Escrow Agent will hold the Indemnity Escrow Amount in the Indemnity Escrow Account until the Indemnity Escrow Expiration Date. On or before the first Business Day after the Indemnity Escrow Expiration Date, Acquirer shall notify the Agent in writing of the amount that Acquirer reasonably determines in good faith to be necessary to satisfy all pending claims for indemnification that have been asserted in any Claim Notice that was delivered to the Agent at or prior to 11:59 p.m. Eastern time on the Indemnity Escrow Expiration Date, but not resolved, at or prior to such time, if any (each such claim a “Continuing Claim” and such amount, the “Unresolved Escrow Amount”). Within two Business Days following the Indemnity Escrow Expiration Date, Acquirer and the Agent shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and

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distribute to the Paying Agent or Acquirer (with respect to the Carve-Out Plan Participants) the amount then-remaining in the Indemnity Escrow Account minus the Unresolved Escrow Amount, and net of the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the payments to the Carve-Out Plan Participants resulting from such release (but only if not already deducted) for further distribution to the Escrow Participants pursuant to their respective Escrow Pro Rata Share (subject to any required withholding for applicable Taxes with respect to the Carve-Out Plan Participants and solely to the extent such Carve-Out Plan Participants are eligible to receive such Incentive Bonuses under the Carve-Out Plan).
(d)Following the Indemnity Escrow Expiration Date, after resolution and payment of a Continuing Claim, Acquirer and the Agent shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute to the Paying Agent or Acquirer (with respect to the Carve-Out Plan Participants) for further distribution to the Escrow Participants pursuant to their respective Escrow Pro Rata Share (subject to any required withholding for applicable Taxes with respect to the Carve-Out Plan Participants, but only if not already deducted, and solely to the extent such Carve-Out Plan Participants are eligible to receive such Incentive Bonuses under the Carve-Out Plan), from the Indemnity Escrow Account in an aggregate amount equal to (A) the amount then-remaining in the Indemnity Escrow Account as of the date of such resolution and payment, minus (B) the amounts that Acquirer determines in good faith to be necessary to satisfy other Continuing Claims that have not been resolved (which amounts will continue to be held as the Unresolved Escrow Amount).
8.7Remedies. Except as provided under Section 2.9, from and after the Closing, the remedies in this Article 8 shall be the sole and exclusive monetary remedies of the Indemnified Parties with respect to any breach of the Company’s representations, warranties, covenants and agreements set forth in this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies, and none of the limitations contained herein shall limit any recovery related thereto, in the case of a Party’s Fraud or such rights, claims, causes of action or remedies as may not be waived under applicable Law. The foregoing shall in no way limit the remedies available to any Person under any Ancillary Agreement.
8.8Appointment of Agent.
(a)By the adoption of the Merger, and receiving the benefits thereof, including any consideration payable hereunder, at the Closing, Martin Reese shall be constituted and appointed as the Agent, for all purposes in connection with this Agreement, and any related agreements. The Agent shall be the agent and attorney in fact for and on behalf of each of the Indemnifying Parties to: (i) execute, as the Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Indemnifying Party, to or from Acquirer (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Party individually), (iii) object to claims for adjustment pursuant to Section 2.6 and for indemnification pursuant to Article 8, (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties, (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties (other than with respect to the payment and issuance of the Aggregate Consideration) in accordance with the terms hereof and in the manner provided herein and (vii) take all actions necessary or appropriate in

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the judgment of the Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, Merger Sub and their respective affiliates (including after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Martin Reese as the Agent and treat the Agent as the duly appointed attorney-in-fact of each Indemnifying Party and as having the duties, power and authority provided for in this Section 8.8. The Indemnifying Parties shall be bound by all actions taken and documents executed by the Agent in connection with Section 2.6 and this Article 8, and Acquirer and other Indemnified Parties shall be entitled to rely exclusively on any action or decision of the Agent. The Person serving as the Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Agent, then a successor may be appointed, by the Indemnifying Parties collectively having a Pro Rata Share greater than 50% upon not less than 30 days’ prior written notice to Acquirer. No bond shall be required of the Agent.
(b)The Agent shall not be liable to any Indemnifying Party for any act done or omitted hereunder or under the Escrow Agreement as the Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Indemnifying Parties shall severally indemnify and defend the Agent and hold the Agent harmless against any loss, liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of Agent’s duties hereunder or under the Escrow Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs, costs of skilled professionals and costs in connection with seeking recovery from insurers reasonably incurred by the Agent (collectively, the “Agent Expenses”). If not paid directly to the Agent by the Indemnifying Parties, such Agent Expenses may be recovered by the Agent, first, from the Expense Fund, second from any distribution of the Escrow Fund otherwise distributable to the Escrow Participants (and not distributed or distributable to an Indemnified Party or subject to a pending indemnification claim of an Indemnified Party) pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Escrow Participants according to their respective Escrow Pro Rata Share, and third, directly from the Indemnifying Parties. The Indemnifying Parties acknowledge that the Agent shall not be required to expend or risk Agent’s own funds or otherwise incur any financial liability in the exercise or performance of any of Agent’s powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the Transactions. Furthermore, the Agent shall not be required to take any action unless the Agent has been provided with funds, security or indemnities which, in Agent’s determination, are sufficient to protect the Agent against the costs, expenses and liabilities which may be incurred by the Agent in performing such actions.
(c)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Agent that is within the scope of the Agent’s authority under Section 2.6 and Article 8 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Party; and each Indemnified Party shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party. Acquirer, Merger Sub, the Surviving Corporation and the Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Agent.
(d)The Expense Fund Amount shall be held by the Agent and shall be used for the purposes of paying directly or reimbursing the Agent for any Agent Expenses incurred pursuant to this Agreement (the “Expense Fund”). The Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of Agent’s gross negligence or willful misconduct. The Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no

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tax reporting or income distribution obligations. The Indemnifying Parties will not receive any interest on the Expense Fund and assign to the Agent any such interest. The Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Parties. As soon as reasonably determined by the Agent that the Expense Fund is no longer required to be withheld, the Agent shall distribute the remaining Expense Fund (if any) to the Paying Agent for further distribution to the Escrow Participants in accordance with their Escrow Pro Rata Share.
Article 9
MISCELLANEOUS
9.1Assignment; Binding Effect. This Agreement and the rights and obligations of the Parties hereunder shall not be assignable or transferable by any Party (including in connection with a merger, consolidation, sale of substantially all of the assets of such Party or otherwise by operation of Law) without the prior written consent of (a) Acquirer, in the case of any such attempted assignment or transfer by the Company or (b) the Company, in the case of any such attempted assignment or transfer by any Acquirer Party; provided that Acquirer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of the Company (it being understood and agreed that no such assignment by Acquirer shall relieve it of its primary liability hereunder). Any attempted assignment in violation of this Section 9.1 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.2Notices. All notices, demands, waivers and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally or delivered by electronic mail or globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given to the other Parties in writing in accordance herewith. Any such notice, demand, waiver or other communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date of sending if no automated notice of delivery failure is received by the sender, and (c) in the case of a globally recognized express delivery service, on the date on which receipt by the addressee is confirmed pursuant to the service’s systems.
If to an Acquirer Party, or after the Closing, to the Company:
GeneDx Holdings Corp.
311 Ludlow Street
North Tower, 6th Floor
Stamford, Connecticut 06902
Email: kfeeley@genedx.com
Attention: Chief Financial Officer
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
902 Broadway
New York, NY 10010
Email: eskerry@fenwick.com; vlupu@fenwick.com
Attention: Ethan A. Skerry; Victoria A. Lupu

If to the Company prior to the Closing, to:
    Fabric Genomics, Inc.
    436 14th Street, Suite 1300
Oakland, CA 94612

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Email: mreese@fabricgenomics.com
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
3203 Hanover Street, Suite 100
Palo Alto, CA 94304
Email: rachel.paris@us.dlapiper.com
Attention: Rachel Paris

If to the Agent, to:

    Martin Reese
436 14th Street, Suite 1300
Oakland, CA 94612
    Email: mreese@fabricgenomics.com

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
3203 Hanover Street, Suite 100
Palo Alto, CA 94304
Email: rachel.paris@us.dlapiper.com
Attention: Rachel Paris
9.3Governing Law. This Agreement, any non-contractual rights or obligations arising out of or in connection with it, and all disputes will be governed by, and enforced and construed in accordance with, the Law of the State of Delaware, without regard to the conflict of laws rules of such state that would result in the application of the Law of another jurisdiction.
9.4Jurisdiction; Venue. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware) in connection with any dispute and agrees that process shall be served upon such Party in the manner set forth in Section 9.2, and that service in such manner shall constitute valid and sufficient service of process. Each Party waives and covenants not to assert or plead any objection that such Party might otherwise have to such jurisdiction, venue and process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.
9.5WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER

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INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
9.6Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by Acquirer and the Company, or, in the case of a waiver, by or on behalf of the Party waiving compliance (which, in the case of a waiver of any obligation of Acquirer following the Closing, shall be the Agent). No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
9.7Counterpart. This Agreement may be executed in any number of counterparts (including electronically), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
9.8Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, and (b) replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.
9.9Schedules; Exhibits. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.
9.10No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties (and their successors and permitted assigns), the D&O Indemnified Persons pursuant to Section 5.9 and Indemnified Parties that are not Parties pursuant to Article 8, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
9.11Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the Transactions are consummated.
9.12No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
9.13Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the non-breaching Parties would not have any adequate remedy at law. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

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9.14Further Assurances. Upon the reasonable request of Acquirer or the Company, each Party will, on and after the Closing Date, execute and deliver, or cause to be executed and delivered, to the other Party such other documents, assignments and other instruments or will take, or cause to be taken, all such further actions as may be reasonably required to effect and evidence the provisions of this Agreement and the Transactions.
9.15Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and the other documents and instruments specifically referred to herein, all Exhibits and Schedules hereto (which are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement), and the Company Disclosure Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.
9.16Post-Closing Representation, Protected Communications.
(a)If the Agent or any Indemnifying Party so desires, and without the need for any consent or waiver by any Acquirer Party (each Acquirer Party having hereby consented thereto or waived), then DLA Piper LLP (US) (the “Existing Counsel”) shall be permitted to represent the Agent or any Indemnifying Party after the Closing in connection with any matter related to this Agreement or the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, the Existing Counsel shall be permitted to represent the Agent or any Indemnifying Party, any of their Representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (including any Proceeding) with any Acquirer Party or any of their Representatives under or relating to this Agreement, the Transactions, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Immediately following the Closing, the Company shall cease to have any attorney-client relationship with the Existing Counsel, unless and to the extent the Existing Counsel is specifically engaged in writing by the Company to represent it after the Closing. Any such representation of the Company by the Existing Counsel after the Closing shall not affect the foregoing provisions hereof.
(b)Each Acquirer Party further agrees that, as to all privileged communications among the Existing Counsel and the Company, the Agent, any Indemnifying Party and/or any of their respective Affiliates and all attorney work product that in either case relate to the negotiation, documentation and consummation of this Agreement and the Transactions (collectively the “Protected Information”), the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to Acquirer and the Surviving Corporation, to the extent such privilege has not been waived. Acquirer, for itself, Merger Sub, the Surviving Corporation and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that solely with respect to any claim for indemnification made by or on behalf of the Indemnified Parties under Article 8, not to (i) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to the Protected Information or (ii) use the Protected Information in connection with any such claim, in each case except in connection with claims based on Fraud. Notwithstanding the foregoing, in the event that a dispute arises between the Indemnifying Parties and a Third Party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Indemnifying Parties may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by the Existing Counsel to such Third Party, to the extent the privilege has not been waived; provided, however, that the Indemnifying Parties may not waive such privilege without the prior written consent of Acquirer. For the avoidance of doubt, all communications (including all privileged communications) in any form or format whatsoever between or among the Existing Counsel, on the one hand, and the Company or any of its directors, officers, employees, or other Representatives, on the other hand, to the extent they do not relate to the negotiation, documentation, and consummation of this Agreement and the Transactions, any alternative transactions to the Transactions presented to or considered by the Company, or any dispute arising under this Agreement or the Transactions (collectively, the “Non-Deal Communications”), shall, to the extent privileged,

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remain privileged after the Closing, and the Non-Deal Communications and the expectation of client confidence relating thereto shall belong solely to and be controlled by the Company, and shall not pass to or be claimed or retained by the Agent or any Indemnifying Party.
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IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.
FABRIC GENOMICS, INC.
By: /s/ Martin Reese
Name: Martin Reese
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]
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IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.
GENEDX HOLDINGS CORP.
By: /s/ Katherine Stueland
Name: Katherine Stueland
Title: Chief Executive Officer
PROJECT FLARE MERGER SUB, INC.
By: /s/ Kevin Feeley
Name: Kevin Feeley
Title: President

[Signature Page to Agreement and Plan of Merger]
1617803317.10

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.
AGENT
/s/ Martin Reese
Martin Reese

[Signature Page to Agreement and Plan of Merger]
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